Use these links to rapidly review the document

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-183538

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has become effective by rule of the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 26, 2015

PRELIMINARY PROSPECTUS SUPPLEMENT
(To prospectus dated September 17, 2012)

$40,000,000

Common Stock

        We are offering up to $40,000,000 of shares of our common stock.

        Our common stock is listed on The NASDAQ Capital Market under the symbol "EPRS." The last reported sale price of our common stock on The NASDAQ Capital Market on January 23, 2015 was $6.30 per share.

        Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page S-10 of this prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$

Underwriting discounts and commissions(1)	$	$

Proceeds, before expenses, to us	$	$

(1)
We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See "Underwriting."

        Certain of our existing shareholders, who are affiliated with certain of our directors, have indicated an interest in purchasing up to $4,000,000 of shares of common stock in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, fewer or no shares of common stock in this offering to any of these shareholders, or any of these shareholders may determine to purchase more, fewer or no shares of common stock in this offering.

        The underwriters also may purchase up to $6,000,000 of additional shares of our common stock at the public offering price, less the underwriting discounts and commissions payable by us, within 30 days from the date of this prospectus supplement. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $        and our total proceeds, after underwriting discounts and commissions but before expenses, will be $        .

        You should carefully read this prospectus supplement and the accompanying prospectus, together with the documents we incorporate by reference, before you invest in our common stock.

        The underwriters are offering the common stock as set forth under "Underwriting." Delivery of the shares will be made on or about                , 2015.

Sole Book-Running Manager

Leerink Partners

Lead Manager

Wedbush PacGrow Life Sciences

Co-Manager

BTIG

Prospectus supplement dated                , 2015

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is the prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. Before you invest, you should carefully read this prospectus supplement, the accompanying prospectus, all information incorporated by reference herein and therein, as well as the additional information described under "Where You Can Find Additional Information" on page S-90 of this prospectus supplement. These documents contain information you should consider when making your investment decision. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectuses we may provide to you in connection with this offering. We have not, and the underwriters have not, authorized any other person to provide you with any information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement outside the United States. This prospectus supplement does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

        "EPIRUS Biopharmaceuticals", "In Market, For Market" and "SCALE" are registered trademarks of EPIRUS Biopharmaceuticals, Inc. Our logos and trademarks are the property of EPIRUS Biopharmaceuticals, Inc. All other brand names or trademarks appearing in this prospectus are the property of their respective holders. Use or display by us of other parties' trademarks, trade dress, or products in this prospectus supplement is not intended to, and does not, imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owners.

S-i

 PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights selected information about us, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all the information you should consider before investing in our common stock pursuant to this prospectus supplement and the accompanying prospectus. Before making an investment decision, to fully understand this offering and its consequences to you, you should carefully read this entire prospectus supplement and the accompanying prospectus, including "Risk Factors" beginning on page S-10 of this prospectus supplement, the financial statements, and related notes, and the other information that we incorporate by reference in this prospectus supplement and the accompanying prospectus.

        On July 15, 2014, EPIRUS Biopharmaceuticals, Inc., a privately held Delaware corporation ("Private Epirus"), merged with BRunning, Inc., now known as EB Sub, Inc., a Delaware corporation ("Merger Sub"), a wholly-owned subsidiary of Zalicus Inc., a Delaware corporation ("Zalicus"), pursuant to the terms of a certain Agreement and Plan of Merger and Reorganization, dated as of April 15, 2014, by and among Private Epirus, Zalicus and Merger Sub (the "Merger"). As part of the Merger, Zalicus was renamed EPIRUS Biopharmaceuticals, Inc. ("Public Epirus") and Private Epirus was renamed EB Sub, Inc. ("EB Sub"). Following completion of the Merger, Private Epirus, now known as EB Sub, Inc., is the surviving corporation of the Merger and a wholly-owned subsidiary of Public Epirus. In this prospectus, unless the context otherwise requires, references to "we," "us," "our," "our company" and "Epirus" refer to Public Epirus and its subsidiaries.

 EPIRUS BIOPHARMACEUTICALS, INC.

Overview

        We are a commercial-stage biopharmaceutical company focused on improving patient access to important biopharmaceuticals by developing, manufacturing, and commercializing biosimilar therapeutics, or biosimilars, in targeted geographies worldwide. We seek to build a sustainable, profitable biosimilar company with a pipeline of operationally synergistic monoclonal antibodies in inflammation and immunology.

        Our lead product candidate is BOW015, a biosimilar version of Remicade® (infliximab). Remicade, marketed by Johnson & Johnson, Merck Schering and Mitsubishi Tanabe for the treatment of various inflammatory diseases, generated approximately $8.4 billion in global sales in 2013.

        We have reported bioequivalence and efficacy data from a Phase 1 clinical trial in the United Kingdom and a Phase 3 clinical trial in India, both of which demonstrated the equivalence of BOW015 to Remicade. We recently announced positive 58 week follow up data from the Phase 3 trial. In this open label phase, we demonstrated that patients can be safely initiated and effectively maintained on BOW015 for 58 weeks, and that patients can be safely switched from Remicade to BOW015 and effectively maintained out to 58 weeks. We intend to initiate a global clinical program for BOW015 in North America and Europe in late 2015 or early 2016. We have been designing this clinical program in consultation with European regulatory authorities in order to obtain the data necessary to support eventual approval of BOW015 in North America and Europe.

        In November 2014, we launched BOW015 in India, under the brand name InfimabTM, the first infliximab biosimilar in India, with our commercialization partner Ranbaxy Laboratories Limited, or Ranbaxy. We expect to utilize our existing regulatory data package to gain regulatory approval for BOW015 in additional countries.

        Our pipeline of biosimilar product candidates also includes BOW050, a biosimilar version of Humira® (adalimumab), which is marketed by AbbVie and used to treat inflammatory diseases, and BOW070, a biosimilar version of Actemra® (tocilizumab), which is marketed by Genentech/Roche and used to treat inflammatory diseases. BOW050 and BOW070 are in preclinical development. Collectively, Remicade, Humira, and Actemra generated approximately $20.5 billion in global sales in 2013, according to EvaluatePharma®. We are advancing existing development and commercialization partnerships for our product candidates in China and India, as well as in additional countries in Southeast Asia and North Africa. We are also pursuing development and commercial partnerships in the United States, Europe, Brazil, and elsewhere.

        Biosimilars are highly similar versions of approved patented biological drug products, referred to as reference or innovator products. Based on projected global sales estimates from EvaluatePharma, more than $70 billion in major biologics sales is expected to face biosimilar competition as a result of patent expiries over the next decade. We are currently focused on developing biosimilars to therapeutic monoclonal antibodies, or MAbs. We seek to take advantage of a convergence of three trends shaping the global market for MAb biosimilars. First, the market for MAbs is large and growing, and comprises many of the top-selling therapeutics in the world. According to EvaluatePharma, sales of MAbs accounted for $61.8 billion globally in 2013 and grew at a compound annual growth rate of 14% from 2010 through 2013. Sixteen of these MAbs, representing $43.3 billion of global sales in 2013, are expected to lose patent protection globally by 2020, creating an opportunity for companies focusing on biosimilars to the referenced MAbs. Second, our commercial approach addresses the defined but evolving and diverse commercial and regulatory frameworks that exist globally for the introduction of biosimilars. These frameworks allow companies to develop and commercialize biosimilars at a cost that is expected to be less than that incurred by the innovators of the respective reference products, because they leverage the available innovator research and development package. Third, MAbs are often very expensive. In many countries outside the United States, public and private payors are seeking to lower the cost of biologics and improve patient access to these important medications. This favors biosimilar versions of biologics that are priced at a discount to the branded reference products.

        We believe that successfully building a biosimilar business requires a clear path toward sustainability and profitability. In order to reach that objective, we have chosen to focus on markets that meet three important criteria: (1) a clear, precedent-driven regulatory pathway; (2) minimal exposure to potential patent encumbrances; and (3) a commercially viable path. We have developed distinct strategies to access each of these markets, which we have segmented into three types: Developed Markets, Local Production Markets, and Accessible Markets.

        The Developed Markets, predominately North America and Europe, are expected to be the financial anchor of our business. In Europe, we intend to commercialize our products using a licensing or distribution model in conjunction with direct sales. This approach is designed to allow us to book top-line revenue and invest gradually in commercial infrastructure, thereby creating a sustainable, profitable enterprise. In North America, we anticipate seeking a commercial partner or alternative commercial model, which may include contracting directly with payors or other third-party entities. We plan to initiate a global clinical program for BOW015 in late 2015 or early 2016, after which we intend to pursue regulatory approval for BOW015 in North America and Europe with filings in 2017.

        In Local Production Markets, which include China and Brazil, local authorities mandate or strongly encourage local production as a condition for regulatory and/or commercial acceptance. In these Local Production Markets, we intend to collaborate with local partners to enable in-country production of our products using our SCALETM manufacturing platform which enables turn-key, locally-based manufacturing of biosimilars. We believe that our SCALE platform provides us with a competitive advantage by giving us the ability to accelerate the entry of our biosimilar candidates into many emerging markets. In China, we have entered into an Exclusive License and Collaboration Agreement with Livzon Mabpharm Inc., or Livzon, for the global development and commercialization of certain antibodies or related biological compounds, including BOW015. We are also pursuing development and commercial partnerships in Brazil.

        In Accessible Markets, in which our existing regulatory data package is expected to be sufficient for approval, we intend to commercialize through partnerships. We currently have an agreement to commercialize BOW015 in India with Ranbaxy. We launched BOW015, under the brand name InfimabTM, in India in November 2014. We are also actively pursuing access to additional markets through Ranbaxy and other potential licensing partners.

Products

        Our product pipeline contains three products at different stages of development. The most advanced of these is BOW015 (infliximab), which has received marketing and manufacturing approval in India, and for which we have reported favorable Phase 1 and Phase 3 clinical data. The Phase 3 trial met its predefined primary endpoint and demonstrated comparability of BOW015 to Remicade, as measured by the standardized American College of Rheumatology 20% improvement scoring system, or ACR20, response, in severe rheumatoid arthritis patients. The study also showed no meaningful differences between BOW015 and Remicade with regard to safety or immunogenicity. Our other pipeline products, BOW050 (adalimumab), a proposed biosimilar to Humira and BOW070 (tocilizumab), a proposed biosimilar to Actemra, are in preclinical development.

*
Emerging markets targeted for near-term MAA filings for BOW015 include: Indonesia, Mexico, Thailand, Korea, Argentina and Malaysia

BOW015 (Infliximab)

        Our lead program is BOW015, a biosimilar version of Remicade. Remicade is a prescription product marketed globally by Johnson & Johnson, Merck Schering and Mitsubishi Tanabe for the treatment of inflammatory diseases including rheumatoid arthritis, Crohn's Disease, ankylosing spondylitis, psoriatic arthritis and psoriasis. Sales of Remicade were $8.4 billion worldwide in 2013. We have conducted extensive bioanalytical and physicochemical comparisons of BOW015 to Remicade and have data from a Phase 1 study in the United Kingdom and a 189 patient Phase 3 double blind comparator study in India demonstrating bioequivalence, safety, quality and efficacy of BOW015. We launched BOW015 with our commercialization partner Ranbaxy, under the brand name InfimabTM, in November 2014. Infimab is the first infliximab biosimilar to be sold in India.

        On September 23, 2014, we announced positive 58 week follow up data from an efficacy and safety trial comparing BOW015 to Remicade. The study consisted of a 16 week, double blinded, head to head comparison with Remicade for safety and efficacy followed by an open label phase where Remicade responders were switched to BOW015 and all patients were followed for the duration of the study. The study met its primary endpoint of ACR20 response, the American College of Rheumatology criteria for clinical improvement in patients with rheumatoid arthritis, indicating a 20% improvement across a series of diagnostic parameters. These patients were then followed out to week 58 in an open label phase of the trial, with BOW015 patients remaining on BOW015 and Remicade responders being switched to BOW015 for the remainder of the 58 weeks.

        In the open-label phase, patients who continued on BOW015 were compared to patients who received four doses of Remicade, followed by a switch to four doses of BOW015. Immune responses as well as overall safety and tolerability for BOW015 were comparable to the arm switched from Remicade to BOW015 and were consistent with the expected profile of Remicade. Further, ACR20 responses were durably maintained to 54 weeks from the week 16 primary endpoint previously reported. BOW015 was launched in India in November 2014 and is expected to launch in additional territories leveraging our existing regulatory data package.

BOW050 (Adalimumab)

        We are currently developing and evaluating commercialization opportunities for BOW050 as a proposed biosimilar to Humira in a range of target markets, including potentially in collaboration with Livzon in China and with other partners in other target markets. Humira (marketed by AbbVie) is an inhibitor of TNF-a used to treat inflammatory diseases, including rheumatoid arthritis and certain other forms of adult and pediatric arthritis, ankylosing spondylitis, inflammatory bowel disease, and chronic psoriasis and psoriasis. According to EvaluatePharma, global sales of adalimumab in 2013 were $11 billion. Physicochemical characterization of BOW050 is ongoing and the product may enter clinical trials in 2016, providing for a path to filing and potential approval and commercialization subsequent to the time of Humira's 2018 loss of exclusivity in Europe and other regions.

BOW070 (Tocilizumab)

        We are in the comparability phase of development of BOW070, a proposed biosimilar version of Actemra (marketed by Genentech/Roche). Actemra is an immunosuppressive drug for the treatment of rheumatoid arthritis, polyarticular arthritis and systemic juvenile idiopathic arthritis. According to EvaluatePharma, global sales of Actemra in 2013 were $1.1 billion. Actemra is expected to lose exclusivity in 2019.

Management

        Our senior management team has more than 180 years of collective experience in the biopharmaceutical industry. In addition, various members of our management team and our board of directors have worked for prominent biotechnology and pharmaceutical companies including Amgen, Biogen Idec, Pfizer, Wyeth (acquired by Pfizer), Genzyme (acquired by Sanofi), Shire, Cephalon, Millennium, Takeda, BioAssets (acquired by Cephalon), Cubist Pharmaceuticals (acquired by Merck), Invida (acquired by Menarini), Kythera, Therion Biologics and ToleRx. Our president and Chief Executive Officer, Amit Munshi, was a co-founder, and the chief business officer at Kythera Biopharmaceuticals, which underwent a successful initial public offering on NASDAQ in 2013. Mr. Munshi has more than 24 years of pharmaceutical and biotechnology experience in both the

United States and internationally, including general management, product development, licensing and business development.

Strategy

        We believe that successfully building a biosimilar business requires a clear path toward sustainability and profitability. In order to reach that objective, we have chosen to focus on markets that meet three important criteria: (1) clear, precedent-driven regulatory pathway; (2) minimal exposure to potential patent encumbrances; and (3) a commercially viable path. We have developed distinct strategies to access each of these markets and segmented them into three types: Developed Markets, Local Production Markets, and Accessible Markets. Our key operational priorities to execute on our strategy are as follows:

  •
  In Developed Markets, including North America and Europe, we intend to commercialize our products using a licensing or distribution model in conjunction with direct sales.  Europe has an existing regulatory approval pathway and a patent environment we believe offers a clear path forward for our pipeline. From a commercial perspective, the European market for biosimilars is strengthened by the desire of governments to reduce overall healthcare expenditure. Through a combination of substitution rules, regional tenders and political pressure to introduce biosimilars, Europe represents a commercially tractable market. The United States biosimilar pathway is gaining clarity. We intend to initiate a global clinical program for BOW015 in late 2015 or early 2016, after which we intend to pursue regulatory approval for BOW015 in North America and Europe. Upon obtaining regulatory approval for BOW015 in Europe, we contemplate a "hybrid" commercial model which may include either a Europe-wide, two-brand co-marketing arrangement or a country-by-country partnership approach, whereby we retain exclusive commercial rights to a subset of European markets. We expect that either commercial approach, coupled with Europe's existing regulatory framework and its approved biosimilar precedent will allow us to book top-line revenue and invest gradually in commercial infrastructure, thereby creating a sustainable, profitable enterprise. As the regulatory environment in the United States becomes clearer, we anticipate seeking a commercial partner or alternative commercial model for BOW015, which may include contracting directly with payors or other third-party entities in the United States.

  •
  In Local Production Markets, we intend to collaborate with local partners to enable in-country production of our products using our SCALE manufacturing platform.  In Local Production Markets, which include China and Brazil, local authorities mandate or strongly encourage local production, and additional clinical work above and beyond that submitted for Indian regulatory approval will likely be necessary to secure approval for BOW015. In these markets, several biologics have already seen their key patents expire. Furthermore, we expect to establish local commercialization partnerships in these, often tender driven, markets. Any necessary additional local studies would likely be supported by our current or future local partners. For instance, in China, we have entered into an Exclusive License and Collaboration Agreement with Livzon for the global development and commercialization of certain antibodies or related biological compounds, including BOW015. Finally, where appropriate, we will leverage our proprietary SCALE manufacturing technology to generate In Market, For MarketTM manufacturing solutions in these markets. We are also pursuing development and commercial partnerships in Brazil.

  •
  In Accessible Markets, in which our current regulatory data are expected to be sufficient for approval, we intend to commercialize our lead product through licensing partnerships.  These markets, which include certain countries in Latin America and Southeast Asia, are likely to reference and accept as the basis for approval the Indian BOW015 regulatory package and the current data set and also allow importation of BOW015 manufactured outside of such markets. These markets often present no innovator patent protection. In these markets, we intend to establish licensing and distribution arrangements with partners to generate near term revenue from sales of BOW015. We will seek to expand these markets by increasing penetration rates with discounted prices to innovator biologics. Under the terms of our existing license agreement, Ranbaxy is responsible for the commercialization of BOW015 in India and selected Southeast Asian and North African countries. In November 2014, we launched BOW015, under the brand name Infimab, in India with Ranbaxy. We are also actively pursuing access to additional markets through Ranbaxy and other potential licensing partners.

        Our strategy for commercial success relies on tailored approaches to address the diversity of our target global markets. Additionally, we intend to leverage our development and commercial experience with BOW015 to both advance our pipeline and our overall direct sales infrastructure in Europe.

Developed Markets—North America and Europe

        Europe has an established regulatory framework for biosimilars, and the EMA has approved Celltrion's infliximab program under the trade names Inflectra/Remsima®. The initial launch of Inflectra/Remsima suggests that the legal landscape is conducive to the introduction of biosimilars. In general, the European patent landscape provides for far fewer patent extensions for manufacturing, method of use, or processes, as compared to the patent landscape in the United States. Finally, the European market for biosimilars is strengthened by the desire of governments to reduce overall healthcare expenditure. Through a combination of substitution rules, regional tenders and political pressure to introduce biosimilars, Europe represents a commercially tractable market.

        In Europe, we intend to commercialize our products using a licensing and/or distribution model in conjunction with direct sales. By doing so, we believe we will be able to establish a broad geographic footprint and commercial presence while also building scalable commercial infrastructure to enable a staged growth plan for direct sales. Specifically, we contemplate a hybrid commercial model which may include either a Europe-wide, two-brand co-marketing arrangement or a country-by-country partnership approach, whereby we retain exclusive commercial rights to a subset of European markets. In either scenario, we believe the most reasonable course toward building a sustainable, viable enterprise is to be in a position to book top-line revenue and build commercial infrastructure over time. The specifics of the partnership(s) will be driven by the careful assessment and identification of partners, their capabilities, our long range plans and other factors which will dictate success.

        As the regulatory environment in the United States becomes clearer, we anticipate seeking a commercial partnership or alternative commercial model, which may include contracting directly with payors or other third-party entities in the United States. We are continuing to build a technical package for submission to North American and European regulatory authorities. In late 2015 or early 2016, we intend to initiate a global clinical program to demonstrate similarity of BOW015 to Remicade in one or more selected indications to support biosimilar registration in Developed Markets.

Local Production Markets—China and Brazil

        In Local Production Markets, governments either mandate or have a strong preference for local manufacture and supply of pharmaceutical products and have implemented frameworks and/or established various incentives for such local production. These incentives may include facilitating access to funding, acceleration of the regulatory review process, improved or preferential access to government tenders and direct or indirect trade barriers on imported products. In these markets, there is a clear regulatory and patent landscape. Also, the commercial opportunity is substantial, tractable and protectable. In most of these markets, the transference of product manufacturing is rewarded by government incentives, access to tenders, and ability to restrict competition from imported products.

        We intend to leverage two approaches to facilitate In Market, For Market production. First, in countries where manufacturing know-how or infrastructure is not already present, we intend to assist a local partner in developing the requisite know-how and infrastructure by providing access to our SCALE manufacturing technology platform. SCALE is an integrated platform for multi-use disposable biological manufacturing that features a small footprint, flexible scalability and minimal infrastructure requirements. We intend to offer this SCALE platform to partners who lack the necessary expertise, infrastructure, and/or know-how for manufacturing biologic products to global standards. Implementation of SCALE entails the custom-fit of modular, single-use, disposable manufacturing suites. The modular nature of SCALE allows us to work with selected local partners to incorporate the SCALE manufacturing platform in a straightforward fashion within a build-out or expansion of manufacturing facilities by such local partners. Multiple biologic products can be manufactured in a single SCALE enabled facility. With this approach, we can capture the value of being an in-market producer of biosimilar pharmaceuticals in various important markets that currently lack biologics manufacturing infrastructure and expertise. Second, where the selected partner possesses or has access to local manufacturing infrastructure and/or know-how, we may leverage such existing infrastructure by providing appropriate technology transfer and technical expertise and training to our local partner in order to accelerate In Market, For Market manufacturing of products covered by our agreement with the local partner.

        In China, the central and provincial governments encourage local production of biopharmaceuticals. In March 2014, we entered into a binding term sheet for the negotiation of a collaboration with Livzon, a subsidiary of Livzon Pharmaceutical Group Inc. In September 2014, we entered into an Exclusive License and Collaboration Agreement with Livzon for the global development and commercialization of certain antibodies or related biological compounds, including BOW015. Livzon is a fully integrated pharmaceutical company based in Guangdong Province, China, with over 5,000 employees, multiple production facilities across China, and approximately $730 million in revenue from over 200 marketed products across a range of therapeutic areas in 2013. Livzon is focused on monoclonal antibody development and production, leveraging single use disposable systems that we expect will be compatible with the optimized processes we are currently developing with our partners for BOW015.

        In Brazil, the government directly purchases a significant portion of all biopharmaceutical products. The Brazilian Ministry of Health has initiated the Productive Development Policy, or PDP, to establish a formalized pathway to access this public market. The PDP is a collaborative arrangement between public and private entities, and requires a full transfer of product and manufacturing technology into Brazil to gain access to the public markets. We are also pursuing development and commercial partnerships in Brazil.

Accessible Markets—Latin America, Southeast Asia, India

        In the Accessible Markets, including India, Southeast Asia, and Latin America, regulatory frameworks are clear and patent environments allow for freedom to operate. From a commercial perspective, innovator drugs have had limited market penetration in these markets due, in part, to the relatively high cost of branded products. Further, as evidenced by several products already launched, biosimilars may actually be able to significantly expand the accessible patient populations in these markets. The commercial focus in these markets is market development and expansion. In March 2014, our manufacturing partner, Reliance Life Sciences Ltd, or RLS, obtained manufacturing and marketing approval on our behalf in India for BOW015 as a treatment for rheumatoid arthritis. In September 2014, again with RLS, we received final manufacturing clearance from the Drug Controller General of India, or DCGI. We are currently involved in a dispute with RLS regarding the terms of our contractual agreement and in the event that we are unable to satisfactorily resolve this dispute, we may need to establish alternative sources for the manufacturing, marketing and sale of BOW015. In January 2014, we entered into an agreement with Ranbaxy to commercialize BOW015 in India and other selected Asian and North African markets, pending marketing authorization in those jurisdictions.

These markets, including India, do not require that BOW015 be manufactured within the applicable country. We launched BOW015, under the brand name Infimab, in India in November 2014. We will be responsible for any additional development activities required by Indian regulatory authorities. Ranbaxy is responsible for all marketing and commercialization activities with respect to BOW015 in India, as well as any costs associated with development, regulatory filings and marketing and commercialization in the additional countries covered by the agreement. Under the terms of the agreement, we will supply Ranbaxy with commercial products, and Ranbaxy will be required to make payments to us upon achievement of certain development and sales milestones for BOW015, as well as to pay us a royalty on net sales of BOW015 in all territories covered by the agreement.

        In addition to India and the other countries covered by our agreement with Ranbaxy, we believe that our existing regulatory dossier for BOW015 will be sufficient to achieve regulatory approval in a range of South and Central American countries. We expect to grant rights to commercialize BOW015 in these countries, pending receipt of marketing authorization, through a licensing structure similar to the approach taken in India.

Corporate Information

        We were incorporated in Delaware in 2000. Our principal executive offices are located at 699 Boylston Street, 8th Floor, Boston, MA 02116, and our telephone number is (617) 600-4313. We maintain an internet website at www.epirusbiopharma.com. We have not incorporated the information on our website by reference into this prospectus supplement, and you should not consider it to be a part of this prospectus supplement.

        We carry on our business directly and through our subsidiaries. Throughout this prospectus supplement, unless the context specifies or implies otherwise, the terms "Company," "Epirus," "we," "us" and "our" refer to EPIRUS Biopharmaceuticals, Inc. and its subsidiaries.

 THE OFFERING

Common stock offered by us	shares
Option to purchase additional shares of common stock	shares
Common stock to be outstanding immediately after this offering	shares (or shares if the underwriters exercise in full their option to purchase additional shares)
Use of proceeds

We intend to use the net proceeds from the sale of our common stock to progress our global BOW015 clinical program and to advance the development of our other product candidates, as well as for general corporate and working capital purposes. Please see "Use of Proceeds" on page S-41.

Risk factors	See "Risk Factors" beginning on page S-10 of this prospectus supplement for a discussion of factors that you should read and consider before investing in our securities.
NASDAQ Capital Market symbol	EPRS

        Certain of our existing shareholders, who are affiliated with certain of our directors, have indicated an interest in purchasing up to $4,000,000 of shares of common stock in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, fewer or no shares of common stock in this offering to any of these shareholders, or any of these shareholders may determine to purchase more, fewer or no shares of common stock in this offering.

        The number of shares of our common stock to be outstanding immediately after this offering as shown above is based on 12,920,843 shares outstanding as of December 31, 2014. This number of shares excludes the following:

  •
  1,652,882 shares issuable upon exercise of stock options outstanding as of December 31, 2014 at a weighted average exercise price of $10.04 per share;

  •
  13,259 shares of nonvested restricted stock;

  •
  93,040 shares issuable upon exercise of warrants outstanding as of December 31, 2014 at a weighted average exercise price of $13.61 per share; and

  •
  2,750,384 shares of our common stock available for future issuance under our Amended and Restated 2004 Incentive Plan, as amended, of which options to purchase up to approximately 775,000 shares of common stock and restricted stock units for up to approximately 16,000 shares of common stock are intended to be granted to employees on the 30th day after completion of this offering.

        Unless otherwise indicated, this prospectus reflects and assumes the following:

  •
  no exercise of the outstanding options and warrants described above; and

  •
  no exercise by the underwriters of their option to purchase additional shares of our common stock.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. Investors should carefully consider the risks described in our most recent Quarterly Report on Form 10-Q for the period ended September 30, 2014, as well as other information in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein before deciding whether to invest in our securities. The risks described below are not the only ones we face. If any of the following risks actually occurs, our business, financial condition or results of operations could be adversely affected. In such case, the trading price of our common stock could decline and you could lose all or part of your investment. Our actual results could differ materially from those anticipated in the forward-looking statements made throughout this prospectus supplement as a result of different factors, including the risks we face described below.

Risks Related to this Offering

Management will have broad discretion over the use of the net proceeds received by us in this offering and may apply them to uses that do not improve our operating results or the value of your securities.

        Our management will have broad discretion to use the net proceeds received by us from this offering, and investors will be relying solely on the judgment of our board of directors and management regarding the application of these proceeds. Although we expect to use the net proceeds from this offering to progress our global BOW015 clinical program and to advance the development of our other product candidates, as well as for general corporate and working capital purposes, we have not allocated these net proceeds for specific purposes. Investors will not have the opportunity, as part of their investment decision, to assess whether the proceeds are being used appropriately. Our use of the proceeds may not improve our operating results or increase the value of the securities being offered hereby.

A substantial number of shares of common stock may be sold in the market following this offering, which may depress the market price for our common stock.

        Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. A substantial majority of the outstanding shares of our common stock are, and the shares of common stock sold in this offering upon issuance will be, freely tradable without restriction or further registration under the Securities Act of 1933, as amended.

Investors in this offering will experience immediate and substantial dilution.

        Since the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on a net tangible book value of our common stock of $1.30 per share as of September 30, 2014 and the assumed public offering of 6,349,206 shares at the assumed price of $6.30 per share (the closing price on The NASDAQ Capital Market on January 23, 2015), if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $3.52 per share in the net tangible book value of common stock. In addition, on the 30th day after the completion of this offering, we intend to grant to our employees options to purchase up to approximately 775,000 shares of common stock and restricted stock units for up to approximately 16,000 shares of common stock. See the section entitled "Dilution" below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

Our ability to use net operating loss and tax credit carryforwards and certain built-in losses to reduce future tax payments is limited by provisions of the Internal Revenue Code, and it is possible that certain transactions or a combination of certain transactions may result in material additional limitations on our ability to use our net operating loss and tax credit carryforwards.

        As of December 31, 2013, the Private Epirus had combined U.S. federal and state net operating loss carryforwards of approximately $20.2 million, and Zalicus had U.S. federal and state net operating loss carryforwards of approximately $91.5 million and $63.6 million, respectively, available to reduce future taxable income, which expire 2014 through 2033. These net operating losses have been fully offset by a valuation allowance due to uncertainties surrounding our ability to realize these tax benefits. In general, if we experience a greater than 50 percent aggregate change in ownership of certain significant stockholders over a three-year period, or a Section 382 ownership change, utilization of our pre-change NOL carryforwards will be subject to an annual limitation under Section 382 of the Internal Revenue Code of 1986, as amended, and similar state laws. Such limitations may result in expiration of a portion of the NOL carryforwards before utilization and may be substantial. If we experience a Section 382 ownership change in connection with this offering or as a result of future changes in our stock ownership, some of which changes are outside our control, the tax benefits related to the NOL carryforwards may be limited or lost.

Risks Related to Financial Results, Need for Additional Financing and Debt Arrangements

We have a history of operating losses. We expect to incur significant operating losses and may never be profitable. Our common stock is a highly speculative investment.

        Private Epirus incurred operating losses since its inception, and was never cash-positive. As of September 30, 2014, Epirus had an accumulated deficit of $76.2 million. We have spent, and expect to continue to spend, significant resources to fund research and development of our product candidates and to enhance our drug development technologies. We expect to incur substantial operating losses over the next several years due to our ongoing research, development, pre-clinical testing, and clinical trial activities. As a result, our accumulated deficit will continue to increase.

        Except for BOW015, our product candidates are in the early stages of development and may never result in any revenue. We will not be able to generate product revenue unless we or our partners successfully commercialize BOW015 or our early stage product candidates. We may seek to obtain revenue from collaboration or licensing agreements with third parties. Our current collaboration and license agreements may not provide us with material, sustainable ongoing future revenue, and we may not be able to enter into additional collaboration agreements. Even if we eventually generate product revenues, we may never be profitable, and if we ever achieve profitability, we may not be able to sustain it.

We will require substantial additional funds to obtain regulatory approval for and commercialize our biosimilar product candidates and any future pipeline product candidates and, if additional capital is not available, we may need to limit, scale back or cease our operations.

        Since our inception, we have devoted substantial resources to the nonclinical and clinical development of our most advanced biosimilar product candidate, BOW015, a proposed biosimilar of Remicade (infliximab). We will incur substantial costs for our global clinical program for BOW015 in North America and Europe, which is expected to commence in late 2015 or early 2016. We believe that we will continue to expend substantial resources for the foreseeable future for the clinical development of our current pipeline of biosimilar product candidates, including for development of any other indications and product candidates we may choose to pursue. These expenditures will include costs associated with research and development, conducting nonclinical studies and clinical trials, and manufacturing and supply as well as marketing and selling any products approved for sale. In addition, other unanticipated costs may arise. Because the outcome of any clinical trial is highly uncertain, we cannot reasonably estimate the actual amounts necessary to successfully complete the development and commercialization of BOW015 in all of the markets in which we plan to commercialize the product and our pipeline of other product candidates.

        We believe that our existing cash and cash equivalents will be sufficient to fund our operations into the third quarter of 2015. We may seek additional capital due to favorable market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. We may also seek to raise additional funds before that time if our research and development expenses exceed current expectations, our collaboration funding is less than current assumptions or expectations, or we encounter obstacles to our development and commercialization of our product candidates that were not anticipated. This could occur for many reasons, including:

  •
  our product candidates require more extensive clinical or pre-clinical testing, our research and development programs for our product candidates do not proceed as expected, our clinical trials take longer to complete than we currently expect or our clinical trials are not successful;

  •
  we advance more of our product candidates than expected into costly later stage clinical trials;

  •
  we advance more of our pre-clinical product candidates than expected into early stage clinical trials;

  •
  our revenue generating collaboration agreements are terminated;

  •
  the time and costs involved in obtaining regulatory approvals are higher than anticipated in one or more jurisdictions where we are seeking to manufacture and/or market our products;

  •
  some or all of our product candidates fail in clinical or pre-clinical studies or prove to be less commercially promising than we expect or we are forced to seek additional product candidates;

  •
  we are required, or consider it advisable, to acquire or license rights from one or more third parties;

  •
  we determine to enter into a business combination or acquire or license rights to additional product candidates or new technologies;

  •
  the cost of regulatory, manufacturing and commercialization activities, if any, relating to our product candidates, are higher, or take longer to establish than anticipated; and

  •
  we are subject to litigation in relation to our activities with respect to our product candidates, including potential patent litigation with innovator companies or others who may hold patents.

        While we expect to seek additional funding through public or private financings, we may not be able to obtain financing on acceptable terms, or at all. In addition, the terms of any financings may be dilutive to, or otherwise adversely affect, holders of our common stock. We may also seek additional funds through arrangements with collaborators or others. These arrangements would generally require us to relinquish rights to some of our technologies, product candidates or products, and we may not be able to enter into such agreements on acceptable terms, if at all. The arrangements also may include issuances of equity, which may also be dilutive to, or otherwise adversely affect, holders of our common stock. There can be no assurance that we will be able to access equity or credit markets in order to finance our operations or expand development programs for any of our product candidates, or that there will not be a deterioration in financial markets and confidence in economies. We may also have to scale back or further restructure our operations. If we are unable to obtain additional funding on a timely basis, we may be required to curtail or terminate some or all of our research or development programs.

Our term loans include certain covenants and other events of default. Should we not comply with these covenants or incur an event of default, we may be required to repay our obligation in cash, which could have an adverse effect on our liquidity.

        Our term loans from Hercules Technology Growth Capital include certain customary covenants, including limitations on other indebtedness, liens, acquisitions, investments and dividends.

        If we fail to stay in compliance with our covenants or suffer some other event of default under the term loans, we may be required to repay the outstanding principal. Should this occur, our liquidity would be adversely impacted.

The requirements of being a public company have required and will continue to require significant resources, increase our costs and occupy our management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

        Our merger with Zalicus was determined to constitute a reverse acquisition and Private Epirus, a privately held company, was determined to be the acquirer for accounting purposes. Although Zalicus was an operating company, its operations were deemphasized following the consummation of the merger with the post-merger entity, which focuses on Private Epirus' biosimilar business. Because the financial statements and information relating to Private Epirus now constitute our financial statements and information, we are in a position similar to a newly public company.

        As a company with public reporting responsibilities, we have incurred and will continue to incur significant legal, accounting, and other expenses that Private Epirus did not incur as a private company. Complying with rules, regulations and requirements applicable to public companies has required substantial effort and has increased and may continue to increase our costs and expenses. We have been required to:

  •
  institute a more formalized function of internal control over financial reporting;

  •
  prepare, file and distribute periodic and current reports under the Exchange Act and comply with other Exchange Act requirements applicable to public companies;

  •
  formalize old and establish new internal policies, such as those relating to insider trading and disclosure controls and procedures;

  •
  involve and retain to a greater degree outside counsel and accountants in the above activities; and

  •
  establish and maintain an investor relations function, including the provision of certain information on our website.

        Compliance with these rules and regulations has increased, and will continue to increase, our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these new rules and regulations have made it more expensive for us to obtain director and officer liability insurance and we have been required to incur substantial costs to maintain the same or similar coverage.

        In connection with our merger, the SEC granted us a waiver of the requirements of Section 404 of the Sarbanes-Oxley Act for a period of one year, and therefore we are not required to make a formal assessment of the effectiveness of our internal controls over financial reporting for that purpose until the filing of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. In anticipation of this formal assessment, we are required to comply with Section 404 commencing as of January 1, 2015. We may subsequently identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, such as the material weakness discussed in the risk factor, "—Risks Related to an Investment in Our Common Stock—Our management and independent auditors have identified material weaknesses in our internal controls, and we may be unable to develop, implement and maintain appropriate controls in future periods, which may lead to errors or omissions in our financial statements." below. Additionally, as we prepare to comply with Section 404, we expect to incur significant expense and devote substantial management effort toward ensuring compliance with these requirements. If we are not able to comply with these requirements in a timely manner, or if we identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our common stock could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would entail expenditure of additional financial and management resources.

Our international operations subject us to potentially adverse tax consequences.

        We generally conduct our international operations through wholly-owned subsidiaries and report our taxable income in various jurisdictions worldwide based upon our business operations in those jurisdictions. Our intercompany relationships are subject to complex transfer pricing regulations administered by taxing authorities in various jurisdictions. The relevant taxing authorities may disagree with our determinations as to the income and expenses attributable to specific jurisdictions. If such a disagreement were to occur, and our position were not sustained, we could be required to pay additional taxes, interest and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows and lower overall profitability of our operations.

Risks Relating to the Development, Manufacturing and Commercialization of Our Products

We are largely dependent on the success of BOW015. All of our other product candidates are still in preclinical development. If we are unable to obtain regulatory approval in additional jurisdictions for, or successfully commercialize, BOW015, our business will be materially harmed.

        Our business prospects and potential product revenues are largely dependent upon our ability to obtain regulatory approval of, and successfully commercialize, BOW015. We have reported positive bioequivalence and efficacy data in the clinical development program for BOW015, including a Phase 1 clinical trial in the United Kingdom and a Phase 3 clinical trial in India in each case showing equivalence with Remicade as the reference product. In March 2014, our manufacturing partner, Reliance Life Sciences Pvt Ltd, or RLS, obtained marketing approval on our behalf in India for BOW015 for rheumatoid arthritis on the basis of our Phase 3 trial, and in September 2014, RLS received final manufacturing and market approval on our behalf from the Drug Controller General of India. We currently have an agreement to commercialize BOW015 in India with our partner Ranbaxy Laboratories, or Ranbaxy, and in November 2014, Ranbaxy launched BOW015 in India. As discussed in the risk factor, "—Risks Relating to Our Reliance on Third Parties—Disputes under key agreements with third parties, including our current dispute with RLS relating to our manufacturing and supply agreement, could adversely affect, delay or prevent development or commercialization of our product candidates." below, we are currently involved in a dispute with RLS that may adversely affect our ability to rely on the approvals that have been obtained by RLS for our benefit and that we currently rely upon for selling BOW015 in India. In the event that we are required to obtain a new manufacturing partner and as a result of this it becomes necessary to obtain new manufacturing and marketing approvals from the DCGI, no assurance can be given as to whether we or our partners will be able to obtain the required approvals or that any such approvals will be obtained in a timely manner. Additionally, in conjunction with other potential partners with whom we may form alliances, we intend to file for regulatory approval in additional markets where our current data are expected to be sufficient for approval. We expect to commence a global clinical program for BOW015 in North America and Europe in late 2015 or early 2016, after which we intend to pursue regulatory approval for BOW015. As discussed in the risk factor, "—Risks Related to Regulatory Approvals—The regulatory approval process is costly and lengthy and, for biosimilar products, still evolving. We may not be able to successfully obtain all required regulatory approvals." below, obtaining regulatory approval is costly and uncertain. Even if we obtain regulatory approval for BOW015 in a jurisdiction, we may not be successful in commercializing it in the jurisdiction. If Ranbaxy encounters delays or difficulties in commercializing BOW015 pursuant to our agreement, it may adversely affect our ability to successfully commercialize BOW015 in India. If we fail to successfully commercialize BOW015, or encounter significant delays in doing so, we may be required to curtail or terminate some or all of our research or development programs and our business prospects, financial condition and results of operations would be materially harmed. To date, we have not yet commercialized BOW015 in any of our target markets other than India.

        Our other product candidates, BOW050 and BOW070, are both in preclinical development. Before we can commercialize these product candidates we need to:

  •
  conduct substantial research and development;

  •
  undertake nonclinical and clinical testing, for the purpose of demonstrating bioequivalence with the applicable reference products, and engage in sampling activity and other costly and time consuming measures;

  •
  scale-up manufacturing processes; and

  •
  pursue and obtain marketing and manufacturing approvals and, in some jurisdictions, pricing and reimbursement approvals.

This process involves a high degree of risk and takes many years, and success is never guaranteed. Our product development efforts with respect to these product candidates may fail for many reasons, including:

  •
  failure of the product candidate in nonclinical studies, including those required to demonstrate bioequivalence with the reference product;

  •
  inability to obtain on a timely basis supplies of the applicable reference products to which our product candidates must be compared;

  •
  delays or difficulty enrolling patients in clinical trials, particularly for disease indications with small patient populations;

  •
  patients exhibiting adverse reactions to the product candidate or indications of other safety concerns;

  •
  insufficient clinical trial data to support the bioequivalence of one or more of our product candidates with the applicable reference product;

  •
  inability to manufacture sufficient quantities of the product candidate for development or commercialization activities in a timely and cost-efficient manner, if at all;

  •
  potential patent litigation with innovator companies or others who may hold patents;

  •
  failure to obtain, or delays in obtaining, the required regulatory approvals for the product candidate, the facilities or the processes used to manufacture the product candidate; or

  •
  changes in the regulatory environment, including pricing and reimbursement that make development of our biosimilar product candidates or development of such product candidates for a new indication no longer desirable.

        If our product development efforts fail for any of these or other reasons, or we decide to abandon development of a product candidate at any time, we would never realize revenue from those programs and our business could be materially harmed.

If an improved version of a reference product, such as Remicade, is developed, or if the market for a reference product significantly declines, sales or potential sales of our biosimilar product candidates may suffer.

        We are developing and commercializing follow-on versions of approved, reference biological products. Such follow-on products are known as biosimilars. Innovator companies may develop improved versions of a reference product as part of a life cycle extension strategy, and may obtain regulatory approval of the improved version under a new or supplemental application filed with the applicable regulatory authority. Should the innovator company succeed in obtaining an approval of an improved biologic product, it may capture a significant share of the collective reference product market in the applicable jurisdiction and significantly reduce the market for the reference product and thereby the potential size of the market for our product candidates. In addition, the improved product may be protected by additional patent rights and thereby subject our follow-on biosimilar to claims of infringement.

        Additionally, competition in the biotechnology industry is intense. Reference biologic products face competition on numerous fronts as technological advances are made that may offer patients a more convenient form of administration or increased efficacy, or as new products are introduced. As new products are approved that compete with the reference products to our biosimilar product candidates, such as Remicade, or our pipeline products, such as Humira and others, sales of the reference biologic products may be significantly and adversely impacted and may render the reference products obsolete. If the market for the reference product is impacted, we in turn may lose significant market share or market potential for our biosimilar products and product candidates, and the value for our product pipeline could be negatively impacted. As a result of the above factors, our business, prospects and financial condition could suffer.

Our biosimilar product candidates, if approved, will face significant competition from the reference products and from other biosimilars approved for the same indication as the reference biologic products. Our failure to effectively compete may prevent us from achieving significant market penetration and expansion.

        Our business involves highly competitive pharmaceutical and biotechnology markets. Successful competitors in the pharmaceutical market have the ability to effectively discover, obtain patents, develop, test and obtain regulatory approvals for products, as well as the ability to effectively commercialize, market and promote approved products, including communicating the effectiveness, safety and value of products to actual and prospective customers and medical staff. Numerous companies, universities, and other research institutions are engaged in developing, patenting, manufacturing and marketing of products competitive with those that we are developing. Many of these potential competitors, such as Celltrion and Hospira, Inc., are large, experienced companies that enjoy significant competitive advantages, such as substantially greater financial, research and development, manufacturing, personnel and marketing resources, greater brand recognition and more experience and expertise in undertaking nonclinical testing and clinical trials of product candidates, and obtaining regulatory approvals of products. If we do not effectively compete with these potential competitors, the value of our product pipeline could be negatively impacted and our business, prospects and financial condition could suffer.

Use of our product candidates could be associated with side effects or adverse events.

        As with most pharmaceutical and biological drug products, use of our product candidates could be associated with side effects or adverse events, which can vary in severity (from minor reactions to death) and frequency (infrequent or prevalent). Side effects or adverse events associated with the use of our product candidates or those of our collaborators may be observed at any time, including in clinical trials or when a product is commercialized, and any such side effects or adverse events may negatively affect our ability to obtain regulatory approval or market our product candidates. Side effects such as toxicity or other safety issues associated with the use of our product candidates could require us or our collaborators to perform additional studies or halt development or sale of these product candidates or expose us to product liability lawsuits that would harm our business. We may be required by regulatory agencies to conduct additional animal or human studies regarding the safety and efficacy of our pharmaceutical product candidates that we have not planned or anticipated. There can be no assurance that we will resolve any issues related to any product related adverse events to the satisfaction of any regulatory agency in a jurisdiction where we are seeking to commercialize our products in a timely manner or ever, which could harm our business, prospects and financial condition.

        In addition, if we are successful in commercializing the most advanced biosimilar in our pipeline, BOW015, or any other of our pipeline product candidates, then laws and regulations may require that we report certain information about adverse medical events according to timelines that may vary from jurisdiction to jurisdiction. The timing of our obligation to report may be triggered by the date we become aware of the adverse event as well as the nature of the event. We may fail to report adverse events we become aware of within the prescribed timeframe. We may also fail to appreciate that we have become aware of a reportable adverse event, especially if it is not reported to us as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of our products. If we fail to comply with our reporting obligations, regulatory agencies could take action including, without limitation, criminal prosecution, the imposition of civil monetary penalties, seizure of our products, or delay in approval of future products. Any of the foregoing scenarios could materially harm the commercial prospects for our product candidates.

If we fail to attract and keep senior management and key scientific personnel, we may be unable to successfully develop our pipeline product candidates, conduct our clinical trials and commercialize BOW015, or any future pipeline product candidates we develop.

        Our success depends in part on our continued ability to attract, retain and motivate highly qualified management, clinical and scientific personnel. We believe that our future success is highly dependent upon the contributions of our senior management, particularly our chief executive officer, chief financial officer, senior vice president of clinical, regulatory and manufacturing, vice president of program management, and vice president of manufacturing and quality, as well as our senior scientists and other members of our senior management team. The loss of services of any of these individuals could delay or prevent the successful development of our product pipeline, completion of our planned clinical trials or the commercialization of BOW015, or any future products we develop.

        Although we have not historically experienced significant difficulties attracting and retaining qualified employees, we could experience such problems in the future. For example, competition for qualified personnel in the biotechnology and pharmaceuticals field is intense due to the limited number of individuals who possess the skills and experience required by our industry. We will need to hire additional personnel as we expand our process and clinical development and commercial activities. We may not be able to attract and retain quality personnel on acceptable terms, or at all, which may cause our business and operating results to suffer.

We expect to enter into alliances with other companies that can provide capabilities and funds for the development and commercialization of our product candidates, as well as local market access in jurisdictions where we intend to pursue our In Market, For Market commercialization strategy. If we are unsuccessful in forming or maintaining these alliances on favorable terms, or if such alliances do not prove to be as successful as we anticipate, our business could be adversely affected.

        Our In Market, For Market strategy for development and commercialization of our biosimilar product candidates in key emerging markets is based on the assumption that we will enter into collaborative relationships with local entities to facilitate our access to and penetration into such markets. We also have limited or no capabilities for independent manufacturing, sales, marketing and distribution. For example, we have entered into a collaboration agreement with Livzon for the development and commercialization of BOW015 and other pipeline biosimilar products to be agreed with Livzon in China, using our In Market, For Market strategy. We retain global rights to commercialize BOW015 and the other pipeline biosimilar products outside of China, subject to our other agreements with third parties. In the future, we expect to form alliances with other companies that are based in our target markets and that have expertise in development, manufacture and commercialization of biologics and biosimilar products in our target markets to enable us to expand the commercialization opportunities for our product candidates. In such alliances, we would expect our partners to provide substantial capabilities in clinical development, manufacturing, regulatory affairs, sales and marketing. We may not be successful in entering into any such alliances. Even if we do succeed in securing such alliances, we may not be able to maintain them if, for example, development or approval of a product candidate is delayed or sales of an approved product are disappointing. If we are unable to secure or maintain such alliances we may not have the capabilities necessary to continue or complete development of our product candidates and bring them to market, which may have an adverse effect on our business.

        In addition to product development and commercialization capabilities, we may depend on our alliances with other companies to provide substantial additional funding for development and potential commercialization of our product candidates. We may not be able to obtain funding on favorable terms from these alliances, and if we are not successful in doing so, we may not have sufficient funds to develop a particular product candidate internally, or to bring product candidates to market. Failure to bring our product candidates to market would prevent us from generating sales revenue, and this would substantially harm our business. Furthermore, any delay in entering into these alliances could delay the development and commercialization of our product candidates and reduce their competitiveness even if they reach the market. As a result, our business may be adversely affected.

Failure to obtain or maintain adequate coverage and reimbursement for our product candidates could limit our ability to market those products and decrease our ability to generate revenue.

        Sales of our product candidates will depend substantially, both domestically and abroad, on the extent to which the costs of our product candidates will be paid by health maintenance, managed care, pharmacy benefit, and similar healthcare management organizations, or reimbursed by government authorities, private health insurers and other third-party payors. If coverage and reimbursement are not available, or are available only to limited levels, we may not be able to successfully commercialize our product candidates. Because there are not many approved biosimilars available, many countries and payors may not yet have established policies for the coverage and payment for those types of drugs, even if the reference biologic is covered. Morever, even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize a return on our investment.

        There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products. In the United States, third-party payors, including private and governmental payors, such as the Medicare and Medicaid programs, play an important role in determining the extent to which new drugs and biologics will be covered and reimbursed. The Medicare program covers certain individuals aged 65 or older, disabled or suffering from end-stage renal disease. The Medicaid program, which varies from state-to-state, covers certain individuals and families who have limited financial means. The Medicare and Medicaid programs increasingly are used as models for how private payors and other governmental payors develop their coverage and reimbursement policies for drugs and biologics. It is difficult to predict at this time what third-party payors will decide with respect to the coverage and reimbursement for our product candidates.

        Outside the United States, international operations are generally subject to extensive governmental price controls and other market regulations, and we believe the increasing emphasis on cost-containment initiatives in Europe, Canada, and other countries has and will continue to put pressure on the pricing and usage of our product candidates. In many countries, the prices of medical products are subject to varying price control mechanisms as part of national health systems. In general, the prices of medicines under such systems are substantially lower than in the United States. Other countries allow companies to fix their own prices for medical products, but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our product candidates. Accordingly, in markets outside the United States, the reimbursement for our products may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenues and profits.

        Moreover, increasing efforts by governmental and third-party payors in the United States and abroad to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for new products approved and, as a result, they may not cover or provide adequate payment for our product candidates. We expect to experience pricing pressures in connection with the sale of any of our product candidates due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative changes. The downward pressure on healthcare costs in general, particularly prescription drugs and surgical procedures and other treatments, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products.

Healthcare legislative reform measures may have a material adverse effect on our business and results of operations.

        In the United States, there have been and continue to be a number of legislative initiatives to contain healthcare costs. For example, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or the Affordable Care Act, was passed, which substantially changes the way health care is financed by both governmental and private insurers, and significantly impacts the U.S. pharmaceutical industry. The Affordable Care Act, among other things, subjects biologic products to potential competition by lower-cost biosimilars, addresses a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, increases the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extends the rebate program to individuals enrolled in Medicaid managed care organizations, establishes annual fees and taxes on manufacturers of certain branded prescription drugs, and a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer's outpatient drugs to be covered under Medicare Part D.

        We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our product candidates or additional pricing pressures.

Our employees, independent contractors, principal investigators, contract research organizations, or CROs, consultants and collaborators may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements and insider trading.

        We are exposed to the risk that our employees, independent contractors, principal investigators, CROs, consultants and collaborators may engage in fraudulent conduct or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or unauthorized activities that violate: (1) regulations of regulatory authorities in jurisdictions where we are performing activities in relation to our product candidates, including those laws requiring the reporting of true, complete and accurate information to such authorities; (2) manufacturing regulations and standards; (3) fraud and abuse and anti-corruption laws and regulations; or (4) laws that require the reporting of true and accurate financial information and data. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, bias, misconduct, kickbacks, self-dealing and other abusive practices, and these laws may differ substantially from country to country. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Misconduct by these parties could also include the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. While we have in place a Code of Business Conduct and Ethics, it is not always possible to identify and deter misconduct by employees and other third parties. Moreover, the precautions we take to detect and prevent this activity may not be effective in controlling misconduct or prevent governmental investigations or proceedings or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business including the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, possible exclusion from participation in subsidized healthcare programs in a given country, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

We may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws, and health information privacy and security laws. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

        If we obtain FDA approval for any of our product candidates and begin commercializing those products in the United States, our operations may be directly, or indirectly through our customers, subject to various federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute, the federal False Claims Act, and physician sunshine laws and regulations. These laws may impact, among other things, our proposed sales, marketing, and education programs. In addition, we may be subject to patient privacy regulation by both the federal government and the states in which we conduct our business. The laws that may affect our ability to operate include:

  •
  the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce, or in return for, the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs;

  •
  federal civil and criminal false claims laws and civil monetary penalty laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payors that are false or fraudulent;

  •
  the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created new federal criminal statutes that prohibit executing a scheme to defraud any healthcare benefit program and making false statements relating to healthcare matters;

  •
  HIPAA, as amended by the Health Information Technology and Clinical Health Act, or HITECH, and its implementing regulations, which imposes certain requirements relating to the privacy, security, and transmission of individually identifiable health information;

  •
  the federal physician sunshine requirements under the Affordable Care Act, which require manufacturers of drugs, devices, biologics, and medical supplies to report annually to the U.S. Department of Health and Human Services information related to payments and other transfers of value to physicians, other healthcare providers, and teaching hospitals, and ownership and investment interests held by physicians and other healthcare providers and their immediate family members and applicable group purchasing organizations; and

  •
  state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws that may apply to items or services reimbursed by any third-party payor, including commercial insurers, state laws that require pharmaceutical companies to comply with the pharmaceutical industry's voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

        Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. In addition, recent health care reform legislation has strengthened these laws. For example, the Affordable Care Act, among other things, amends the intent requirement of the federal anti-kickback and criminal healthcare fraud statutes. A person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. Moreover, the Affordable Care Act provides that the government may assert that a claim including items or services resulting from a violation of the federal anti-kickback statute constitutes a false or fraudulent claim for purposes of the False Claims Act.

        If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from participation in government health care programs, such as Medicare and Medicaid, imprisonment, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

Failure to comply with the Foreign Corrupt Practices Act, or FCPA, and other similar anti-corruption laws could subject us to significant penalties and damage our reputation.

        We are subject to the FCPA, which generally prohibits U.S. companies and intermediaries acting on their behalf from offering or making corrupt payments to "foreign officials" for the purpose of obtaining or retaining business or securing an improper business advantage. The FCPA also requires companies whose securities are publicly listed in the United States to maintain accurate books and records and to maintain adequate internal accounting controls. We are also subject to other similar anti-corruption laws that apply to our activities in the countries where we operate. Certain of the jurisdictions in which we conduct or expect to conduct business have heightened risks for public corruption, extortion, bribery, pay-offs, theft and other fraudulent practices. In addition, our international business is heavily regulated and therefore involves significant interactions with "foreign officials." In many countries, health care professionals who serve as investigators in our clinical studies, or prescribe or purchase our commercialized products, are employed by a government or an entity owned or controlled by a government. Dealings with these investigators, prescribers and purchasers are subject to regulation under the FCPA. We rely on local and strategic business partners to produce and commercialize our products in certain markets outside of the United States, and we rely on distributors and other intermediaries to sell and distribute our products internationally. We maintain policies, procedures and internal controls designed to promote compliance with the FCPA and other anti-corruption laws. However, if we, or our business partners or intermediaries, fail to comply with the requirements of the FCPA, or similar laws of other countries, governmental authorities in the United States or elsewhere, as applicable, could seek to impose civil penalties, criminal fines, and other collateral consequences, which could damage our reputation and have a material adverse effect on our business, financial condition, and results of operations.

Risks Related to Regulatory Approvals

The regulatory approval process is costly and lengthy and, for biosimilar products, still evolving. We may not be able to successfully obtain all required regulatory approvals.

        The pre-clinical development, clinical trials, manufacturing, marketing, testing, approval, and labeling of pharmaceutical and biological products, including biosimilars, are all subject to extensive regulation by numerous regulatory authorities throughout the world. We or our collaborators must obtain regulatory approval for product candidates before marketing or selling any of them. The approval process is typically lengthy and expensive, and approval is never certain. Moreover, no biosimilar has been approved in the United States to date, or in many other countries. It is not possible to predict with any specificity how long the approval processes of the applicable regulatory authorities for any of our products will take or whether any such approvals ultimately will be granted on a timely basis or at all. Moreover, we expect to seek regulatory approvals in jurisdictions in which we have limited experience navigating the regulatory frameworks, or where the regulatory frameworks for the approval of biosimilars are not well-developed and are constantly evolving. In particular, the regulatory standards applicable to establish biosimilarity vary by jurisdiction. The last ten years has seen the establishment in many jurisdictions of a formal regulatory regime for review and approval of biosimilar products, but these regimes are at differing stages of development, with often limited harmonization between major jurisdictions. We plan to continue to analyze and incorporate into our biosimilar development plans any new laws, regulations, or policies promulgated or established by relevant authorities. The costs of development and approval, along with the probability of success for our biosimilar product candidates, will be dependent upon application of any laws and regulations issued by the relevant regulatory authorities.

        Regulatory agencies generally have substantial discretion in the biologic and biosimilar approval processes, and positive results in pre-clinical testing or early phases of clinical studies offer no assurance of success in later phases of the approval process. Generally, pre-clinical and clinical testing of products can take many years and require the expenditure of substantial resources, and the data obtained from these tests and trials can be susceptible to varying interpretations that could delay, limit or prevent regulatory approval. Any delay in obtaining, or failure to obtain, approvals could prevent or adversely affect the marketing of our products or our collaborator's products and our ability to generate product revenue. The risks associated with the approval process include delays or rejections in the regulatory approval process based on the failure of clinical or other data to meet expectations, or the failure of the product or candidate to meet a regulatory agency's requirements for safety, efficacy and quality.

        Clinical trials can be delayed for a variety of reasons, including delays related to:

  •
  ongoing discussions with the regulatory authorities regarding the scope or design of clinical trials;

  •
  delays or the inability to obtain required approvals from ethics committees or other governing entities at clinical sites selected for participation in our clinical trials;

  •
  delays in enrolling patients and volunteers into clinical trials;

  •
  lower than anticipated retention rates of patients and volunteers in clinical trials;

  •
  the need to repeat clinical trials as a result of inconclusive or negative results or poorly executed testing;

  •
  lack of sufficient funds for further clinical development;

  •
  insufficient supply or deficient quality of product candidate materials or other materials necessary to conduct clinical trials;

  •
  unfavorable regulatory inspection of a manufacturing, testing, labeling or packaging facility for drug substance or drug product;

  •
  unfavorable regulatory inspection and review of a clinical or nonclinical trial site or records of any clinical or nonclinical investigation;

  •
  serious and unexpected drug-related side effects or serious adverse safety events experienced by participants in clinical trials or by patients following commercialization; or

  •
  the placement of a clinical hold on a product candidate in an ongoing clinical trial.

        We may not be able to conduct clinical trials at preferred sites, enlist clinical investigators, enroll sufficient numbers of patients, or demonstrate equivalence of our product candidates with the applicable reference products, begin or successfully complete clinical trials in a timely fashion, if at all. Any failure to perform may delay or terminate the trials. Our current clinical trials may be insufficient to demonstrate that our potential products are equivalent to the applicable reference products, or sufficiently active, safe, or effective and as a result we may decide to abandon further development of such product candidates. Additional clinical trials may be required if clinical trial results are negative or inconclusive, or insufficient to obtain regulatory approval in one or more countries under applicable laws regulating biosimilar products, which will require us to incur additional costs and significant delays. If we do not receive the necessary regulatory approvals, we will not be able to generate product revenues and will not become profitable. We may encounter significant delays in the regulatory process that could result in excessive costs that may prevent us from continuing to develop our product candidates. In addition, the failure to comply with applicable regulatory requirements may result in criminal prosecution, civil penalties, product recalls, withdrawal of product approval, mandatory restrictions or other actions that could impair our ability to conduct our business.

The development, manufacture and commercialization of biosimilar products in the United States poses unique risks, and our failure to successfully introduce biosimilar products in the United States could have a negative impact on our business and future operating results.

        We intend to pursue market authorization for our biosimilar product candidates in numerous jurisdictions, including the United States. In the United States, an abbreviated pathway for approval of biosimilar products was established by the Biologics Price Competition and Innovation Act of 2009, or BPCIA, enacted on March 23, 2010, as part of the Patient Protection and Affordable Care Act. Subsequent to the enactment of the BPCIA, the U.S. Food and Drug Administration, or FDA, has released six draft guidance documents regarding implementation of the BPCIA regulatory pathway.

These draft guidances focus on scientific considerations, quality considerations and clinical pharmacology data related to demonstrating biosimilarity; meetings between the FDA and biosimilar product sponsors; requests for reference product exclusivity; and common questions and answers regarding implementation of the BPCIA. However, none of the draft guidances addresses the standards for interchangeability.

        The FDA is still in the process of implementing the BPCIA, and no biosimilar product has yet been approved by the FDA under the BPCIA pathway. However, on January 7, 2015, the FDA's Oncologic Drugs Advisory Committee unanimously recommended that the FDA approve Sandoz's biosimilar version of Amgen's Neupogen (filgrastim) for all of the reference product's approved indications. The FDA is not required to follow the recommendations of its advisory committees, but frequently does so.

        Moreover, market acceptance of biosimilar products in the U.S. is unclear. Numerous states are considering or have already enacted laws that regulate or restrict the substitution by state pharmacies of biosimilars for biological products already licensed by the FDA pursuant to biologic license applications, or "reference products." Market success of biosimilar products will depend on demonstrating to patients, physicians, payors, and relevant authorities that such products are safe and efficacious compared to other existing products.

        We plan to continue to analyze and incorporate into our biosimilar development plans any final regulations issued by the FDA, pharmacy substitution policies enacted by state governments, and other applicable requirements established by relevant authorities. The costs of development and approval, along with the probability of success for our biosimilar product candidates, will be dependent upon application of any laws and regulations issued by the relevant regulatory authorities.

        Biosimilar products may also be subject to extensive patent clearances and patent infringement litigation, which will likely delay and could prevent the commercial launch of a product. Moreover, the BPCIA prohibits the FDA from accepting an application for a biosimilar candidate to a reference product within four years of the reference product's licensure by the FDA. In addition, the BPCIA provides innovative biologics with twelve years of exclusivity from the date of their licensure, during which time the FDA cannot approve any application for a biosimilar candidate to the reference product. However, in his proposed budget for fiscal year 2015, President Obama proposed to cut this twelve-year period of exclusivity down to seven years. He also proposed to prohibit additional periods of exclusivity due to minor changes in product formulations, a practice often referred to as "evergreening." It is possible that Congress may take these or other measures to reduce or eliminate periods of exclusivity.

        The BPCIA is complex and only beginning to be interpreted and implemented by the FDA. As a result, its ultimate impact, implementation, and meaning is subject to significant uncertainty. Future implementation decisions by the FDA could result in delays in the development or commercialization of our product candidates or increased costs to assure regulatory compliance, and could adversely affect our operating results by restricting or significantly delaying our ability to market new biosimilar products in the United States.

Even if we receive regulatory approvals for our product candidates, we will be subject to ongoing obligations and continued regulatory review, which may result in significant additional expense. If we fail to comply with continuing regulatory requirements, we could lose regulatory approvals, and our business would be adversely affected.

        Even if we obtain regulatory approvals for our product candidates, we will be subject to extensive and continued regulatory review regarding manufacturing, labeling, packaging, distribution, adverse event reporting, storage, import, export, advertising, promotion and recordkeeping, among other activities. These requirements include submissions of safety and other post-marketing information and reports, manufacturing facility registration and inspection, as well as continued compliance with current Good Manufacturing Practices, or cGMPs and Good Clinical Practice, or GCPs for any clinical trials that we conduct post-approval. Any regulatory approvals that we receive for our product candidates may also be subject to limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing and surveillance to monitor the safety and efficacy of the product candidate. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

  •
  restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary or mandatory product recalls;

  •
  fines, warning letters or holds on clinical trials;

  •
  refusal by regulatory authorities to approve pending applications or supplements to approved applications filed by us, or suspension or revocation of product approvals;

  •
  product seizure or detention, recalls, or refusal to permit the import or export of products; and

  •
  injunctions or the imposition of civil or criminal penalties.

        The laws, regulations, and policies of the regulatory authorities may change and additional laws, regulations, and policies may be enacted or established that could prevent, limit or delay regulatory approval of our product candidates. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained, which would adversely affect our business, prospects and ability to achieve or sustain profitability.

If we are not able to demonstrate biosimilarity of our biosimilar product candidates to the satisfaction of regulatory authorities, we will not obtain regulatory approval for commercial sale of our biosimilar product candidates and our future results of operations would be adversely affected.

        Our future results of operations depend, to a significant degree, on our ability to obtain regulatory approval for and to commercialize our proposed biosimilar products. To obtain regulatory approval for the commercial sale of these product candidates, we will be required to demonstrate to the satisfaction of regulatory authorities, among other things, that our proposed biosimilar products are highly similar to biological reference products already licensed by the regulatory authority pursuant to marketing applications, notwithstanding minor differences in clinically inactive components, and that they have no clinically meaningful differences as compared to the marketed biological products in terms of the safety, purity and potency of the products. Each individual jurisdiction may apply different criteria to assess biosimilarity, based on a preponderance of the data that can be interpreted subjectively in some cases. In the EEA, the similar nature of a biosimilar and a reference product is demonstrated by comprehensive comparability studies covering quality, biological activity, safety and efficacy.

        It is uncertain if regulatory authorities will grant the full originator label to biosimilar product candidates when they are approved. For example, an infliximab (Remicade) biosimilar molecule was approved in Europe for the full originator label but did not receive the full originator label when approved in Canada. A similar outcome could occur with respect to one or more of our product candidates.

        In the event that regulatory authorities require us to conduct additional clinical trials or other lengthy processes, the commercialization of our proposed biosimilar products could be delayed or prevented. Delays in the commercialization of or the inability to obtain regulatory approval for these products could adversely affect our operating results by restricting or significantly delaying our introduction of new biosimilars.

The structure of complex proteins used in protein-based therapeutics is inherently variable and highly dependent on the processes and conditions used to manufacture them. If we are unable to develop manufacturing processes that achieve a requisite degree of biosimilarity to the originator drug, and within a range of variability considered acceptable by regulatory authorities, we may not be able to obtain regulatory approval for our products.

        Protein-based therapeutics are inherently heterogeneous and their structures are highly dependent on the production process and conditions. Products from one production facility can differ within an acceptable range from those produced in another facility. Similarly, physicochemical differences can also exist among different lots produced within a single facility. The physicochemical complexity and size of biologic therapeutics create significant technical and scientific challenges in the context of their replication as biosimilar products.

        The inherent variability in protein structure from one production lot to another is a fundamental consideration with respect to establishing biosimilarity to an originator product to support regulatory approval requirements. For example, the glycosylation of the protein, meaning the manner in which sugar molecules are attached to the protein backbone of a therapeutic protein when it is produced in a living cell, is critical to half-life (how long the drug stays in the body), efficacy and even safety of the therapeutic and is therefore a key consideration for biosimilarity. Defining and understanding the variability of an originator molecule in order to match its glycosylation profile requires significant skill in cell biology, protein purification and analytical protein chemistry. Furthermore, manufacturing proteins with reliable and consistent glycosylation profiles at scale is challenging and highly dependent on the skill of the cell biologist and process scientist.

        There are extraordinary technical challenges in developing complex protein-based therapeutics that not only must achieve an acceptable degree of similarity to the originator molecule in terms of characteristics such as the unique glycosylation pattern (attachment of sugars to the protein) critical to therapeutic efficacy, but also the ability to develop manufacturing processes that can replicate the necessary structural characteristics within an acceptable range of variability sufficient to satisfy regulatory authorities.

        Given the challenges caused by the inherent variability in protein production, we may not be successful in developing our products if regulators conclude that we have not achieved a sufficient level of biosimilarity to the originator product, or that the processes we use to manufacture our products are unable to produce our products within an acceptable range of variability.

Risks Relating to our Reliance on Third Parties

We rely on third parties to conduct and oversee our clinical trials for our biosimilar product candidates, and expect to continue to do so as we progress the development of our pipeline product candidates. If these third parties do not successfully carry out their contractual duties, meet expected deadlines, or otherwise conduct the trials as required or comply with regulatory requirements, we may not be able to obtain regulatory approval for or commercialize our product candidates when expected or at all, and our business could be substantially harmed.

        We rely upon third-party CROs to monitor and manage the clinical sites and investigators for our ongoing clinical programs, and to audit and verify the data produced by these parties. We also rely upon medical institutions, clinical investigators and contract laboratories to conduct our trials in accordance with our clinical protocols and in accordance with applicable legal and regulatory requirements. These third parties play a significant role in the conduct of these trials and the subsequent collection and analysis of data from the clinical trials. These third parties are not our employees, and except for remedies available to us under our agreements with such third parties, there is no guarantee that any such third party will devote adequate time and resources to our clinical trial. If any CROs engaged by us or any other third parties upon which we rely for administration and conduct of our clinical trials do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements, or for other reasons, or if they otherwise perform in a substandard manner, our clinical trials may be extended, delayed, suspended or terminated, and we may not be able to complete development of, obtain regulatory approval for, or successfully commercialize our product candidates. We plan to rely heavily on these third parties for the execution of our planned global clinical program for BOW015 in North America and Europe and for other clinical trials for products we are developing or may develop in the future, and will control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our clinical trials is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards, and our reliance on our CROs does not relieve us of our regulatory responsibilities.

        We and any CROs that we engage are required to comply with GCP requirements which are regulations and guidelines enforced by regulatory authorities around the world for products in clinical development. Regulatory authorities enforce these GCP regulations through periodic inspections of clinical trial sponsors, principal investigators and clinical trial sites. If we or any of our CROs fail to comply with applicable GCP regulations, the clinical data generated in our clinical trials may be deemed unreliable and our submission of marketing applications may be delayed or the regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot provide any assurance that, upon inspection, a regulatory authority will determine that any of our clinical trials comply or complied with applicable GCP regulations. In addition, our clinical trials must be conducted with product produced under cGMP regulations. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process.

        Clinical trials require a substantial number of patients that can allow statistically significant results. Delays in site initiation or unexpectedly low patient recruitment rates may delay the results of the clinical trial. CROs may also generate higher costs than anticipated. As a result, our results of operations and the commercial prospects for our product candidates would be harmed, our costs could increase, and our ability to generate revenue could be delayed. Further, if our relationship with any CRO that we engage to perform services on our behalf is terminated, we may be unable to enter into arrangements with an alternative CRO on commercially reasonable terms, or at all. Switching or adding CROs can involve substantial cost and require extensive management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays may occur, which can materially impact our ability to meet our desired clinical development timelines. Though we carefully manage our relationships with our CROs, there can be no assurance that we will not encounter challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, prospects, financial condition or results of operations.

We rely on third parties, and in some cases a single third party, to manufacture nonclinical and clinical supplies of our product candidates, to store critical components of our product candidates for us, and also to commercialize our product candidates. Our business could be harmed if those third parties fail to provide us with sufficient quantities of product candidates at acceptable quality levels and on commercially reasonable terms, or fail to commercialize our products in accordance with the terms of our agreements with them.

        We do not have the infrastructure or capability internally to manufacture supplies of our biosimilar product candidates for use in the conduct of our nonclinical and clinical studies or on a commercial scale. We rely on third-party manufacturers, including our India-based contract manufacturer RLS, to manufacture and supply us with BOW015 in India. As discussed in the risk factor, "—Risks Relating to our Reliance on Third Parties—Disputes under key agreements with third parties, including our current dispute with RLS relating to our manufacturing and supply agreement, could adversely affect, delay or prevent development or commercialization of our product candidates." below, we are currently engaged in a dispute with RLS that may adversely impact our ability to rely on RLS to manufacture and supply BOW015 in the future. Additionally, we rely on an agreement with Ranbaxy to commercialize BOW015 in India and certain North African and Asian countries. We also have an agreement with Fujifilm Diosynth Biotechnologies U.S.A., Inc., or Fujifilm, for BOW015 process development with a view toward establishing Fujifilm as a source of future clinical and commercial supply of BOW015. Developing successful scale up techniques for manufacture of our biosimilar product candidates for commercial quantities will be time consuming and may not yield the quantities of product that we anticipate, which may have a material impact on our ability to successfully commercialize our product candidates. Moreover, the market for contract manufacturing services for protein therapeutics is highly cyclical, with periods of relatively abundant capacity alternating with periods in which there is little available capacity. If any need we have for contract manufacturing services increases during a period of industry-wide production capacity constraints, we may not be able to produce our product candidates on a timely basis or on commercially viable terms. Although we generally do not begin a clinical study unless we believe we have a sufficient supply of a product candidate to complete such study, any significant delay or discontinuity in the supply of a product candidate for an ongoing clinical study due to the need to replace a third-party manufacturer could considerably delay completion of our clinical studies, product testing, and potential regulatory approval of our product candidates, which could harm our business and results of operations.

        Any failure or refusal to supply the components for our product candidates that we may develop could delay, prevent or impair our clinical development or commercialization efforts. Although we endeavor, and will continue to do so in the future, to establish alternative sources of supply for BOW015 and our future product candidates in order to protect against any disruption in product supply, we cannot assure you that we will be able to find a suitable alternative manufacturer who is permitted to supply product under applicable regulatory laws, or to enter into appropriate agreements with such third parties on commercially reasonable terms, or at all. If our contract manufacturers were to breach or terminate their manufacturing arrangements with us, the development or commercialization of the affected products or product candidates could be delayed, which could have an adverse effect on our business. Any change in our manufacturers could be costly because the commercial terms of any new arrangement could be less favorable and because the expenses relating to the transfer of necessary technology and processes could be significant.

        If any of our product candidates are approved for any given jurisdiction, in order to produce the quantities necessary to meet anticipated market demand, any contract manufacturer that we engage may need to increase manufacturing capacity. If we are unable to produce our product candidates in sufficient quantities to meet the requirements for the launch of these products or to meet future demand, our revenue and gross margins could be adversely affected. Although we believe that we will not have any material supply issues, we cannot be certain that we will be able to obtain long-term supply arrangements for our product candidates or materials used to produce them on acceptable terms, if at all. If we are unable to arrange for third-party manufacturing, or to do so on commercially reasonable terms, we may not be able to complete development of our products or market them.

        We also rely on third parties to store the BOW015 master and working cell bank, and those of our pipeline product candidates. We have one master cell bank and one working cell bank and believe we would have adequate backup should any cell bank be lost in a catastrophic event. However, it is possible that we could lose multiple cell banks and have our manufacturing severely impacted by the need to replace the cell banks, which could materially and adversely affect our business, financial condition and results of operations.

        Further, we are currently party to an agreement with Ranbaxy, pursuant to which we granted to Ranbaxy exclusive rights under our intellectual property and regulatory materials relating to BOW015 in order to develop and commercialize BOW015 in India and certain other countries in Asia and North Africa. Pursuant to this agreement, Ranbaxy has agreed to distribute and sell BOW015 in India under the marketing authorization granted for BOW015. If we encounter delays or difficulties in executing our agreement with Ranbaxy to commercialize BOW015 in India, we may be required to seek alternative commercialization partners and/or develop a plan to commercialize BOW015 through direct sales into the Indian market, either of which may adversely affect our ability to successfully commercialize BOW015 in India. We have no direct sales experience in India or elsewhere. Therefore, if we decide to commercialize BOW015 through direct sales we cannot assure you that we would be successful.

Disputes under key agreements with third parties, including our current dispute with RLS relating to our manufacturing and supply agreement, could adversely affect, delay or prevent development or commercialization of our product candidates.

        Any agreements we have or may enter into with third parties, such as collaboration, license, formulation supplier, manufacturing, testing, clinical research organization or clinical trial agreements, may give rise to disputes regarding the rights and obligations of the parties to such agreements. Disagreements may occur, including our current dispute with RLS relating to our manufacturing and supply agreement, which we refer to as the RLS Agreement, relating to the parties' rights and obligations under these agreements, such as the scope of development or commercialization rights, ownership or use of intellectual property, the approach to obtaining regulatory approvals or commercialization strategy. Any disputes or commercial conflicts could lead to the termination of these agreements, delay progress of our product development programs, compromise our ability to renew agreements or obtain future agreements, lead to the loss of suppliers of our products, harm our intellectual property rights or result in costly litigation.

        In December 2014, RLS exercised its three-year termination for-convenience right with respect to the RLS Agreement, which will cause the agreement to terminate in December 2017. In addition, in January 2015, RLS informed us of its intention to initiate a dispute proceeding under the RLS Agreement alleging that the agreement grants RLS exclusive global supply rights for BOW015, and that the terms of our collaboration agreements with Fujifilm and Livzon violate the RLS Agreement. These collaboration agreements provide, in the case of Fujifilm, for process development and scale up of manufacturing processes for BOW015 to a capacity that may be sufficient to fulfill future requirements for clinical and commercial supply, and, in the case of Livzon, for a grant of rights, under certain circumstances, to supply BOW015 in the future in certain markets. RLS' delivery of a formal dispute notice will trigger a contractual 30-day period of negotiation between executives of RLS and Epirus to attempt to resolve the dispute. If the dispute is not resolved during this period, RLS may then file an arbitration proceeding to determine the outcome of the dispute. Following any such period of arbitration, if the arbitrator were to decide in favor of RLS, we would have 30 days to cure the alleged breach, after which time RLS may exercise its right to terminate the agreement. RLS has indicated that it will continue to supply us with BOW015 during any such periods of negotiation and arbitration. However, if RLS attempts to terminate the RLS Agreement and ceases to supply us with BOW015 prior to the time at which we are able to secure additional sources of BOW015, we will not be able to sustain or grow the sales of our only commercial product, BOW015. Although we intend to vigorously defend the claims by RLS, there is no guarantee that our defense will be successful during the periods of negotiation or arbitration, and RLS may succeed with respect to all of its claims. Further, while we believe that, based on forecasts from our Indian commercial partner, Ranbaxy, the current inventory of BOW015 is sufficient to fulfill anticipated demand there throughout the first half of 2015, it is possible that demand will increase in excess of our current inventory and that we will not be able to meet these demands if RLS ceases to provide us with BOW015. We intend to continue to build up additional

BOW015 inventory via new production runs by RLS, as necessary to establish sufficient product for the Indian territory, but we cannot be certain that RLS will in fact agree to manufacture these additional productions runs or that this additional supply will be adequate. It is possible that RLS could stop providing us with BOW015 entirely as a result of our current dispute, regardless of whether this causes RLS to breach the current agreement. This, in turn, could materially and adversely affect our ability to manufacture or supply BOW015 for use in commercial sales in India and other markets currently contemplated to be served by Ranbaxy.

Where we apply our In Market, For Market strategy for commercialization of our product candidates in emerging markets, where approved, we expect to transfer our cell lines and certain proprietary manufacturing technology to our third-party partners in order to permit locally-based manufacture of our biosimilar products by our partners. If our alliances with these partners terminate, our business could be harmed if such former partners continue to use our technology in such countries following termination, in breach of our agreements with them.

        Under our collaboration with Livzon, and under future In Market, For Market collaborations, we expect to transfer the manufacture and certain development and commercialization responsibilities for BOW015 and certain of our pipeline product candidates to Livzon and other future collaborators, along with certain of our SCALE manufacturing technology, and to provide technical assistance in such territories to assist our partners in establishing manufacturing capacity or modifying their existing manufacturing capacity for the production of our biosimilar product candidates. If our alliances with Livzon and any future partners are not successful, or our agreements with such partners are terminated, our agreements will include terms that require the partners to immediately cease any use of our technology, and to return to us any tangible embodiments of such technology, including our cell lines. However, our former partners may fail to comply with these terms, and may continue to use our technology to manufacture and sell biosimilar products in such countries, in breach of our agreements with them. In such case, we may be forced to enforce our contractual and intellectual property rights in the applicable countries, which would be time-consuming and costly, and would divert substantial management time and resources from other aspects of our business. Further, although we endeavor to include dispute resolution provisions in our agreements that are fully enforceable irrespective of the jurisdiction, including by the use of arbitration, countries outside the United States where we have In Market, For Market collaborations may not provide the same level of protection for our contractual and intellectual property rights, and there is no guarantee that we would be successful in preventing a party to whom we have transferred our technology from continuing to use our cell lines and technology to manufacture biosimilar products, in which case our business in those countries could be adversely affected.

In certain countries where we expect to commercialize our product candidates, under applicable laws, it is necessary for us to rely on locally established third parties to act as the holder of marketing approvals or authorizations for our product candidates in such countries. Our business could be harmed if those third parties fail to comply with the terms of such marketing authorizations or approvals, or fail to act in accordance with our instructions in relation to the marketing and sale of our product candidates covered by such authorizations or approvals.

        In some circumstances, it may be necessary as a matter of applicable local law, for the marketing and manufacturing approvals for our biosimilar products to be held by a third party that is not one of our affiliates. For example, our marketing approval in India for BOW015 is currently held in the name of our manufacturing partner, RLS, which also holds the manufacturing approval for BOW015. The marketing approval held by RLS for manufacture and sale of infliximab in India is based on and is specific to the data arising from our clinical trials conducted with respect to BOW015, which data is owned solely by us, and RLS therefore has no right to commercialize BOW015 in India or in any other country independently of us on the basis of such marketing authorization. We have a manufacturing and supply agreement in place with RLS that includes provisions that permit us to have oversight over RLS's activities in order to protect against breach by RLS of the terms of such marketing approval, and we will seek to include equivalent contractual protections in future agreements with third parties that hold regulatory approvals on our behalf. However, there is no guarantee that RLS or any other such third party will comply with the terms of the marketing authorization for the applicable biosimilars or with applicable laws. Where permissible under applicable laws, we also seek to provide for transfer of rights in any regulatory approval to an alternative holder on termination of our agreements with such third parties, and we also endeavor, and will continue to do so in the future, to establish alternative sources of supply for BOW015 and our future product candidates in order to protect against any disruption in product supply. However, we cannot assure you that we will be able to find an alternative holder for any such regulatory approvals in a timely fashion, or to enter into appropriate agreements with such third parties on commercially reasonable terms, or at all. Any non-compliance with applicable laws or the terms of regulatory approvals by such third parties could result in the permission to market and sell the applicable product candidate being revoked in one or more countries, which would materially jeopardize our right to commercialize BOW015 in India and such other countries.

We expect to partner with third parties in connection with the development of certain of our product candidates. Even if we enter into such collaborations, and we believe that the development of our technology and product candidates is promising, our partners may choose not to proceed with such development.

        Our agreements with potential partners may include the right for our partner to terminate the agreement on short notice upon the occurrence of certain circumstances. Accordingly, even if we enter into agreements with third-party partners in all of the territories where we intend to pursue commercialization of our product candidates, and we believe that the development of such product candidates are worth pursuing, our partners may choose not to continue with such development. If any of our partnerships are terminated, we may be required to devote additional resources to the development of our product candidates or seek a new partner on short notice, and the terms of any additional partnerships or other arrangements that we establish may not be favorable to us, if an alternative partner is even available.

        We are also at risk that our partnerships or other arrangements may not be successful. Factors that may affect the success of our partnerships include the following:

  •
  our partners may incur financial and cash-flow difficulties that force them to limit or reduce their participation in our joint projects;

  •
  our partners may be pursuing alternative technologies or developing alternative products that are competitive to our technology and products, either on their own or in partnership with others;

  •
  our partners may terminate their partnerships with us, which could make it difficult for us to attract new partners or adversely affect perception of us in the business and financial communities; and

  •
  our partners may pursue higher priority programs or change the focus of their development programs, which could affect their commitment to us.

        For example, in September 2014, we entered into a license and collaboration agreement with Livzon for development and commercialization of BOW015 and up to four other biosimilar pipeline products in China and related territories. This collaboration with Livzon is based on our In Market, For Market strategy, under which we would work with Livzon to establish local manufacturing capacity for the relevant product candidates. If our collaboration with Livzon is not successful or if we or Livzon terminate this agreement, we may not be able to progress our plans to develop and commercialize our product candidates in China and the related territories. Although we believe that there are appropriate alternative partners in each territory, there is no guarantee that we could identify and negotiate satisfactory terms with any such alternative partner, or that we could do so in a timeframe that would not compromise our ability to commercialize our product candidates.

        If we cannot maintain successful partnerships, our business, financial condition and operating results may be adversely affected.

International expansion of our business exposes us to business, regulatory, political, operational, financial, and economic risks associated with doing business outside of the United States.

        Our business strategy incorporates significant international expansion, with initial focus on emerging markets such as India, China and Brazil, as well as developed markets outside of the United States, such as Europe. We plan to engage in manufacturing, maintain sales representatives and conduct clinical trials outside of the United States. Doing business internationally involves a number of risks, including but not limited to:

  •
  multiple, conflicting, and changing laws and regulations such as privacy regulations, tax laws, export and import restrictions, employment laws, regulatory requirements, and other governmental approvals, permits, and licenses;

  •
  failure by us to obtain and maintain regulatory approvals for the use of our products in various countries;

  •
  additional potentially relevant third-party patent rights;

  •
  complexities and difficulties in obtaining protection and enforcing our intellectual property;

  •
  difficulties in staffing and managing foreign operations;

  •
  limits in our ability to penetrate international markets;

  •
  financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises on demand and payment for our products, and exposure to foreign currency exchange rate fluctuations;

  •
  natural disasters, political and economic instability, including wars, terrorism, and political unrest, outbreak of disease, boycotts, curtailment of trade, and other business restrictions;

  •
  certain expenses including, among others, expenses for travel, translation, and insurance; and

  •
  regulatory and compliance risks that relate to maintaining accurate information and control over sales and activities that may fall within the purview of the FCPA, its books and records provisions, or its anti-bribery provisions.

        Any of these factors could significantly harm any future international expansion and operations and, consequently, could adversely affect our business prospects.

Industry Related Risks

If efforts by manufacturers of reference products to delay or limit the use of biosimilars are successful, our sales of biosimilar products may suffer.

        Many manufacturers of reference products have increasingly used legislative, regulatory and other means in attempts to delay regulatory approval of and competition from biosimilars. These efforts have included sponsoring legislation to prevent pharmacists from substituting biosimilars for prescribed reference products or to make such substitutions more difficult by establishing notification, recordkeeping, and/or other requirements, as well as seeking to prevent manufacturers of biosimilars from referencing the brands of the innovator products in biosimilar product labels and marketing materials. If these or other efforts to delay or block competition are successful, we may be unable to sell our biosimilar product candidates, which could have a material adverse effect on our sales and profitability.

Foreign governments tend to impose strict price controls, which may adversely affect our revenue, if any.

        In some foreign countries, the pricing of prescription pharmaceuticals is subject to governmental control. This is likely also to apply to pricing of biosimilar products. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business could be adversely affected.

We may have significant product liability exposure which may harm our business and our reputation.

        Although our product candidates are biosimilar products, and are designed to be equivalent against reference products that have an established safety record in the indications in which they are marketed and used, we face a risk of product liability as a result of the clinical testing of our product candidates and will face an even greater risk as we commercialize our products. For example, we may incur liability if any product we develop allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability and a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. Regardless of the merits or eventual outcome, liability claims may result in:

  •
  decreased demand for BOW015, or any future product candidates;

  •
  injury to our reputation and significant negative media attention;

  •
  withdrawal of clinical trial participants or cancellation of clinical trials;

  •
  costs to defend the related litigation;

  •
  a diversion of management's time and our resources;

  •
  substantial monetary awards to trial participants or patients;

  •
  regulatory investigations, product recalls, withdrawals or labeling, marketing or promotional restrictions;

  •
  loss of revenue; and

  •
  the inability to commercialize any products we develop.

        Our inability to obtain and maintain sufficient product liability insurance at an acceptable cost and scope of coverage to protect against potential product liability claims could impact the commercialization of BOW015, and any future products we develop. We currently carry product liability insurance covering our clinical trials in the amount of $5 million in the aggregate. Although we maintain such insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies also have various exclusions and deductibles, and we may be subject to a product liability claim for which we have no coverage. We will have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts. Moreover, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses in all the jurisdictions in which we seek to market and sell our products. As we obtain approvals for marketing BOW015 and any other product candidates in more jurisdictions, we intend to expand our insurance coverage to include the sale of such products; however, we may be unable to obtain this liability insurance on commercially reasonable terms.

We use and generate materials that may expose us to expensive and time-consuming legal claims.

        Our development programs involve the use of hazardous materials, chemicals, and biological materials. We are subject to foreign, federal, state and local laws and regulations governing the use, manufacture, storage, and disposal of materials and waste products. We believe that our safety procedures for handling these materials comply with the standards prescribed by laws and regulations. However, we may incur significant costs to comply with current or future environmental laws and regulations. In addition, we cannot completely eliminate the risk of contamination or injury from hazardous materials. In the event of an accident, an injured party may seek to hold us liable for any damages that result. Any liability could exceed the limits or fall outside the coverage of our insurance, and we may not be able to maintain insurance on acceptable terms, if at all.

Risks Related to Intellectual Property

We may not be able to develop or commercialize our product candidates due to intellectual property rights held by third parties.

        Although we aim to launch our biosimilar product candidates in markets where we are not aware of any valid patent protection covering the reference biologic product, or in some cases where the fundamental patent protection for the reference product has expired, if a third party holds a patent to a formulation technology related to our planned formulation of a product candidate, we may not be able to develop or commercialize such product candidates without first obtaining a license to such patent, or waiting for such patent to expire. In addition, in the United States, under certain limited circumstances, patents known as "submarine" patents may issue without the corresponding application being previously published. If such a submarine patent were to issue and cover aspects of any one or more of our product candidates, it is possible that such patents could affect our ability to commercialize the affected product candidate(s). Our business will be harmed if we are unable to use the optimal formulation of our product candidates, which may occur because the formulations or methods of use are covered by one or more third-party patents, and a license to such patents is unavailable or is only available on terms that are unacceptable. In the case of our biosimilar product candidates, this may prevent us from establishing the equivalence to the reference biologic product required to gain regulatory approval for sale of such biosimilar product within a time frame that would make the commercialization of the affected biosimilar product candidate commercially viable.

We may not have identified all the relevant patents covering our product candidates, or the scope or term of identified patents may differ from our assessment, which may affect our ability to commercialize our product candidates.

        Although we have conducted searches in commercially available patent databases directed to patents that would cover reference products in our pipeline, we may not have identified all of the relevant patents. Patent filings can be complicated and involve many progeny cases in different jurisdictions around the world. Patents and patent applications are published weekly and if the databases that we use are not up to date when the search is conducted then we may not identify relevant patents that may cover our product patents. If we fail to identify relevant patent filings in the jurisdictions in which we plan to commercialize, or if we incorrectly interpret the claims or scope of coverage afforded by any patent identified in our searches in any jurisdiction, such that our product candidates in fact infringe such patents, then our ability to commercialize our products in the applicable countries could be prevented or delayed. Further, the patents covering the reference products may be subject to adjustments or extensions under applicable law that may prolong the life of such patents. While we strive to avoid litigation by launching our product candidates in markets where the reference product is no longer subject to patent protection, if we incorrectly assess the applicable term of the patent, or if such term is extended in any jurisdiction via an appeal or otherwise, our ability to commercialize in that such jurisdiction could be adversely affected.

If we are unable to protect the confidentiality of our trade secrets, the value of our technology could be materially adversely affected and our business would be harmed.

        We do not currently have any patent filings with any patent offices in the world. We rely solely on trade secret protection and confidentiality agreements to protect proprietary know-how that may not be patentable, processes for which patents may be difficult to obtain or enforce and any other elements of our product development processes that involve proprietary know-how, information or technology that is not covered by patents. This includes our rights in our proprietary SCALE technology, which is critical to the success of our In Market, For Market strategy for commercialization of our product candidates in emerging markets.

        As part of our efforts to protect our trade secrets and other confidential information, we require our employees, consultants, collaborators and advisors to execute confidentiality agreements upon the commencement of their relationships with us, and we include equivalent provisions in all of our material collaboration and license agreements. These agreements require that all confidential information developed by the individual or made known to the individual by us during the course of the individual's relationship with us be kept confidential and not be disclosed to third parties. These agreements, however, may not provide us with adequate protection against improper use or disclosure of confidential information, and these agreements may be breached. Adequate remedies may not exist in the event of unauthorized use or disclosure of our confidential information. A breach of confidentiality could significantly affect our competitive position. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants, collaborators or advisors have previous employment or consulting relationships. To the extent that our employees, consultants or contractors use any intellectual property owned by others in their work for us, disputes may arise as to the rights in any related or resulting know-how and inventions. Also, third parties, including our competitors, may independently develop substantially equivalent proprietary information and technologies or otherwise lawfully gain access to our trade secrets and other confidential information. In such a case, we would have no right to prevent such third parties from using such proprietary information or technologies to compete with us, which could harm our competitive position.

        In addition, where we enter into In Market, For Market collaborations to develop and commercialize our product candidates in emerging markets, these collaborations are expected to involve the establishment in such countries of independent manufacturing capacity for the applicable product candidates. Establishing such manufacturing capacity is expected to involve certain technology transfer by us to our strategic partners, and the provision by us of technical assistance in connection with such transfer. If our agreements with our collaborators are terminated, although these agreements provide that our former partners have no further rights in the transferred technology, such third parties could use the technology and know-how they received from us to continue to develop and commercialize the applicable products, in breach of our agreements with them, and which would materially impact our revenues from commercialization of our product candidates. In such case, it may be necessary for us to become involved in litigation or arbitration to retain and defend our rights in such technology, and to prevent such commercialization. Any such proceedings, which would be likely to be conducted in a country outside the United States would be costly and time consuming, and would divert significant management time and resources, with no guarantee of a successful outcome.

We may not be able to protect against third-party copying of our product candidates.

        As noted above, we currently rely upon trade secrets to protect our product candidates. Our product candidates utilize the same formulations and ingredients as others used in the marketplace and, as such, may not be eligible for any patent protection. In addition, there may be third-party patents and patent applications directed to formulations, processes of manufacture or other processes that could cover our product candidates.

Litigation or third-party claims of intellectual property infringement could require substantial time and money to resolve. Unfavorable outcomes in these proceedings could limit our activities.

        We may need to resort to litigation to enforce or defend our intellectual property rights, including any misappropriation of our trade secrets or know how. We cannot guarantee that our product candidates will be free of claims by third parties alleging that we have infringed their intellectual property rights. Third parties may assert that we are employing their proprietary technologies without authorization and they may resort to litigation to attempt to enforce their rights. Third parties may have or obtain patents in the future and claim that the use of our technology or any of our product candidates infringes their patents. We may not be able to develop or commercialize product candidates because of patent protection others have. Our business will be harmed if we cannot obtain a necessary or desirable license, can obtain such a license only on terms we consider to be unattractive or unacceptable, or if we are unable to redesign our product candidates or processes to avoid actual or potential patent or other intellectual property infringement.

        Our efforts to obtain, protect and defend our intellectual property rights, whether we are successful or not, may require us to incur substantial costs, including the diversion of management and technical personnel. An unfavorable ruling in intellectual property litigation could subject us to significant liabilities to third parties, require us to cease developing, manufacturing or selling the affected products or using the affected processes, require us to license the disputed rights from third parties, or result in awards of substantial damages against us. In addition, intellectual property litigation, whether we are successful or not, can be very expensive and may require us to incur substantial costs, including the diversion of management and technical personnel. During the course of any litigation, there may be public announcements of the results of hearings, motions, and other interim proceedings or developments in the litigation. If securities analysts or investors regard these announcements as negative, the market price of our common stock may decline. General proclamations or statements by key public figures may also have a negative impact on the perceived value of our intellectual property.

        There can be no assurance that we would prevail in any intellectual property infringement action, will be able to obtain a license to any third-party intellectual property on commercially reasonable terms, successfully develop non-infringing alternatives on a timely basis, or license non-infringing alternatives, if any exist, on commercially reasonable terms. Any significant intellectual property impediment to our ability to develop and commercialize our products could seriously harm our business and prospects.

Risks Related to an Investment in Our Common Stock

Our management and independent auditors have identified material weaknesses in our internal controls, and we may be unable to develop, implement and maintain appropriate controls in future periods, which may lead to errors or omissions in our financial statements.

        In connection with the preparation of certain of our 2014 interim financial statements, our management team and independent registered public accounting firm identified certain weaknesses in our internal controls that were considered to be a material weakness. Specifically, our independent auditors identified errors in the draft financial statements of Private Epirus for the three and six-month periods ending June 30, 2014 that, in the aggregate, represented a material weakness in our financial statement close process. This material weakness has not been fully remediated. Prior to the complete remediation of this material weakness, there remains risk that the transitional controls on which we currently rely will fail to be sufficiently effective, which could result in a material misstatement of our financial position or results of operations and require a restatement of our financial statements.

        We are currently designing and implementing new procedures and controls intended to address the material weakness described above over the financial statement close process. While this design and implementation phase is underway, we are relying significantly on outside accounting professionals until permanent employees can be hired to fill these roles and on manual procedures to assist us with meeting the objectives otherwise fulfilled by an effective control environment. The implementation of new procedures and controls could be costly and distract management from other activities.

        We note that a system of procedures and controls, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Because of the inherent limitations in all systems of procedures and controls, no evaluation can provide absolute assurance that all control issues, including instances of fraud, if any, have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and breakdowns can occur because of simple error or mistake. Additionally, procedures and controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override. The design of any system of procedures and controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, our systems of procedures and controls, as we further develop and enhance them, may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective system of procedures and controls, misstatements due to error or fraud may occur and not be detected and could be material and require a restatement of our financial statements.

        If we are unable to establish appropriate internal controls, we may not have adequate, accurate or timely financial information, and we may be unable to meet our reporting obligations or comply with the requirements of the SEC or the Sarbanes-Oxley Act of 2002, which could result in the imposition of sanctions, including the inability of registered broker dealers to make a market in our common shares, or investigation by regulatory authorities. Any such action or other negative results caused by our inability to meet our reporting requirements or comply with legal and regulatory requirements or by disclosure of an accounting, reporting or control issue could adversely affect the trading price of our securities. Further and continued determinations that there are significant deficiencies or material weaknesses in the effectiveness of our internal controls could also reduce our ability to obtain financing or could increase the cost of any financing we obtain and require additional expenditures to comply with applicable requirements.

Our failure to meet the continued listing requirements of The NASDAQ Capital Market could result in a delisting of our common stock.

        In connection with the Merger, we effected a reverse split of our common stock to enable us to comply with The NASDAQ Capital Market's minimum bid price listing requirement. Notwithstanding the reverse stock split and compliance with The NASDAQ Capital Market's minimum bid price listing requirement, we may not be able to maintain a price per share of our common stock in excess of $1.00 per share or the additional criteria for continued listing of our common stock set forth by The NASDAQ Capital Market. The occurrence of any future non-compliance with The NASDAQ Capital Market's minimum bid price or other listing requirements may have a material adverse effect on our stock price, our business and our prospects.

Epirus' stock price is expected to continue to be volatile and you may not be able to resell your shares in Public Epirus.

        We cannot assure you that an active trading market for shares of Epirus will continue to develop or be sustained. If an active market for our common stock does not continue to develop, or is not sustained, it may be difficult to sell shares without depressing the market price for the shares or to sell your shares at all.

        The market price for our common stock has been volatile, and market prices for securities of companies comparable to us have been highly volatile. In addition, the stock market as a whole and biotechnology and other life science stocks in particular have experienced significant recent price volatility. Like our common stock, these stocks have experienced significant price and volume fluctuations for reasons unrelated to the operating performance of the individual companies. Factors giving rise to this volatility may include:

  •
  regulatory developments in both the United States and abroad;

  •
  developments concerning proprietary rights, including patents and litigation matters;

  •
  disclosure of new collaborations or other strategic transactions;

  •
  public concern about the safety or efficacy of our product candidates or technology, their components, or related technology or new technologies generally;

  •
  public announcements by our competitors or others regarding new products or new product candidates; and

  •
  general market conditions and comments by securities analysts and investors; and

  •
  developments relating to our key partners, including our existing dispute with RLS.

        In the past, securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Whether or not meritorious, litigation brought against us could result in substantial costs and a diversion of management's attention and resources, which could adversely affect our business, operating results and financial condition.

Fluctuations in our operating losses could adversely affect the price of our common stock.

        Our operating losses may fluctuate significantly on a quarterly basis. Some of the factors that may cause our operating losses to fluctuate on a period-to-period basis include the status of our clinical and pre-clinical development programs, level of expenses incurred in connection with our clinical and pre-clinical development programs, restructuring costs, implementation or termination of collaboration, licensing, manufacturing or other material agreements with third parties, non-recurring revenue or expenses under any such agreement, and compliance with regulatory requirements. Period-to-period comparisons of our historical and future financial results may not be meaningful, and investors should not rely on them as an indication of future performance. Our fluctuating losses may fail to meet the expectations of securities analysts or investors. Our failure to meet these expectations may cause the price of our common stock to decline.

Ownership of our common stock is highly concentrated.

        As a result of the consummation of the merger, certain stockholders have beneficial ownership of significant blocks of our outstanding common stock. Immediately prior to the offering, investment funds affiliated with 5AM Ventures III, L.P., Montreux Equity Partners IV, L.P., TPG Biotechnology Partners III, L.P. and Livzon MabPharm Inc. owned or controlled approximately 17.3%, 17.2%, 17.2% and 12.1% of our outstanding shares of common stock. In addition, three of our directors, Scott Rocklage, Geoffrey Duyk and Daotian Fu are affiliated with 5AM Ventures III, L.P., TPG

Biotechnology Partners III, L.P. and Livzon MabPharm Inc., respectively. Such stockholders, acting individually or as a group, have substantial influence over the outcome of a corporate action requiring stockholder approval, including the election of directors, any approval of a change of control, merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transaction, even if the outcome sought by such stockholders is not in the interest of our other stockholders. In addition, the significant concentration of stock ownership may result in a lack of liquidity of our common stock or a perception among investors that conflicts of interest may exist or arise, which may adversely affect the value of our common stock.

Anti-takeover provisions in our charter documents and provisions of Delaware law may make an acquisition more difficult and could result in the entrenchment of management.

        We are incorporated in Delaware. Anti-takeover provisions of Delaware law and our charter documents may make a change in control or efforts to remove management more difficult. Also, under Delaware law, our board of directors may adopt additional anti-takeover measures. The existence of the following provisions of Delaware law and our sixth amended and restated charter, as amended, or our amended and restated bylaws could limit the price that investors might be willing to pay in the future for shares of our common stock.

        Our charter authorizes our board of directors to issue up to 5,000,000 shares of preferred stock and to determine the terms of those shares of stock without any further action by our stockholders. If the board of directors exercises this power to issue preferred stock, it could be more difficult for a third party to acquire a majority of our outstanding voting stock and vote the stock they acquire to remove management or directors.

        Our charter also provides staggered terms for the members of our board of directors. Under Section 141 of the General Corporation Law of the State of Delaware, or the DGCL, and our charter, our directors may be removed by stockholders only for cause and only by vote of the holders of 75% of voting shares then outstanding. These provisions may prevent stockholders from replacing the entire board in a single proxy contest, making it more difficult for a third party to acquire control without the consent of our board of directors. These provisions could also delay the removal of management by the board of directors with or without cause. In addition our amended and restated bylaws limit the ability our stockholders to call annual meetings of stockholders.

        Our equity incentive plans generally permit our board of directors to provide for acceleration of vesting of options granted under these plans in the event of certain transactions that result in a change of control. If our board of directors uses its authority to accelerate vesting of options, this action could make an acquisition more costly, and it could prevent an acquisition from going forward.

        Under Section 203 of the DGCL, a corporation may not engage in a business combination with any holder of 15% or more of its capital stock until the holder has held the stock for three years unless, among other possibilities, the board of directors approves the transaction in advance. These provisions may have the effect of entrenching our management team and may deprive you of the opportunity to sell your shares to potential acquirers at a premium over prevailing prices. The potential inability to obtain a control premium could reduce the price of our common stock.

FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the SEC filings that are incorporated by reference into this prospectus supplement contain or incorporate by reference "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You can generally identify these forward-looking statements by forward-looking words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may," "seek" and other similar expressions. You should read these statements carefully because they discuss future expectations, contain projections of future results of operations or financial condition, or state other "forward-looking" information. These statements relate to our future plans, objectives, expectations, intentions and financial performance and the assumptions that underlie these statements. These forward-looking statements include, but are not limited to, statements about:

  •
  our expectations regarding the development and clinical benefits of our product candidates;

  •
  our expectations regarding the results of preclinical and clinical testing of our product candidates;

  •
  our expectations regarding the timing, completion and receipt of results from our ongoing development programs;

  •
  the receipt of any required regulatory approval for our products;

  •
  our expectations regarding the markets for our products;

  •
  acceptance of our products, if introduced, in the marketplace;

  •
  the impact of competitive products, product development, commercialization and technological difficulties;

  •
  our expectations regarding partnering opportunities and other strategic transactions;

  •
  our intellectual property position;

  •
  our estimates regarding our future revenues, research and development expenses, other expenses, payments to third parties and changes in staffing levels; and

  •
  our estimates regarding how long our currently available cash and cash equivalents will be sufficient to finance our operations and statements about our future capital needs.

        All forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement, the risk factors set forth under the heading "Risk Factors" in this prospectus supplement, and in the section entitled "Risk Factors" incorporated herein by reference to our most recent Quarterly Report on Form 10-Q. These forward-looking statements speak only as of the date of this prospectus supplement. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect new information, events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, the forward-looking events and circumstances described in this prospectus supplement may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements.

 USE OF PROCEEDS

        We anticipate that the net proceeds to us, after deducting estimated underwriting discounts and commissions and estimated expenses payable by us, from the assumed sale of 6,349,206 shares of our common stock offered hereby, at an assumed public offering price of $6.30 per share, the closing price on The NASDAQ Capital Market on January 23, 2015, will be approximately $36.8 million, or approximately $42.3 million if the underwriters exercise in full their option to purchase an assumed 952,380 additional shares of common stock.

        We intend to use the net proceeds from the sale of our common stock to progress our global BOW015 clinical program and to advance the development of our other product candidates, as well as for general corporate and working capital purposes. The amounts and timing of our actual expenditures for each purpose may vary significantly depending upon numerous factors, including the timing and success of any ongoing clinical trials or clinical trials we may commence in the future, the timing of regulatory submissions, any unforeseen delays or problems in the development of our manufacturing capabilities and supply chain relationships, and the timing and amount of our future revenue, our future expenses as well as any collaborations or licensing that we may enter into with third parties for our product candidates, and any unforeseen cash needs. We reserve the right to change the use of proceeds as a result of certain contingencies such as competitive developments, opportunities to acquire technologies or products and other factors. Pending application of the proceeds of sale of the securities, we intend to invest the net proceeds of the sale in short-term, investment-grade, interest-bearing instruments.

        A $1.00 increase or decrease in the assumed public offering price of $6.30 per share, the last reported sale price of our common stock on The NASDAQ Capital Market on January 23, 2015, would increase or decrease the net proceeds from this offering by approximately $5.9 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses. Similarly, each increase or decrease of 1.0 million shares offered by us at the assumed public offering price would increase or decrease the net proceeds from this offering by approximately $5.9 million, after deducting the estimated underwriting discounts and commissions and estimated expenses.

DESCRIPTION OF COMMON STOCK

        The following summary of certain provisions of our common stock does not purport to be complete. You should refer to our sixth amended and restated certificate of incorporation, as amended, and our amended and restated bylaws. The summary below is also qualified by provisions of applicable law.

General Terms

        Our authorized capital stock currently consists of 300,000,000 shares of common stock, par value $0.001 per share. Except as otherwise provided in any resolution providing for the issue of any series of preferred stock, holders of our common stock have exclusive voting rights for the election of directors and for all other purposes. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. Neither our sixth amended and restated certificate of incorporation, as amended, nor our amended and restated bylaws authorize cumulative voting. The holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for the payment of dividends, subject to the rights of any series of preferred stock. In the event of a liquidation, dissolution or winding up of Epirus, the holders of our common stock are entitled to share ratably in all assets remaining after payment of the preferential amounts, if any, to which the holders of our preferred stock, if any, are entitled. Our common stock has no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All of our outstanding shares of common stock are fully paid and non-assessable.

Our Board of Directors

        Our board of directors currently has eight (8) members. Our sixth amended and restated certificate of incorporation, as amended, and our amended and restated bylaws, provide that the number of directors shall be fixed from time to time by resolution adopted by the vote of a majority of the directors then in office, but shall in no event be less than three. Our sixth amended and restated certificate of incorporation, as amended, provides that the board of directors shall be divided into three nearly equal classes, with each class's term expiring on a staggered basis. Vacancies and newly created directorships may be filled by a majority of the directors then in office, though less than a quorum. Directors may be removed only for cause by the affirmative vote of at least seventy-five percent (75%) of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, cast at a meeting of the stockholders called for that purpose.

Certain Provisions of Delaware Law and of Our Sixth Amended and Restated Certificate of Incorporation, as Amended, and By-Laws

Anti-Takeover Provisions of our Delaware Certificate of Incorporation and By-laws

        Our sixth amended and restated certificate of incorporation, as amended, and our by-laws contain other provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless such takeover or change in control is approved by our board of directors. These provisions include to the board of directors' ability to issue shares of preferred stock, a classified board of directors as discussed above, elimination of stockholder action by written consents, elimination of the ability of stockholders to call special meetings, advance notice procedures for stockholder proposals and supermajority vote requirements for amendments to our certificate of incorporation and by-laws.

        Preferred Stock.    Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series, including voting rights, dividend rights and redemption and liquidation preferences. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of our common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management as discussed below. Upon the affirmative vote of our board of directors, without stockholder approval, we may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock.

        Classified Board.    Under the Delaware General Corporation Law, unless the certificate of incorporation otherwise provides, directors serving on a classified board can only be removed by the stockholders for cause. The provision for a classified board could prevent a party who acquires control of a majority of our outstanding common stock from obtaining control of the board until our second annual stockholders meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions.

        Elimination of Stockholder Action Through Written Consent.    Our amended and restated by-laws provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

        Elimination of the Ability to Call Special Meetings.    Our sixth amended and restated certificate and our amended and restated by-laws provide that, except as otherwise required by law, special meetings of our stockholders can only be called pursuant to a resolution adopted by a majority of our board of directors or by our chief executive officer or the chairman of our board of directors. Stockholders are not permitted to call a special meeting or to require our board to call a special meeting.

        Advanced Notice Procedures for Stockholder Proposals.    Our amended and restated by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board. Stockholders at our annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Although our amended and restated by-laws do not give our board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our amended and restated by-laws may have the effect of precluding the conduct of some business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

        Amendments to the Certificate of Incorporation or By-laws.    Our sixth amended and restated certificate of incorporation, as amended, and by-laws provide that the affirmative vote of holders of at least 75% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal some of their provisions, unless such amendment or change has been approved by either a majority of those directors who are not affiliated or associated with any person or entity holding 10% or more of the voting power of our outstanding capital stock. This requirement of a super-majority vote to approve amendments to the certificate and by-laws could enable a minority of our stockholders to exercise veto power over any such amendments

Provisions of Delaware Law Governing Business Combinations

        We are subject to the "business combination" provisions of Section 203 of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in any "business combination" transactions with any "interested stockholder" for a period of three years after the date on which the person became an "interested stockholder," unless:

  •
  prior to such date, the board of directors approved either the "business combination" or the transaction which resulted in the "interested stockholder" obtaining such status;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the "interested stockholder") those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or subsequent to such time the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder."

        A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of a corporation's voting stock or within three years did own 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Limitations on Liability and Indemnification of Officers and Directors

        Our sixth amended and restated certificate of incorporation, as amended, limits the liability of our directors to the fullest extent permitted by the Delaware General Corporation Law and provides that we will indemnify them to the fullest extent permitted by such law. We have entered into indemnification agreements with all of our current directors and expect to enter into a similar agreement with any new directors.

PRICE RANGE OF COMMON STOCK

        Our common stock has been publicly traded on The NASDAQ Capital Market under the symbol "EPRS" since July 16, 2014, prior to which it was traded under the symbol "ZLCS". The following table sets forth, for the periods indicated, the high and low intraday sale prices of our common stock as reported by The NASDAQ Capital Market. The per share prices below reflect the adjustments made for a 1-for-10 reverse stock split effected at 12:01 a.m. ET on July 16, 2014 and a 1-for-6 reverse stock split effected on October 3, 2013.

	High	Low
2015
First Quarter (through January 23, 2015)	$8.97	$5.56
2014
Fourth Quarter	$7.14	$3.78
Third Quarter	$12.90	$6.75
Second Quarter	$17.40	$8.60
First Quarter	$22.50	$11.00
2013
Fourth Quarter	$82.80	$8.80
Third Quarter	$72.00	$28.10
Second Quarter	$42.00	$28.80
First Quarter	$49.56	$36.00

        On January 23, 2015, the last reported sale price of our common stock on The NASDAQ Capital Market was $6.30. As of December 31, 2014, there were 12,920,843 shares of our common stock outstanding held by 70 holders of record.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2014:

  •
  on an actual basis;

  •
  on a pro forma basis to give effect to a $7.5 million loan received from Hercules Technology Growth Capital, Inc. on October 1, 2014, net of $0.3 million debt discount associated with common stock warrants issued to the lender and approximately $0.2 million of lender costs. The Note Payable amount set forth in the following table does not reflect the impact of any embedded derivatives or other features which may be included within the loan and the impact may have a material impact on the actual accounting for the note payable; and

  •
  on an as adjusted basis to reflect the sale of shares of our common stock offered in this offering at an assumed public offering price of $6.30 per share (the last reported price of our common stock on The NASDAQ Capital Market on January 23, 2015), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        You should read this information together with our audited financial statements and related notes appearing elsewhere in this prospectus and the information set forth under the heading "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

	As of September 30, 2014
	Actual	Pro Forma	As adjusted(1)
	(in thousands, except share and per share data)
Cash and cash equivalents	$23,681	$30,681	$67,446

Notes payable, net of current portion	$—	$7,000	$7,000
Warrants to purchase common stock	—	—	—
Stockholders' equity:
Preferred stock, $0.001 par value: 5,000,000 shares authorized and no shares issued or outstanding	—	—	—
Common stock, $0.001 par value; 300,000,000 shares authorized actual and as adjusted; 12,934,102 shares issued and 12,920,843 outstanding, actual and pro forma, and 19,283,308 shares issued and 19,270,049 outstanding, as adjusted(2)	13	13	19
Additional paid-in capital	118,554	118,554	155,313
Accumulated deficit	(76,172)	(76,172)	(76,172)

Total stockholders' equity	42,395	42,395	79,160

Total capitalization	$42,395	$49,395	$86,160

(1)
A $1.00 increase (decrease) in the assumed public offering price of $6.30 per share (the last reported price of our common stock on The NASDAQ Capital Market on January 23, 2015), would increase (decrease) the as adjusted amount of each of cash and cash equivalents and total stockholders' equity by approximately $5.9 million, assuming that the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

(2)
The actual and as adjusted information set forth in the table excludes (i) 1,585,898 shares of common stock issuable upon exercise of stock options outstanding as of September 30, 2014 at a weighted-average exercise price of $11.50 per share, (ii) 13,259 shares of nonvested restricted stock to unvested restricted stock units, (iii) 86,190 shares of common stock issuable upon the exercise of warrants to purchase shares of common stock outstanding as of September 30, 2014 at a weighted-average exercise price of $7.06 per share, (iv) and 2,818,071 shares of common stock reserved for future issuance under our 2004 Equity Incentive Plan as of September 30, 2014, of which options to purchase up to approximately 775,000 shares of common stock and restricted stock units for up to approximately 16,000 shares of common stock are intended to be granted to employees on the 30th day after completion of this offering.

DIVIDEND POLICY

        We have never declared or paid any cash dividends on our capital stock. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination related to dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in our current or future financing instruments.

DILUTION

        Purchasers of common stock offered by this prospectus supplement and the accompanying prospectus will suffer immediate and substantial dilution in the net tangible book value per share of common stock. Our net tangible book value as of September 30, 2014 was approximately $16.9 million, or approximately $1.30 per share of common stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding as of September 30, 2014.

        Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares in this offering and the net tangible book value per share of our common stock immediately after this offering. After giving effect to the assumed sale of 6,349,206 shares of common stock in this offering at an assumed public offering price of $6.30 per share (the last reported sale price on The NASDAQ Capital Market on January 23, 2015), and after deduction of the estimated offering expenses payable by us, our adjusted net tangible book value as of September 30, 2014 would have been approximately $53.7 million, or $2.78 per share of common stock. This represents an immediate increase in net tangible book value of $1.48 per share of common stock to our existing shareholders and an immediate dilution in net tangible book value of $3.52 per share of common stock to investors participating in this offering. The following table illustrates this per share dilution:

Assumed public offering price per share		$6.30
Net tangible book value per share as of September 30, 2014	$1.30
Increase per share attributable to this offering	1.48

Adjusted net tangible book value per share as of September 30, 2014, after giving effect to this offering		2.78

Dilution per share to new investors participating in this offering		$3.52

        The above table is based on 12,920,843 shares of our common stock outstanding as of September 30, 2014 and excludes the following:

  •
  1,585,898 shares issuable upon exercise of stock options outstanding as of September 30, 2014 at a weighted average exercise price of $11.50 per share;

  •
  13,259 shares of nonvested restricted stock;

  •
  86,190 shares issuable upon exercise of warrants outstanding as of September 30, 2014 at a weighted average exercise price of $7.06 per share; and

  •
  2,818,071 shares of our common stock available for future issuance under our Amended and Restated 2004 Incentive Plan, as amended, of which options to purchase up to approximately 775,000 shares of common stock and restricted stock units for up to approximately 16,000 shares of common stock are intended to be granted to employees on the 30th day after completion of this offering.

        To the extent that any options or warrants are exercised, new options are issued under our equity incentive plans, or we otherwise issue additional shares of common stock in the future, there will be further dilution to new investors.

        Each $1.00 increase or decrease in the assumed public offering price of $6.30 per share, the last reported sale price of our common stock on The NASDAQ Capital Market on January 23, 2015, would increase or decrease the as adjusted net tangible book value by $5.9 million, the as adjusted net tangible book value per share after this offering by $0.31 per share and the dilution in net tangible book value per share to investors in this offering by $0.69 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same and after deducting the estimated underwriting discount. Similarly, each increase or decrease of 1.0 million shares offered by us at the assumed public offering price would increase or decrease the as adjusted net tangible book value by $5.9 million, the as adjusted net tangible book value per share after this offering by $0.15 per share and the dilution in net tangible book value per share to investors in this offering by $0.15 per share, after deducting the estimated underwriting discounts and commissions. The as adjusted information discussed above is illustrative only and will change based on the actual public offering price, number of shares and other terms of this offering determined at pricing.

        If the underwriters exercise in full their option to purchase an assumed 952,380 additional shares of common stock at an assumed public offering price of $6.30 per share, the as adjusted net tangible book value after this offering would be $2.93 per share, representing an increase in net tangible book value of $1.63 per share to existing stockholders and immediate dilution in net tangible book value of $3.37 per share to investors purchasing our common stock in this offering at the public offering price.

BUSINESS

Overview

        We are a commercial-stage biopharmaceutical company focused on improving patient access to important biopharmaceuticals by developing, manufacturing, and commercializing biosimilar therapeutics, or biosimilars, in targeted geographies worldwide. We seek to build a sustainable, profitable biosimilar company with a pipeline of operationally synergistic monoclonal antibodies in inflammation and immunology.

        Our lead product candidate is BOW015, a biosimilar version of Remicade® (infliximab). Remicade, marketed by Johnson & Johnson, Merck Schering and Mitsubishi Tanabe for the treatment of various inflammatory diseases, generated approximately $8.4 billion in global sales in 2013.

        We have reported bioequivalence and efficacy data from a Phase 1 clinical trial in the United Kingdom and a Phase 3 clinical trial in India, both of which demonstrated the equivalence of BOW015 to Remicade. We recently announced positive 58 week follow up data from the Phase 3 trial. In this open label phase, we demonstrated that patients can be safely initiated and effectively maintained on BOW015 for 58 weeks, and that patients can be safely switched from Remicade to BOW015 and effectively maintained out to 58 weeks. We intend to initiate a global clinical program for BOW015 in North America and Europe in late 2015 or early 2016. We have been designing this clinical program in consultation with European regulatory bodies in order to obtain the data necessary to support eventual approval of BOW015 in North America and Europe.

        In November 2014, we launched BOW015 in India, under the brand name InfimabTM, the first infliximab biosimilar in India, with our commercialization partner Ranbaxy Laboratories Limited, or Ranbaxy. We expect to utilize our existing regulatory data package to gain regulatory approval for BOW015 in additional countries.

        Our pipeline of biosimilar product candidates also includes BOW050, a biosimilar version of Humira® (adalimumab), which is marketed by AbbVie and used to treat inflammatory diseases, and BOW070, a biosimilar version of Actemra® (tocilizumab), which is marketed by Genentech/Roche and used to treat inflammatory diseases. BOW050 and BOW070 are in preclinical development. Collectively, Remicade, Humira, and Actemra generated $20.5 billion in global sales in 2013, according to EvaluatePharma®. We are advancing existing development and commercialization partnerships for our product candidates in China and India, as well as in additional countries in Southeast Asia and North Africa. We are also pursuing development and commercial partnerships in the United States, Europe, Brazil, and elsewhere.

        Biosimilars are highly similar versions of approved patented biological drug products, referred to as reference or innovator products. Based on projected global sales estimates from EvaluatePharma, more than $70 billion in major biologics sales is expected to face biosimilar competition as a result of patent expiries over the next decade. We are currently focused on developing biosimilars to therapeutic monoclonal antibodies, or MAbs. We seek to take advantage of a convergence of three trends shaping the global market for MAb biosimilars. First, the market for MAbs is large and growing, and comprises many of the top-selling therapeutics in the world. According to EvaluatePharma, sales of MAbs accounted for $61.8 billion globally in 2013 and grew at a compound annual growth rate of 14% from 2010 through 2013. Sixteen of these MAbs, representing $43.3 billion of global sales in 2013, are expected to lose patent protection globally by 2020, creating an opportunity for companies focusing on biosimilars to the referenced MAbs. Second, our commercial approach addresses the defined but evolving and diverse commercial and regulatory frameworks that exist globally for the introduction of biosimilars. These frameworks allow companies to develop and commercialize biosimilars at a cost that is expected to be less than that incurred by the innovators of the respective reference products. Third, MAbs are often very expensive. In many countries outside the United States, public and private payors are seeking to lower the cost of biologics and improve patient access to these important medications. This favors biosimilar versions of biologics that are priced at a discount to the branded reference products.

        We believe that successfully building a biosimilar business requires a clear path toward sustainability and profitability. In order to reach that objective, we have chosen to focus on markets that meet three important criteria: (1) a clear, precedent-driven regulatory pathway; (2) minimal exposure to potential patent encumbrances; and (3) a commercially viable path. We have developed distinct strategies to access each of these markets, which we have segmented into three types: Developed Markets, Local Production Markets, and Accessible Markets.

        The Developed Markets, predominately North America and Europe, are expected to be the financial anchor of our business. In Europe, we intend to commercialize our products using a licensing or distribution model in conjunction with direct sales. This approach is designed to allow us to book top-line revenue and invest gradually in commercial infrastructure, thereby creating a sustainable, profitable enterprise. In North America, we anticipate seeking a commercial partner or alternative commercial model, which may include contracting directly with payors of other third-party entities. We plan to initiate a global clinical program for BOW015 in late 2015 or early 2016, after which we intend to pursue regulatory approval for BOW015 in North America and Europe with filings in 2017.

        In Local Production Markets, which include China and Brazil, local authorities mandate or strongly encourage local production as a condition for regulatory and/or commercial acceptance. In these Local Production Markets, we intend to collaborate with local partners to enable in-country production of our products using our SCALETM manufacturing platform which enables turn-key, locally-based manufacturing of biosimilars. We believe that our SCALE platform provides us with a competitive advantage by giving us the ability to accelerate the entry of our biosimilar candidates into many emerging markets. In China, we have entered into an Exclusive License and Collaboration Agreement with Livzon Mabpharm Inc., or Livzon, for the global development and commercialization of certain antibodies or related biological compounds, including BOW015. We are also pursuing development and commercial partnerships in Brazil.

        In Accessible Markets, in which our current regulatory data are expected to be sufficient for approval, we intend to commercialize through partnerships. We currently have an agreement to commercialize BOW015 in India with Ranbaxy. We launched BOW015, under the brand name InfimabTM, in India in November 2014. We are also actively pursuing access to additional markets through Ranbaxy and other potential licensing partners.

Products

        Our product pipeline contains three products at different stages of development. The most advanced of these is BOW015 (infliximab), which has received marketing and manufacturing approval in India, and for which we have reported favorable Phase 1 and Phase 3 clinical data. The Phase 3 trial met its predefined primary endpoint and demonstrated comparability of BOW015 to Remicade, as measured by the standardized American College of Rheumatology 20% improvement scoring system, or ACR20, response, in severe rheumatoid arthritis patients. The study also showed no meaningful differences between BOW015 and Remicade with regard to safety or immunogenicity. Our other pipeline products, BOW050 (adalimumab), a proposed biosimilar to Humira, and BOW070 (tocilizumab), a proposed biosimilar to Actemra, are in preclinical development.

*
Emerging markets targeted for near-term MAA filings for BOW015 include: Indonesia, Mexico, Thailand, Korea, Argentina and Malaysia

BOW015 (Infliximab)

        Our lead program is BOW015, a biosimilar version of Remicade. Remicade is a prescription product marketed globally by Johnson & Johnson, Merck Schering and Mitsubishi Tanabe for the treatment of inflammatory diseases including rheumatoid arthritis, Crohn's Disease, ankylosing spondylitis, psoriatic arthritis and psoriasis. Sales of Remicade were $8.4 billion worldwide in 2013. We have conducted extensive bioanalytical and physicochemical comparisons of BOW015 to Remicade and have data from a Phase 1 study in the United Kingdom and a 189 patient Phase 3 double blind comparator study in India demonstrating bioequivalence, safety, quality and efficacy of BOW015. We launched BOW015 with our commercialization partner Ranbaxy, under the brand name InfimabTM, in November 2014. Infimab is the first infliximab biosimilar to be sold in India.

        On September 23, 2014, we announced positive 58 week follow up data from an efficacy and safety trial comparing BOW015 to Remicade. The study consisted of a 16 week, double blinded, head to head comparison with Remicade for safety and efficacy followed by an open label phase where Remicade responders were switched to BOW015 and all patients were followed for the duration of the study. The study met its primary endpoint of ACR20 response, the American College of Rheumatology criteria for clinical improvement in patients with rheumatoid arthritis, indicating a 20% improvement across a series of diagnostic parameters. These patients were then followed out to week 58 in an open label phase of the trial, with BOW015 patients remaining on BOW015 and Remicade responders being switched to BOW015 for the remainder of the 58 weeks.

        In the open-label phase, patients who continued on BOW015 were compared to patients who received four doses of Remicade, followed by a switch to four doses of BOW015. Immune responses as well as overall safety and tolerability for BOW015 were comparable to the arm switched from Remicade to BOW015 and were consistent with the expected profile of Remicade. Further, ACR20 responses were durably maintained to 54 weeks from the week 16 primary endpoint previously reported. BOW015 was launched in India in November 2014 and is expected to launch in additional territories leveraging the Indian regulatory package.

BOW050 (Adalimumab)

        We are currently developing and evaluating commercialization opportunities for BOW050 as a proposed biosimilar to Humira in a range of target markets, including potentially in collaboration with Livzon in China and with other partners in other target markets. Humira (marketed by AbbVie) is an inhibitor of TNF-a used to treat inflammatory diseases, including rheumatoid arthritis and certain other forms of adult and pediatric arthritis, ankylosing spondylitis, inflammatory bowel disease, and chronic psoriasis and psoriasis. According to EvaluatePharma, global sales of adalimumab in 2013 were $11 billion. Physicochemical characterization of BOW050 is ongoing and the product may enter clinical trials in 2016, providing for a path to filing and potential approval and commercialization subsequent to the time of Humira's 2018 loss of exclusivity in Europe and other regions.

BOW070 (Tocilizumab)

        We are in the comparability phase of development of BOW070 a proposed biosimilar version of Actemra (marketed by Genentech/Roche). Actemra is an immunosuppressive drug for the treatment of rheumatoid arthritis, polyarticular arthritis and systemic juvenile idiopathic arthritis. According to EvaluatePharma, global sales of Actemra in 2013 were $1.1 billion. Actemra is expected to lose exclusivity in 2019.

Management

        Our senior management team has more than 180 years of collective experience in the biopharmaceutical industry. In addition, various members of our management team and our board of directors have worked for prominent biotechnology and pharmaceutical companies including Amgen, Biogen Idec, Pfizer, Wyeth (acquired by Pfizer), Genzyme (acquired by Sanofi), Shire, Cephalon, Millennium, Takeda, BioAssets (acquired by Cephalon), Cubist Pharmaceuticals (acquired by Merck), Invida (acquired by Menarini), Kythera, Therion Biologics and ToleRx. Our president and Chief Executive Officer, Amit Munshi, was a co-founder, and the chief business officer at Kythera Biopharmaceuticals, which underwent a successful initial public offering on NASDAQ in 2013. Mr. Munshi has more than 24 years of pharmaceutical and biotechnology experience in both the United States and internationally, including general management, product development, licensing and business development.

Strategy

        We believe that successfully building a biosimilar business requires a clear path toward sustainability and profitability. In order to reach that objective, we have chosen to focus on markets that meet three important criteria: (1) clear, precedent-driven regulatory pathway; (2) minimal exposure to potential patent encumbrances; and (3) a commercially viable path. We have developed distinct strategies to access each of these markets and segmented them into three types: Developed Markets, Local Production Markets, and Accessible Markets. Our key operational priorities to execute on our strategy are as follows:

  •
  In Developed Markets, including North America and Europe, we intend to commercialize our products using a licensing or distribution model in conjunction with direct sales.  Europe has an existing regulatory approval pathway and a patent environment we believe offers a clear path forward for our pipeline. From a commercial perspective, the European market for biosimilars is strengthened by the desire of governments to reduce overall healthcare expenditure. Through a combination of substitution rules, regional tenders and political pressure to introduce biosimilars, Europe represents a commercially tractable market. The United States biosimilar pathway is gaining clarity. We intend to initiate a global clinical program for BOW015 in late 2015 or early 2016, after which we intend to pursue regulatory approval for BOW015 in North America and Europe. Upon obtaining regulatory approval for BOW015 in Europe, we contemplate a "hybrid" commercial model which may include either a Europe-wide, two-brand co-marketing arrangement or a country-by-country partnership approach, whereby we retain exclusive commercial rights to a subset of European markets. We expect that either commercial approach, coupled with Europe's existing regulatory framework and its approved biosimilar precedent will allow us to book top-line revenue and invest gradually in commercial infrastructure, thereby creating a sustainable, profitable enterprise. As the regulatory environment in the United States becomes clearer, we anticipate seeking a commercial partner or alternative commercial model for BOW015, which may include contracting directly with payors or other third-party entities.

  •
  In Local Production Markets, we intend to collaborate with local partners to enable in-country production of our products using our SCALE manufacturing platform.  In Local Production Markets, which include China and Brazil, local authorities mandate or strongly encourage local production, and additional clinical work above and beyond that submitted for Indian regulatory approval will likely be necessary to secure approval for BOW015. In these markets, several biologics have already seen their key patents expire. Furthermore, we expect to establish local commercialization partnerships in these, often tender driven, markets. Any necessary additional local studies would likely be supported by our current or future local partners. For instance, in China, we have entered into an Exclusive License and Collaboration Agreement with Livzon for the global development and commercialization of certain antibodies or related biological compounds, including BOW015. Finally, where appropriate, we will leverage our proprietary SCALE manufacturing technology to generate In Market, For MarketTM manufacturing solutions in these markets. While we do not have any current arrangements in Brazil, we are pursuing development and commercial partnerships there.

  •
  In Accessible Markets, in which our current regulatory data are expected to be sufficient for approval, we intend to commercialize our lead product through licensing partnerships.  These markets, which include certain countries in Latin America and Southeast Asia, are likely to reference and accept as the basis for approval the Indian BOW015 regulatory package and the current data set and also allow importation of BOW015 manufactured outside of such markets. These markets often present no innovator patent protection. In these markets, we intend to establish licensing and distribution arrangements with partners to generate near term revenue from sales of BOW015. We will seek to expand these markets by increasing penetration rates with discounted prices to innovator biologics. Under the terms of our existing license agreement, Ranbaxy is responsible for the commercialization of BOW015 in India and selected Southeast Asian and North African countries. In November 2014, we launched BOW015, under the brand name Infimab, in India with Ranbaxy. We are also actively pursuing access to additional markets through Ranbaxy and other potential licensing partners.

        Our strategy for commercial success relies on tailored approaches to address the diversity of our target global markets. Additionally, we intend to leverage our development and commercial experience with BOW015 to both advance our pipeline and our overall direct sales infrastructure in Europe.

Developed Markets—North America and Europe

        Europe has an established regulatory framework for biosimilars, and the EMA has approved Celltrion's infliximab program under the trade names Inflectra/Remsima®. The initial launch of

Inflectra/Remsima, suggests that the legal landscape is conducive to the introduction of biosimilars. In general, the European patent landscape provides for far fewer patent extensions for manufacturing, method of use, or processes, as compared to the patent landscape in the United States. Finally, the European market for biosimilars is strengthened by the desire of governments to reduce overall healthcare expenditure. Through a combination of substitution rules, regional tenders and political pressure to introduce biosimilars, Europe represents a commercially tractable market.

        In Europe, we intend to commercialize our products using a licensing and/or distribution model in conjunction with direct sales. By doing so, we believe we will be able to establish a broad geographic footprint and commercial presence while also building scalable commercial infrastructure to enable a staged growth plan for direct sales. Specifically, we contemplate a hybrid commercial model which may include either a Europe-wide, two-brand co-marketing arrangement or a country-by-country partnership approach, whereby we retain exclusive commercial rights to a subset of European markets. In either scenario, we believe the most reasonable course toward building a sustainable, viable enterprise is to be in a position to book top-line revenue and build commercial infrastructure over time. The specifics of the partnership(s) will be driven by the careful assessment and identification of partners, their capabilities, our long range plans and other factors which will dictate success.

        As the regulatory environment in the United States becomes clearer, we anticipate seeking a commercial partnership or alternative commercial model, which may include contracting directly with payors or other third-party entities. We are continuing to build a technical package for submission to North American and European regulatory authorities. In late 2015 or early 2016, we intend to initiate a global clinical program to demonstrate similarity of BOW015 to Remicade in one or more selected indications to support biosimilar registration in Developed Markets.

Local Production Markets—China and Brazil

        In Local Production Markets, governments either mandate or have a strong preference for local manufacture and supply of pharmaceutical products and have implemented frameworks and/or established various incentives for such local production. These incentives may include facilitating access to funding, acceleration of the regulatory review process, improved or preferential access to government tenders and direct or indirect trade barriers on imported products. In these markets, there is a clear regulatory and patent landscape. Also, the commercial opportunity is substantial, tractable and protectable. In most of these markets, the transference of product manufacturing is rewarded by government incentives, access to tenders, and ability to restrict competition from imported products.

        We intend to leverage two approaches to facilitate In Market, For Market production. First, in countries where manufacturing know-how or infrastructure is not already present, we intend to assist a local partner in developing the requisite know-how and infrastructure by providing access to our SCALE manufacturing technology platform. SCALE is an integrated platform for multi-use disposable biological manufacturing that features a small footprint, flexible scalability and minimal infrastructure requirements. We intend to offer this SCALE platform to partners who lack the necessary expertise, infrastructure, and/or know-how for manufacturing biologic products to global standards. Implementation of SCALE entails the custom-fit of modular, single-use, disposable manufacturing suites. The modular nature of SCALE allows us to work with selected local partners to incorporate the SCALE manufacturing platform in a straightforward fashion within a build-out or expansion of manufacturing facilities by such local partners. Multiple biologic products can be manufactured in a single SCALE enabled facility. With this approach, we can capture the value of being an in-market producer of biosimilar pharmaceuticals in various important markets that currently lack biologics manufacturing infrastructure and expertise. Second, where the selected partner possesses or has access to local manufacturing infrastructure and/or know-how, we may leverage such existing infrastructure by providing appropriate technology transfer and technical expertise and training to our local partner in order to accelerate In Market, For Market manufacturing of products covered by our agreement with the local partner.

        In China, the central and provincial governments encourage local production of biopharmaceuticals. In March 2014, we entered into a binding term sheet for the negotiation of a collaboration with Livzon, a subsidiary of Livzon Pharmaceutical Group Inc. In September 2014, we entered into an Exclusive License and Collaboration Agreement with Livzon for the global development and commercialization of certain antibodies or related biological compounds, including BOW015. Livzon is a fully integrated pharmaceutical company based in Guangdong Province, China, with over 5,000 employees, multiple production facilities across China, and approximately $730 million in revenue from over 200 marketed products across a range of therapeutic areas. Livzon is focused on monoclonal antibody development and production, leveraging single use disposable systems that we expect will be compatible with the optimized processes we are currently developing with our partners for BOW015.

        In Brazil, the government directly purchases a significant portion of all biopharmaceutical products. The Brazilian Ministry of Health has initiated the Productive Development Policy, or PDP, to establish a formalized pathway to access this public market. The PDP is a collaborative arrangement between public and private entities, and requires a full transfer of product and manufacturing technology into Brazil to gain access to the public markets. We are also pursuing development and commercial partnerships in Brazil.

Accessible Markets—Latin America, Southeast Asia, India

        In the Accessible Markets, including India, Southeast Asia, and Latin America, regulatory frameworks are clear and patent environments allow for freedom to operate. From a commercial perspective, innovator drugs have had limited market penetration in these markets due, in part, to the relatively high cost of these branded products. Further, as evidenced by several products already launched, biosimilars may actually be able to significantly expand the accessible patient populations in these markets. The commercial focus in these markets is market development and expansion. As further discussed below, in March 2014, our manufacturing partner, RLS, obtained manufacturing and marketing approval on our behalf in India for BOW015 as a treatment for rheumatoid arthritis. In September 2014, again with RLS, we received final manufacturing clearance from the Drug Controller General of India, or DCGI. We are currently involved in a dispute with RLS regarding the terms of our contractual agreement and in the event that we are unable to satisfactorily resolve this dispute, we may need to establish alternative sources for the manufacturing, marketing and sale of BOW015. In January 2014, we entered into an agreement with Ranbaxy to commercialize BOW015 in India and other selected Asian and North African markets, pending marketing authorization in those jurisdictions. These markets, including India, do not require that BOW015 be manufactured within the applicable country. We launched BOW015, under the brand name Infimab, in India in November 2014. We will be responsible for any additional development activities required by Indian regulatory authorities. Ranbaxy is responsible for all marketing and commercialization activities with respect to BOW015 in India, as well as any costs associated with development, regulatory filings and marketing and commercialization in the additional countries covered by the agreement. Under the terms of the agreement, we will supply Ranbaxy with commercial products, and Ranbaxy will be required to make payments to us upon achievement of certain development and sales milestones for BOW015, as well as to pay us a royalty on net sales of BOW015 in all territories covered by the agreement.

        In addition to India and the other countries covered by our agreement with Ranbaxy, we believe that our existing regulatory dossier for BOW015 will be sufficient to achieve regulatory approval in a range of South and Central American countries. We expect to grant rights to commercialize BOW015 in these countries, pending receipt of marketing authorization, through a licensing structure similar to the approach taken in India.

Industry Overview

Biosimilars Definition

        Biosimilars are highly similar versions of approved biological drug products, referred to as reference or innovator products. Because a biosimilar product may reference existing information regarding the structure, safety, and efficacy of a previously approved reference product, a biosimilar product application emphasizes analytical characterization to demonstrate similarity between the proposed biosimilar and the reference product. In addition, preclinical and clinical studies may be required to support an application for approval. Biosimilars are often characterized as fitting within one of two categories: first generation, less complex biologics; and second generation, more complex biologics, including fusion proteins and monoclonal antibodies, or MAbs.

        Both first and second generation biosimilars are significantly more complex and difficult to characterize, manufacture and develop than small molecule generics. For example, the first generation biological drug, Epogen (epoetin alfa) has a molecular weight that is 25x greater than that of small molecule drug Lipitor (atorvastatin calcium). The second generation MAb biologics—e.g., Remicade (infliximab) and Humira (adalimumab)—are, in turn, nearly 5x larger than the first generation biologicals. MAb biosimilars are complex to manufacture in part because they require the use of living organisms to produce them, and this introduces challenges in manufacturing and production on a commercial scale. Glycosylation (complex carbohydrate branches that are added by the cellular machinery) and other forms of molecular modification are hallmarks of proteins produced in living cells, in particular mammalian cells. Compared to first generation biologics, MAbs are not only larger but also have greater structural complexity, including complex glycosylation patterns which are critical for the function and activity of the molecule. MAb biosimilars therefore must be rigorously and accurately characterized to establish their biosimilarity to reference biologics in terms of glycosylation patterns, or glycoforms, and other important molecular modifications. Biosimilars—both first and second generation—also require significantly more clinical testing and regulatory review than small molecule generics, as described in more detail below.

        The manufacturing, clinical and regulatory complexity and challenges of developing "second generation" biosimilars create barriers to market entry. As such, these "second generation" biosimilars can usually be sold at relatively higher prices, and with better margins, than small molecule generics and first generation biosimilars.

Regulatory Aspects of Biosimilars

        Similar to other follow-on product opportunities, product development proceeds differently with biosimilars than with innovative biologic candidates. This is a result of abbreviated development requirements for the approval of biosimilars as compared with innovative biologic products. Because the structure/function and target characteristics of the reference biologic are already known, a biosimilar product application emphasizes analytical characterization to demonstrate similarity between the biosimilar and the reference biological product, which regulators have already determined to be safe and effective.

Early Reduction of Risk in Drug Development

        In the development of novel pharmaceuticals and biologic products, the question of whether or not a product will ever reach the point of being commercially viable remains largely unanswered. As such, the innovator company assumes significant risk through the completion of Phase 3 trials, in which the drug or biologic therapeutic is administered to a sufficient number of subjects to make a definitive determination of a drug's safety and efficacy. Comprehensive Phase 3 trials are conducted for novel biologics at significant cost and exposure for the innovator company. In contrast, a large proportion of de-risking occurs much earlier in the development process of biosimilars through preclinical analytic and safety testing. As the antibody, its target, and its mechanism of action have already been validated clinically by the reference product sponsor, and the dose, regimen, and indications are already known, early testing provides greater insight into the future regulatory success for biosimilars. Preclinical and early clinical studies required to demonstrate comparability to the originator drug's pharmacokinetic/pharmacodynamic (PK/PD), safety, and potency profile may provide early indications of a product's eventual regulatory outcome.

        The regulatory standards applicable to establish such biosimilarity vary by jurisdiction. Over the last 10 years, many jurisdictions globally have established formal regulatory regimes for review and approval of biosimilar products, but these regimes are at differing stages of development, with limited harmonization among jurisdictions.

Technical Complexity of Biosimilars

        Historically, biologics have not yielded readily to the development of generic versions. Because biologics are structurally far larger and more complex than small molecule drugs, their manufacturing processes and requirements are correspondingly more complex as well. Biologics are produced through a technologically challenging five-step process:

  •
  Scientists isolate and identify the genetic code of the protein they want to produce.

  •
  This genetic code is inserted into living cells (bacteria, yeast, or cultured mammalian cells). Once inside the cell, the genetic code instructs the cell to produce the protein, or biotech medicine, which will later be used to treat a specific disease. Mammalian cells are the most complex of the various cell lines and generate complexities in protein structure through various biochemical modifications.

  •
  These genetically modified cells (known as cell lines) are carefully selected and cultured over time in bioreactor tanks, surrounded by nutrients designed to encourage protein production. The specific conditions for production determine important physical attributes of the protein—such as glycosylation (complex carbohydrate branches that are added by the cellular machinery)—for its function. The structure and function of the final product is therefore highly sensitive to the specific conditions under which it is generated.

  •
  The protein is then isolated from the cells and the nutrients through a sequence of purification processes.

  •
  Finally, the isolated protein is packaged, typically after a number of steps to ensure sterility and stability, into sterile vials for use by doctors and patients.

        Because the structure and function of a biologic, such as a monoclonal antibody, are directly linked to its production process in living systems, companies that intend to develop a biosimilar must go through all five steps above, from isolation and identification of the target protein and creation of a proprietary cell line, to final packaging of the drug product. Furthermore, companies must go to great lengths to characterize their molecules relative to the reference biologic. They must also prove to regulators that the proposed biosimilar is highly similar to the original in terms of safety and efficacy through a combination of laboratory and clinical studies. In summary, biosimilars must be shown to be comparable to their reference biologics in terms of structure, purity, safety and efficacy.

        Importantly, just as there is variation among individual human beings at the biochemical level, there is also natural variation among biologic molecules created by cell systems, because they are derived directly from living systems. Even originator biologics are characterized by inherent structural and functional variability. This leads to a range of profiles and performance for the innovator molecules, themselves, even among batches produced at the same facility. As a result, "identical" copies of biologics such as antibodies are not the objective for biosimilars. Instead, biosimilars must fall within a range of values across important structural and functional parameters compared to those of the reference drug. This range of similarity is particularly relevant to a MAb's glycosylation pattern.

Barriers to Entry

        The high technical and performance standards that every biosimilar must achieve to gain regulatory approval provide two advantages to biosimilar developers and manufacturers, such as our company. First, such standards create a significant barrier to entry in the form of both regulatory and clinical hurdles that a company must overcome to bring biosimilar products to market, thus increasing the complexity and related costs for potential competitors. Second, these high standards are expensive to achieve, thus the limited number of producers who can meet these standards can then command pricing for biosimilar products that, while lower than the pricing for the reference product, is still high enough to generate meaningful revenues and profits.

Competition

        Based on our market analysis, we may be subject to competition for BOW015 in various jurisdictions from three groups.

  (1)
  Johnson & Johnson developed the reference product, Remicade, along with its partners Merck Schering and Mitsubishi Tanabe, which are responsible for sales outside the United States. Remicade is one of the longest established biologics, supported by extensive safety and efficacy data and widespread use in multiple indications. We expect that Remicade will continue to retain a significant market share in its current markets and that Johnson & Johnson will seek to defend its market share against biosimilar entry, which may include reduction in prices and other incentives.

  (2)
  Celltrion (Korea) has developed a biosimilar infliximab product, marketed as Remsima, which is being commercialized through various partners worldwide. Celltrion has partnered with Hospira, Inc. to co-commercialize its biosimilar infliximab product in European and other markets and has received regulatory approval for this product in all of Remicade's approved indications in such European markets under two different brands. Hospira plans to commercialize the product under the name Inflectra® and Celltrion plans to commercialize the brand under its existing Remsima® mark. Celltrion's product has launched in certain areas of central and eastern Europe in 2014 and is anticipated to be launched in other areas of Europe in 2015 and at that time will be the first biosimilar infliximab to be launched in a major market. It is likely that Celltrion will seek approval for and launch Remsima in the United States upon expiration of patent protection on Remicade in 2018.

  (3)
  We are aware that other companies, including Pfizer, Samsung Biologics, and Nichi-Iko Pharmaceuticals, are in earlier stages of development and may become competitors for our biologic products, including BOW015, in various markets over time. There is limited and conflicting publicly available data on potential competitive molecules. We cannot currently predict if and when potential competitors will launch in our target markets.

Clinical Development of BOW015 (Infliximab)

        We have conducted extensive bioanalytical and physicochemical comparisons of BOW015 to Remicade and have data from a Phase 1 study in the United Kingdom and a 189-patient Phase 3 double blind comparator study in India demonstrating bioequivalence, safety and efficacy of BOW015. The Phase 3 study in India met the primary endpoint of efficacy at an interim analysis conducted at 16 weeks and finished its open label phase with a 54-week end-point in the third quarter of 2014. In March 2014, BOW015 was granted manufacturing and marketing approval in India through our manufacturing partner RLS as a treatment for rheumatoid arthritis. Final manufacturing site authorization was received in July 2014. The approval was based on the 16-week, double blind safety and efficacy data comparing BOW015 against Remicade as the active comparator and reference product, in accordance with the required regulatory process in India. We launched BOW015, under the brand name Infimab, in India in November 2014 and intend to launch in additional territories thereafter by leveraging our existing regulatory data package. We expect to commence a global clinical program in late 2015 or early 2016 prior to seeking marketing authorization for and launching BOW015 in North America and Europe.

        Since BOW015 is a biosimilar molecule, its characterization requires comparative analysis to the reference product, Remicade. The BOW015 drug substance and drug product manufacturing processes have been designed in conjunction with our manufacturing partners to make the final BOW015 drug product comparable to that of Remicade, and with comparable safety and efficacy in accordance with regulatory requirements.

        We have produced a data package to demonstrate biosimilarity of BOW015 to Remicade. Its comparability data set, developed under a comparability and characterization protocol, addresses the physicochemical, biochemical and biological properties of infliximab and has been designed to assess biosimilarity between the reference product and BOW015. Critical Quality Attributes, or CQAs, are physical, chemical, biological or microbiological properties or characteristics that should be within appropriate limits to ensure the desired product quality. The CQAs, of infliximab have been identified based on the mechanism of action, clinical experience, impact/risk assessment of production processes and the assessed ranges of specific attribute data generated by analysis of multiple lots of Remicade. The CQAs are supported by Annex I of the Summary of Product Characteristics of the Remicade European Public Assessment Report. Full side-by-side characterization of BOW015 and Remicade, including all CQAs for infliximab, has been completed. The data set includes all known attributes that have the potential to impact safety, potency and efficacy.

        The types of assays used to assess biosimilarity include the following:

  •
  Physicochemical.  These are assays that measure the physical and chemical structure of the molecule.

  •
  In vitro biochemical.  These are assays that measure the interaction of the molecule with other molecules (e.g. target binding).

  •
  In vitro biological.  These are assays that measure the interaction of the molecule with biological media (e.g. cellular or animal test systems).

        These three levels of characterization are complementary and correlations are drawn from the individual and aggregate findings. For example, glycosylation heterogeneity (a physicochemical attribute) has direct impact on FcYRIIIa binding (a biochemical attribute), which in turn drives ADCC (antigen-dependent cellular cytotoxicity) activity (a biological attribute). In this way, multiple data sets support and confirm each other and the biosimilarity of BOW015 to Remicade.

        The assessment of CQAs demonstrated comparability between BOW015 and Remicade. Both BOW015 and Remicade are produced using similar manufacturing processes. Minor differences between BOW015 and Remicade in the non-critical quality attributes may be consequences of differing manufacturing technologies and have not demonstrated adverse impact on the biology and efficacy of BOW015 in either in vitro or clinical studies.

        We have also conducted multiple preclinical studies on BOW015. These studies include:

  •
  Single dose toxicity of BOW015 in Swiss albino mice

  •
  Single dose toxicity of BOW015 in Wistar rats

  •
  Repeat dose (4-week) study in Wistar rats

  •
  Repeat dose (4-week) study in New Zealand White Rabbits

  •
  Skin sensitization study of BOW015 in Dunkin Hartley Guinea Pigs (Maximization Test)

        We believe that BOW015 has yielded satisfactory results in each of the preclinical studies to support regulatory filings in each of the additional markets we are seeking to target. Infliximab binds selectively to human and chimpanzee tumor necrosis factor-alpha (TNF-a), and thus additional preclinical studies in non-relevant species were not required by Medicines and Healthcare Products Regulatory Agency (UK) prior to initiating Phase 1.

BOW015 Phase 1 Study

        Our Phase 1 bioequivalence study was conducted in the United Kingdom in 2012 under the authority of the Medicines and Healthcare Products Regulatory Agency. The primary objective of the study was to compare the pharmacokinetics of infliximab administered by intravenous infusion. The secondary objectives of the study were to assess (i) the safety and tolerability and (ii) immunogenicity of BOW015 compared to Remicade. The study was conducted at a single clinical site and compared the safety and pharmacokinetic profile of BOW015 to Remicade after a single intravenous dose. The two drugs were considered to be similar if at various timepoints the concentrations of the drugs were comparable and were within the specific statistical parameters of 80%-125%. The study design and criteria for success were based on standard bioequivalence requirements.

        Eighty-four healthy volunteers were randomized one-to-one and given either BOW015 or Remicade via intravenous infusion at a dose level of 5mg/kg with a 12-week follow-up period. The study was to detect bioequivalence at 90% confidence interval of BOW015 to Remicade. Out of the 84 subjects, 43 evaluable subjects received the test product BOW015 and 41 subjects received the reference product Remicade.

        The profile of BOW015 and Remicade is shown in the graph below. The pre-defined pharmacokinetic values for the maximum height of the drug concentration as well as the pattern of elimination are similar. Thus, the study demonstrated similarity in PK profiles between BOW015 and the reference product Remicade. A single severe adverse event was reported in one of the patients receiving Remicade. This was considered by the investigator as unlikely to be related to the experimental protocol.

        No relevant differences in immunogenicity test results between the two treatment groups were observed, nor were any differences observed between the two groups in safety or tolerability.

        Serum concentration of BOW015 as compared to Remicade in Phase 1 Trial

BOW015 Phase 3 Study

        We conducted a randomized, double-blind, active comparator Phase 3 study in India of the efficacy and safety of BOW015 in patients with severe, active rheumatoid arthritis on stable doses of methotrexate. The study randomized subjects to the two treatment arms in a 2:1 allocation. Out of 189 total subjects, 127 were given BOW015 and 62 were given Remicade during the first 16 weeks of the study. The primary endpoint of the study was equivalence of both arms on the standardized American College of Rheumatology 20% improvement (ACR20) scoring system—a composite scoring system that includes objective laboratory measures as well as physician and patient assessments of well-being. Secondary endpoints included the ACR50 and ACR70 (50% and 70% improvement respectively) and the various components of the ACR20 scoring system. From week 22, BOW015 responders were administered BOW015 in an open-label phase for the study duration of 54 weeks, while Remicade responders were crossed over into the open label phase and switched to BOW015 for the study duration of 54 weeks. Non-responders immediately entered a three-month follow-up phase.

        Both BOW015 and Remicade were administered at a dose of 3mg/kg given as an intravenous infusion at week 0, followed with similar doses at weeks 2, 6 and 14. Subjects were assessed at week 16 and responders were able to enter an open-label phase. In the open-label phase, subjects received BOW015 at a dose of 3mg/kg given as an intravenous infusion at weeks 22, 30, 38 and 46 and were be followed up at Weeks 54 and 58. Subjects who were non-responders at week 16 entered a follow-up phase for immunogenicity, PK and safety for an additional 3 months.

        The 16-week data showed that patients responded to BOW015 at a rate of 89.8% ACR20 compared to an 86.4% ACR20 response rate to Remicade. This outcome met its pre-specified statistical endpoint and was within a 15% equivalence margin at a 95% confidence interval. The results met the

23% equivalence margin authorities required for approval by the Indian regulatory authorities. There was no difference reported in safety or immunogenicity between the treatment groups. There was also no reported difference between the groups on the secondary endpoints.

        We measured the patients' responses on an ACR20 scoring system to BOW015 and Remicade at multiple time points. The data suggest that BOW015 and Remicade patients responded similarly at all time points up to the final 16 week efficacy endpoint.

        Comparison of BOW015 and Remicade at multiple time points

        In September 2014 we announced 58 week data, which demonstrated therapeutic equivalence to Remicade and confirmed the safety of switching from Remicade to BOW015. In the open-label phase, patients who continued on BOW015 were compared to patients who received four doses of Remicade, followed by a switch to four doses of BOW015. Immune responses as well as overall safety and tolerability for BOW015 were comparable to the arm switched from Remicade to BOW015 and were consistent with the expected profile of Remicade. Further, ACR20 responses were durably maintained to 54 weeks from the week 16 primary endpoint previously reported.

        Equivalence in ACR20 Response Rates—Double Blind (DB) and Open Label (OL) Phase

License and Acquisition Agreements

Ranbaxy Laboratories Limited

        In January 2014, we entered into a license agreement with Ranbaxy, pursuant to which we granted to Ranbaxy exclusive rights under our intellectual property and regulatory materials relating to BOW015, to develop and commercialize BOW015 in India and certain other countries in Asia and North Africa. Pursuant to the agreement, Ranbaxy has agreed to distribute and sell BOW015 in India. Under our agreement with Ranbaxy, we will be responsible, through RLS, for supplying BOW015 to Ranbaxy for sale in the licensed territory.

        Under our agreement with Ranbaxy, Ranbaxy paid us an up-front payment of $0.5 million, and will be required to make payments to us upon the achievement of certain regulatory and commercialization milestones of up to $1 million in the aggregate. Ranbaxy is also required to make payments to us upon the achievement of specified levels of aggregate gross sales of BOW015 in the licensed territory totaling up to $10 million in the aggregate, and to pay to us a royalty on net sales of BOW015 at a percentage in the mid to high teens, subject to reductions in certain circumstances. Ranbaxy's obligation to pay us royalties will expire 20 years following the first commercial sale of BOW015 in the licensed territory. On September 9, 2014, we amended the license agreement to revise the royalty tiers for net sales based on final product sale forecasts and supply costs in the territory. Under the amendment, we also revised Ranbaxy's obligations to achieve specified minimum annual sales targets in any given country such that these obligations will now apply following the final grant of approval by the applicable regulatory authority for BOW015 for all indications for which the innovator product has received approvals in such country.

        Our agreement with Ranbaxy will remain in force, absent earlier termination, for 20 years following the first commercial sale of BOW015 in the licensed territory. Either party may terminate the agreement on 60 days' notice for the other party's uncured material breach or insolvency, or upon 30 days' notice in the event that our rights in the BOW015 cell line under our agreement with Catalent are terminated, and we may terminate the agreement upon 45 days' notice in the event of a patent challenge brought by Ranbaxy in relation to any patents licensed under the agreement. Ranbaxy may also terminate the agreement on 60 days' notice to us in the event of certain failures relating to the qualification of the manufacturing facility for production of BOW015, unless we provide an appropriate plan to remedy such issues, and use commercially reasonable efforts to execute such plan, in which case the cure period for such manufacturing related breaches is extended for two years following the date of the remedial plan. If we fail to cure the breaches within the two-year period, and Ranbaxy elects to terminate the agreement, we may, under certain circumstances, be required to pay specified amounts in damages to Ranbaxy as Ranbaxy's sole remedy for the breach.

Livzon Mabpharm Inc.

        In September 2014, we entered into an Exclusive License and Collaboration Agreement with Livzon for the global development and commercialization of certain antibodies or related biological compounds, including BOW015.

        Under the agreement, we and Livzon granted each other, in the other party's territory, exclusive, royalty-bearing licenses under certain patent rights and know-how to develop, manufacture and commercialize BOW015 and up to four additional compounds chosen by mutual agreement of the parties, which we refer to as the Collaboration Compounds. Livzon's territory consists of China, Hong Kong, Macau and Taiwan, and our territory contains the rest of the world. We share pre-clinical development expenses with Livzon for each Collaboration Compound based on certain factors specific to each such compound. Each party bears the responsibility and expenses for clinical development and commercialization of Collaboration Compounds in its territory. Livzon will be the preferred supplier of each Collaboration Compound for pre-clinical, clinical, and commercialization purposes, subject to Livzon's satisfaction of certain performance criteria.

        In consideration for the license granted to Livzon to develop and commercialize BOW015, we are eligible to receive from Livzon a milestone payment of $2.5 million upon the achievement of a specified regulatory milestone We are also eligible to receive from Livzon tiered royalties at a percentage in the low to high single digits based on net sales of BOW015 products in the Livzon Territory. Any future Collaboration Compounds have cross-milestone and royalty obligations in amounts to be mutually agreed upon at a later date.

Moksha8 Pharmaceuticals, Inc.

        In December 2010, we entered into a Revenue and Negotiation Rights Agreement, which we refer to as the Moksha8 Revenue Agreement, with Moksha8 to settle an outstanding promissory note issued by us to Moksha8 in May 2009. The Moksha8 Revenue Agreement provided for certain milestone and royalty payments to be made to Moksha8 based upon future licensing revenues and worldwide net sales of products that are based on the assets acquired from Moksha8. These products, which we refer to collectively as the Products, include BOW015, and may include biosimilar adalimumab and biosimilar rituximab, if the biosimilar products we develop are derived from the assets we acquired from Moksha8.

        In September and October 2014, we entered into amendments to the Moksha8 Revenue Agreement to terminate our payment obligations with respect to products that are biosimilar to infliximab, which includes BOW015, in exchange for our payment of $1.4 million in two installments. As a result, the foregoing milestone and regulatory payment obligations will no longer apply to our commercialization of BOW015.

Catalent Pharma Solutions, LLC

        In January 2009, Moksha8 entered into a cell line sale agreement, which we refer to as the Cell Line Agreement, with Catalent Pharma Solutions, or Catalent, for the acquisition of a gene expression cell line for BOW015, which we refer to as the GPEx Cell Line, developed by Catalent for Moksha8 pursuant to a separate development and manufacturing agreement dated July 14, 2008. The Cell Line Agreement was assigned to us on May 14, 2009, and was amended July 31, 2009 to revise certain payment-related terms. Under the terms of the Cell Line Agreement, we exercised an option to acquire all rights in the GPEx Cell Line for development and commercialization of products using the GPEx Cell Line, namely BOW015, subject to certain obligations to make contingent payments to Catalent.

        We paid Catalent $0.1 million on execution of the Cell Line Agreement, and paid a further $0.1 million upon exercise of our option to complete the purchase of the GPEx Cell Line. We are required to make additional payments to Catalent of up to $0.7 million in the aggregate upon the achievement of certain development and regulatory milestones. In March 2013, we paid $0.2 million to Catalent upon the occurrence of certain clinical trial events for BOW015. Pursuant to the agreement, we will be obligated to pay an additional $0.5 million upon the achievement of certain development and regulatory milestones. In addition, we will be required to pay a contingent sale fee in the form of royalties on worldwide net sales of BOW015 and any other product manufactured using the GPEx Cell Line at a percentage in the very low single digits for a period of 20 years following the first commercial sale of such product, and thereafter at a rate of less than one percent.

        Either we or Catalent may terminate the Cell Line Agreement on 60 days' notice for the other party's material breach of the agreement, or for the other party's insolvency, and in the event of Catalent's termination for our material breach of the Cell Line Agreement, our ownership rights in the GPEx Cell Line would revert to Catalent. If we terminate the Cell Line Agreement for Catalent's breach, we will retain ownership of the GPEX Cell Line, but our payment obligations to Catalent will terminate.

Bioceros B.V.

        In April 2013, we entered into a license agreement, which we refer to as the Bioceros Agreement, with Bioceros B.V., or Bioceros, pursuant to which Bioceros granted us a non-exclusive license under its rights in the cell lines and associated intellectual property relating to trastuzumab, bevacizumab and rituximab to permit us to manufacture and commercialize antibody products incorporating the licensed antibodies worldwide, provided that solely with respect to trastuzumab, our licensed territory does not include China, Macau and Hong Kong. Bioceros also granted us the right to receive the tangible embodiments of the cell line and all related know-how for trastuzumab, and an option, subject to payment of certain option fees, to evaluate and receive the tangible embodiments of the cell lines and know-how relating to rituximab and bevacizumab. We exercised our option in relation to bevacizumab in June 2013, and subsequently Bioceros transferred the cell line for bevacizumab to us. The Bioceros Agreement was amended in June 2013 to modify certain payment provisions, and to provide for the performance of certain preclinical services by Bioceros, in each case in relation to bevacizumab.

        In October 2013, we entered into a second license agreement with Bioceros, which we refer to as the Second Bioceros Agreement, on substantially similar terms to those of the April 2013 Bioceros Agreement, pursuant to which Bioceros granted us a non-exclusive license under its rights in the cell line and associated intellectual property relating to adalimumab, to permit us to manufacture and commercialize antibody products incorporating adalimumab worldwide except in Japan. We collectively refer to the initial Bioceros Agreement and the Second Bioceros Agreement as the Bioceros Agreements.

        Under the Bioceros Agreement, we paid to Bioceros an up-front payment of $0.3 million as a license issuance fee applicable to the rights in trastuzumab, and have paid a further $0.4 million in the aggregate as a result of the exercise of our option in June 2013 with respect to bevacizumab. Under the Second Bioceros Agreement, we paid Bioceros an up-front payment of $0.07 million upon execution of the Second Bioceros Agreement, and in the first quarter of 2014, paid a further up-front payment of $0.3 million as a license issuance fee applicable to the rights in adalimumab. Under each of the Bioceros Agreements, we are also required to pay Bioceros a tiered annual license maintenance fee, and will be required to make certain payments to Bioceros upon the achievement of specified regulatory milestones for the products covered by the Bioceros Agreement, totaling up to $1.2 million in the aggregate for all potential products across both agreements. Upon commercialization of products covered by the rights licensed under the Bioceros Agreements, we will be required to pay, on a product-by-product basis, a royalty on net sales at a rate of less than one percent, subject to a specified minimum and maximum annual royalty amount under each agreement. Our obligation to pay royalties to Bioceros under each of the Bioceros Agreements will expire, on a product-by-product basis, on the date that is 10 years following the first commercial sale of each such product. We are required to use commercially reasonable efforts to develop and commercialize products in the licensed territory.

        Absent earlier termination, the Bioceros Agreements will remain in force until the expiration of all payment obligations under the applicable agreement. Either we or Bioceros may terminate either of the Bioceros Agreements on 30 days' notice for the uncured material breach by the other party, or immediately upon the other party's insolvency. We may terminate each of the Bioceros Agreements, on an antibody asset-by-antibody asset basis for any reason on 60 days' notice to Bioceros, and Bioceros may terminate the agreements in the event that we challenge any Bioceros patents included in Bioceros's proprietary antibody production platform.

Manufacturing

        We currently manufacture BOW015 through a manufacturing and supply agreement with RLS, which we refer to as the RLS Agreement. In order to migrate from traditional stainless steel manufacturing to single use disposable systems for our SCALE process, we also have an agreement with Fujifilm Diosynth Biotechnologies U.S.A., or Fujifilm, for BOW015 process development with a view toward establishing Fujifilm as a source of future clinical and commercial supply of BOW015. We believe that our relationship with Fujifilm will allow us to expand future capacity and provide a back-up secondary manufacturing site. We are also currently working with our manufacturing partners to establish appropriate arrangements for the necessary scale-up of manufacturing operations for longer term commercial supply in markets where we or our licensees are developing and commercializing products. For markets requiring in-country manufacturing, we expect to work with local partners to deploy our SCALE manufacturing platform in whole or in part to enable our In Market, For Market solution. We expect that this strategy will provide us with multiple sourcing options to enable uninterrupted product supply to our partners and therefore patients, and to meet the needs of countries requiring locally-based manufacturing.

        In December 2014, RLS exercised its three-year termination for-convenience right with respect to the RLS Agreement, which will cause the agreement to terminate in December 2017. In addition, in January 2015, RLS informed us of its intention to initiate a dispute proceeding under the RLS Agreement alleging that the agreement grants RLS exclusive global supply rights for BOW015, and that the terms of our collaboration agreements with Fujifilm and Livzon (described above) violate the RLS Agreement. These collaboration agreements provide, in the case of Fujifilm, for process development and scale up of manufacturing processes for BOW015 to a capacity that may be sufficient to fulfill future requirements for clinical and commercial supply, and, in the case of Livzon, for a grant of rights, under certain circumstances, to supply BOW015 in the future in certain markets. We disagree with these allegations. RLS' delivery of a formal dispute notice will trigger a contractual 30-day period of negotiation between executives of RLS and Epirus to attempt to resolve the dispute. If the dispute is not resolved during this period, RLS may then file an arbitration proceeding to determine the outcome of the dispute. Following any such period of arbitration, if the arbitrator were to decide in favor of RLS, we would have 30 days to cure the alleged breach, after which time RLS may exercise its right to terminate the agreement. RLS has indicated that it will continue to supply us with BOW015 during any such periods of negotiation and arbitration. We believe that a number of alternative BOW015 contract manufacturing sources are available to replace RLS as our manufacturer of BOW015. In connection with obtaining new sources of BOW015, it will also be necessary to obtain the proper regulatory approvals in India. We intend to continue to actively pursue alternative BOW015 manufacturing arrangements in order to have such arrangement in place in the event we do not prevail in a dispute proceeding with RLS and with the intent of limiting any potential disruption to our business. Ultimately, if our dispute with RLS is not resolved and an arbitrator makes a determination in favor of RLS, RLS may terminate the RLS Agreement and/or refuse to provide us with an adequate supply of BOW015. We believe that although this result could cause a temporary disruption to our supply of BOW015 in India, any such disruption in this market would not have a meaningful effect on our business given our focus on the development and commercialization of biosimilars in the broader global market.

SCALE Manufacturing Platform and In Market, For Market Solution

        Manufacturing of biologics is currently shifting away from traditional methods involving steel bioreactors to small, single-use bioreactors. Until recently, production facilities relied on the use of relatively inflexible, hard-piped equipment including large, stainless steel bioreactors and tanks to manufacture product intermediates and buffers. However, there is an increasing trend towards the adoption of single-use technologies across the manufacturing process.

        There are several key advantages to single-use technologies. These include:

  •
  Reduced capital costs for plant construction;

  •
  Reduced risk for product cross-contamination in a multiproduct facility;

  •
  Increased flexibility to change rapidly from one product to another;

  •
  Lower utility costs due to reduced need for steaming-in-place sterilization; and

  •
  Reduced time for a new facility to become operational.

        Manufacturing using single-use bioreactors is at the heart of SCALE, our solution for manufacturing biosimilars in emerging markets. The modular nature of the SCALE manufacturing facilities enables our business plan of building manufacturing facilities to suit the local requirements of our partners. Investment into a SCALE facility can range from $20 million to $40 million for a facility that, once up and running, could produce up to 150 kilograms per year of biologic material. Multiple biologic products can easily be manufactured in a single SCALE facility. Single-use bioreactors enable smaller production runs and facilitate operation of a multi-product facility that is well suited to the evolving market for biologics. Once the market demand exceeds the production output of a single bioreactor, additional equipment can easily be ordered and installed.

Intellectual Property

        We currently own trademark registrations in the United States to the marks "SCALE" and "In Market, For Market." As a company focused on biosimilars, we do not own any product related patents.

        In January 2009, our predecessor, Moksha8, acquired rights in and title to the GPEx Cell Line from Catalent Pharma Solutions, LLC, or Catalent, for the gene expression product M80015 (renamed BOW015), subject to our obligation to pay certain milestones and royalties on net sales to Catalent with respect to the development and commercialization of BOW015. Moksha8 assigned their agreement with Catalent to us on May 14, 2009. Please see "Business—License and Acquisition Agreements" for a more detailed description of our rights and obligations with respect to BOW015.

        We are the non-exclusive licensee, under two separate license agreements with Bioceros, to certain proprietary cell lines applicable to our pipeline MAb biosimilar products, including the cell lines for BOW050 (adalimumab).

Government Regulation

        We and our partners are subject to a variety of laws and regulations governing the development, manufacture, marketing, and distribution of biosimilars. Regulatory authorities around the world regulate, among other things, the research and development, testing, manufacture, quality control, safety, purity, potency, labeling, storage, record keeping, approval, advertising and promotion, distribution, post-approval monitoring and reporting, sampling, and import and export of our products and product candidates. The regulatory requirements and approval processes vary from country to country, and the various regulatory regimes are at various stages of maturity depending on the jurisdiction.

United States

  FDA

        The Biologics Price Competition and Innovation Act, or BPCIA, enacted in 2010, established an abbreviated approval pathway for biosimilars in the United States. The law defines biosimilars as products that are highly similar to biologics already licensed by the FDA pursuant to Biologic License Applications, or BLAs, notwithstanding minor differences in clinically inactive components, and that have no clinically meaningful differences from the reference product in terms of safety, purity and potency. A biosimilar application submitted pursuant to the BPCIA must contain information demonstrating biosimilarity based upon the following, unless the FDA determines otherwise:

  •
  data derived from analytical studies, demonstrating that the proposed biosimilar product is highly similar to the approved product notwithstanding minor differences in clinically inactive components;

  •
  animal studies (including an assessment of toxicity); and

  •
  a clinical study or studies (including an assessment of immunogenicity and pharmacokinetics or pharmacodynamics), sufficient to demonstrate safety, purity and potency in one or more conditions for which the reference product is licensed and intended to be used.

        In addition, a biosimilar application must include information demonstrating (1) sameness of strength, dosage form, route of administration and mechanism(s) of action with the reference product (where known), (2) approval of the reference product for the condition(s) of use prescribed, recommended or suggested in the labeling proposed for the biosimilar product, and (3) appropriate manufacturing, processing, packing, and holding facilities that meet the standards designed to ensure a safe, pure and potent medicine. The FDA will approve a biosimilar application based on a finding of biosimilarity with the reference product.

        A pending biosimilar application or a supplement to an approved biosimilar application may seek an FDA determination that the proposed or approved product is "interchangeable" with the reference product. FDA will determine that the product is interchangeable with the reference product if the application includes sufficient information to show that the product is biosimilar to the reference product and that it can be expected to produce the same clinical result as the reference product in any given patient. If the product may be administered more than once to a patient, the applicant must demonstrate that the risk in terms of safety or diminished efficacy of alternating or switching between the biosimilar and reference product is not greater than the risk of using the reference product without such alternation or switch. The determination of interchangeability means that the biosimilar product may be substituted for the reference product without the intervention of the health care provider who prescribed the reference product, which is also subject to state laws.

        The timing of final FDA approval of a biosimilar for commercial distribution depends on a variety of factors, including whether the reference product is entitled to one or more of a number of exclusivity protections available for reference products under the BPCIA that may delay submission and approval of biosimilar applications. The law prohibits the submission of a biosimilar application until four years after the date on which the reference product was first licensed, and delays the approval of a biosimilar application from becoming effective until twelve years after the date on which the reference product was first licensed. The first-licensure exclusivity provisions are not triggered by a supplement to the original application for the reference product, or by the submission of an entirely new BLA filed by the same sponsor or manufacturer of the reference product for certain changes made to the reference product. Such changes include (1) a non-structural change that results in a new indication, route of administration, dosing schedule, dosage form, delivery system, delivery device or strength, and (2) a structural change that does not result in a change in safety, purity or potency. In addition, as in the case of applications for approval of small molecule drugs in the United States, BLAs may be entitled to other periods of exclusivity. For example, a reference product designated for a rare disease or condition (an "orphan drug") may be entitled to seven years of market exclusivity, in which case no product that is biosimilar to the reference product may be approved until either the end of the twelve year period provided under the BPCIA or the end of the seven year orphan exclusivity period, whichever occurs later. In certain circumstances, a regulatory exclusivity period can extend beyond the life of a patent, and thus block biosimilar applications from being approved on or after the patent expiration date. In addition, the FDA may under certain circumstances extend the exclusivity period for the reference product by an additional six months if the FDA requests, and the manufacturer undertakes, studies on the effect of its product in children, referred to as a pediatric extension.

        The first biosimilar determined to be interchangeable with a particular reference product for any condition of use is also protected by a period of exclusivity that delays an FDA determination that a second or subsequent biosimilar product is interchangeable with that reference product for a period of time generally ranging from 12 to 42 months from approval or as determined by a number of patent litigation triggers. Specifically, this exclusivity period extends until the earlier of: (1) one year after the first commercial marketing of the first interchangeable product; (2) 18 months after resolution of a patent infringement suit instituted under 42 U.S.C. § 262(l)(6) against the applicant that submitted the application for the first interchangeable product, based on a final court decision regarding all of the patents in the litigation or dismissal of the litigation with or without prejudice; (3) 42 months after approval of the first interchangeable product, if a patent infringement suit instituted under 42 U.S.C. § 262(l)(6) against the applicant that submitted the application for the first interchangeable product is still ongoing; or (4) 18 months after approval of the first interchangeable product if the applicant that submitted the application for the first interchangeable product has not been sued under 42 U.S.C. § 262(l)(6).

        After obtaining regulatory approval of a product, manufacturers may be required to comply with a number of post-approval requirements. For example, as a condition of approval of a BLA or a biosimilar application, the FDA may require post marketing testing and surveillance to monitor the product's safety or efficacy. In addition, the holder of an approved BLA or biosimilar application is required to report certain adverse reactions and production problems involving its product to the FDA to provide updated safety and efficacy information and to comply with requirements concerning advertising and promotional labeling for the product. Quality control and manufacturing procedures must also continue to conform to cGMPs after approval, and the FDA periodically inspects manufacturing facilities to assess compliance with cGMPs.

        The BPCIA also establishes a detailed framework for addressing potential patent disputes between biosimilar product sponsors and reference product sponsors. The biosimilar pathway approval process does not require patents to be listed in the FDA's Approved Drug Products with Therapeutic Equivalence Evaluations (referred to as the "Orange Book"), and companies submitting biosimilar applications are not required to submit patent certifications. However, once the biosimilar applicant has received notification that the FDA has accepted its application for review, the BPCIA establishes a 20-day time frame within which time the biosimilar applicant must provide a copy of the application, along with any other information that describes the manufacturing processes for the biosimilar product, to the reference product sponsor's in-house counsel, the reference product sponsor's outside counsel, and/or a representative of the owner of a patent exclusively licensed to the reference product sponsor with respect to the reference product who has retained a right to assert the patent or participate in litigation. The copy of the application and any other information provided are considered "confidential information," and recipients are generally prohibited from disclosing anything contained therein and from using the information for any purposes other than to determine whether a patent infringement claim may reasonably be asserted. The reference product sponsor then has sixty days within which to provide the biosimilar applicant with a list of patents for which it believes a patent infringement claim could reasonably be brought. The reference product sponsor may also choose to designate patents that it would be willing to license to the biosimilar applicant.

        Subsequently, the parties must engage in a back and forth negotiation regarding which patents will be part of the anticipated litigation, during which time the FDA continues to review the biosimilar application. Unlike in the context of applications for small molecule generics submitted under the Hatch-Waxman Act, the BPCIA does not require the FDA to stay approval of a follow-on biologic application for 30 months once patent litigation has been initiated.

        In September 2014, the FDA published the "Purple Book," which lists biological products licensed by the FDA pursuant to approved BLAs and identifies the date of licensure and whether the FDA has evaluated the biological product for reference product exclusivity. The Purple Book will also enable users to identify whether a biological product licensed as a follow-on biologic has been determined by the FDA to be biosimilar to or interchangeable with a reference biological product. Biosimilar and interchangeable biological products will be listed under the reference product to which biosimilarity or interchangeability was demonstrated.

        To date, the FDA has published six draft guidance documents regarding implementation of the BPCIA regulatory pathway. These draft guidances focus on scientific considerations, quality considerations and clinical pharmacology data related to demonstrating biosimilarity; meetings between the FDA and biosimilar product sponsors; requests for reference product exclusivity; and common questions and answers regarding implementation of the BPCIA. However, none of the draft guidances addresses the standards for interchangeability.

        The FDA is still in the process of implementing the BPCIA, and no biosimilar product has yet been approved by the FDA under the BPCIA pathway. However, on January 7, 2015, the FDA's Oncologic Drugs Advisory Committee unanimously recommended that the FDA approve Sandoz's biosimilar version of Amgen's Neupogen (filgrastim) for all of the reference product's approved indications. The FDA is not required to follow the recommendations of its advisory committees, but frequently does so.

  Coverage and Reimbursement

        The commercial success of our biosimilar product candidates and our ability to commercialize those products successfully if approved will depend in part on the extent to which governmental payor programs at the federal and state levels, including Medicare and Medicaid, private health insurers and other third-party payors provide adequate coverage and reimbursement. These third-party payors generally develop their own policies as to which drugs they will pay for and the reimbursement levels for the drugs. For example, governmental programs in the United States often require manufacturers to pay certain rebates or otherwise provide discounts to secure coverage of drug products. To control healthcare expenditures generally, in the United States, the EU and other potentially significant markets for our product candidates, government authorities and third party payors are increasingly attempting to limit or regulate the price of medical products and services, particularly for new and innovative products and therapies. The measures taken often have resulted in lower average selling prices. Further, the increased emphasis on managed healthcare in the United States and on country and regional pricing and reimbursement controls in the EU places additional pressure on product pricing, reimbursement and usage, which may adversely affect our future product sales and results of operations. These pressures can arise from rules and practices of managed care groups, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, as well as drug coverage and reimbursement policies and pricing in general.

        Some of the additional requirements and restrictions on coverage and reimbursement levels imposed by third-party payors influence the purchase of healthcare services and products. For example, there may be limited coverage to specific drug products on an approved list, or formulary, which might not include all of the FDA-approved drug products for a particular indication. There may also be formulary placements that result in lower reimbursement levels and higher cost-sharing borne by patients. Further, third-party payors are increasingly examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. We may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of our products, in addition to the costs required to obtain the FDA approvals. Our products may not be considered medically necessary or cost-effective. Even if a third-party payor determines to provide coverage for a drug product, adequate reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in drug development.

        Healthcare legislative proposals to reform healthcare or reduce costs under government insurance programs may also result in lower reimbursement for our drugs and drug candidates or exclusion of our drugs and drug candidates from coverage altogether. The cost containment measures that healthcare payors and providers are instituting and any healthcare reform could significantly reduce our revenues from the sale of any of our drug candidates, if approved. We cannot provide any assurances that we will be able to obtain and maintain third party coverage or adequate reimbursement for any of our approved drug candidates in whole or in part.

  Healthcare Reform

        With respect to legislative reform, in the United States, there have been and continue to be a number of significant legislative initiatives to contain healthcare costs. For example, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively, the Affordable Care Act, was passed, which substantially changes the way health care is financed by both governmental and private insurers, and significantly impacts the U.S. pharmaceutical industry. The Affordable Care Act, among other things, subjects biologic products to potential competition by lower-cost biosimilars, addresses a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, increases the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extends the rebate program to individuals enrolled in Medicaid managed care organizations, establishes annual fees and taxes on manufacturers of certain branded prescription drugs, and a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer's outpatient drugs to be covered under Medicare Part D.

        In addition, other legislative changes have been proposed and adopted in the United States since the Affordable Care Act was enacted. On August 2, 2011, the Budget Control Act of 2011 among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation's automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers of 2% per fiscal year, which went into effect in April 2013, and will remain in effect through 2024 unless additional Congressional action is taken.

        We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our product candidates or additional pricing pressures.

  Other Healthcare Laws

        We may also be subject to healthcare regulation and enforcement by the federal government and the states and foreign governments in which we conduct our business. These laws include, without limitation, state and federal anti-kickback, fraud and abuse, false claims, privacy and security and physician sunshine laws and regulations.

        The federal Anti-Kickback Statute prohibits, among other things, any person from knowingly and willfully offering, soliciting, receiving or providing remuneration, directly or indirectly, to induce either the referral of an individual, for an item or service or the purchasing or ordering of a good or service, for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs. The Anti-Kickback Statute is subject to evolving interpretations. In the past, the government has enforced the Anti-Kickback Statute to reach large settlements with healthcare companies based on sham consulting and other financial arrangements with physicians. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act. The majority of states also have anti-kickback laws which establish similar prohibitions and in some cases may apply to items or services reimbursed by any third-party payor, including commercial insurers.

        Additionally, the civil False Claims Act prohibits knowingly presenting or causing the presentation of a false, fictitious or fraudulent claim for payment to the U.S. government. Actions under the False Claims Act may be brought by the Attorney General or as a qui tam action by a private individual in the name of the government. Violations of the False Claims Act can result in very significant monetary penalties and treble damages. The federal government is using the False Claims Act, and the accompanying threat of significant liability, in its investigation and prosecution of pharmaceutical and biotechnology companies throughout the U.S., for example, in connection with the promotion of products for unapproved uses and other sales and marketing practices. The government has obtained multi-million and multi-billion dollar settlements under the False Claims Act in addition to individual criminal convictions under applicable criminal statutes. Given the significant size of actual and potential settlements, it is expected that the government will continue to devote substantial resources to investigating healthcare providers' and manufacturers' compliance with applicable fraud and abuse laws.

        The federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, also created new federal criminal statutes that prohibit among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

        There has also been a recent trend of increased federal and state regulation of payments made to physicians and other healthcare providers. The Affordable Care Act, among other things, imposes new reporting requirements on drug manufacturers for payments made by them to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Failure to submit required information may result in civil monetary penalties of up to an aggregate of $150,000 per year (or up to an aggregate of $1 million per year for "knowing failures"), for all payments, transfers of value or ownership or investment interests that are not timely, accurately and completely reported in an annual submission. Drug manufacturers were required to begin collecting data on August 1, 2013 and submit reports to the government by March 31, 2014 and June 30, 2014, and the 90th day of each subsequent calendar year. Certain states also mandate implementation of compliance programs, impose restrictions on drug manufacturer marketing practices and/or require the tracking and reporting of gifts, compensation and other remuneration to physicians.

        We may also be subject to data privacy and security regulation by both the federal government and the states in which we conduct our business. HIPAA, as amended by the Health Information Technology and Clinical Health Act, or HITECH, and their respective implementing regulations, including the final omnibus rule published on January 25, 2013, imposes specified requirements relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA's privacy and security standards directly applicable to "business associates," defined as independent contractors or agents of covered entities that create, receive, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity. HITECH also increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney's fees and costs associated with pursuing federal civil actions. In addition, state laws govern the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways, thus complicating compliance efforts.

  The Foreign Corrupt Practices Act

        We are subject to the U.S. Foreign Corrupt Practices Act, or FCPA, which generally prohibits certain individuals and entities subject to its jurisdiction from paying, offering, or authorizing payment of anything of value, directly or indirectly to a "foreign official" with the corrupt intent of improperly influencing any act or decision of the official in order to assist the individual or business in obtaining or retaining business or any improper business advantage. The activities of our business partners and intermediaries could also subject us to potential liability under the FCPA, as we could be held responsible for their improper conduct while acting on our behalf. In addition, the FCPA requires companies whose securities are publicly listed in the United States to comply with accounting provisions requiring the company to maintain books and records that accurately and fairly reflect transactions of the corporation and to devise and maintain an adequate system of internal accounting controls for its operations. Activities that violate the FCPA, even if they occur outside of the United States, can result in criminal and civil fines, imprisonment, disgorgement, mandatory compliance monitor oversight, debarment from government contracts, and reputational damage.

        We are also subject to similar anti-bribery laws in other jurisdictions in which we conduct or expect to conduct business, including the United Kingdom's Bribery Act of 2010, which also prohibits commercial bribery. These laws are complex and far-reaching in nature, and may require us in the future to alter one or more of our practices to be in compliance with these laws or any changes in these laws or the interpretation thereof. Any violations of the FCPA or other anti-corruption laws, or allegations of such violations, could disrupt our operations, involve significant management distraction, involve significant costs and expenses, including legal fees, and could result in a material adverse effect on our business, prospects, financial condition, or results of operations.

Europe

        The European Medicines Agency, or EMA, is responsible for the evaluation and approval of marketing authorization applications for human and veterinary medicines in the European Union, or EU, under the "centralized procedure" set forth in Regulation (EC) No. 726/2004. The centralized procedure consists of "a single application, a single evaluation and a single authorisation" that allows applicants to obtain a marketing authorization that is valid throughout the entire European Economic Area, which is comprised of the 28 Member States of the EU plus Iceland, Norway, and Liechtenstein. In addition, each EU Member State also has its own procedures for authorizing, within its territory, medicines that fall outside of the scope of the centralized procedure.

        Use of the centralized procedure is mandatory for biosimilars that are developed using one of the biotechnological processes enumerated in the Annex of Regulation (EC) No 726/2004.284. These include recombinant DNA technology, hybridoma and monoclonal antibody methods, and "controlled expression of genes coding for biologically active proteins in prokaryotes and eukaryotes including transformed mammalian cells." Use of the centralized procedure is permitted, but not mandatory, where the reference medicinal product was authorized via the centralized procedure. It may also be used in cases where the reference medicinal product was not authorized via the centralized procedure, if the biosimilar product applicant demonstrates that either: (1) its product constitutes a significant therapeutic, scientific, or technical innovation; or (2) granting a single European Community marketing authorization is in the interest of patients in the European Community as a whole. Other biosimilar products may be authorized by individual member countries on a national level.

        The legal basis for authorization of biosimilars in the EU is set forth in Article 10(4) of Directive 2001/83/EC, as amended by Directive 2004/27/EC,292 and Article 6 of Regulation (EC) No. 726/2004. The primary objective of the evaluation of an application pursuant to Article 10(4) is to determine the similarity of a proposed biosimilar to a reference product. The regulation does not, however, establish an explicit standard for determining biosimilarity. Rather, "[w]hether a medicinal product would be acceptable using the 'similar biological medicinal product' approach depends on the state of the art of analytical procedures, the manufacturing processes employed, as well as clinical and regulatory experiences." In addition, comparability studies are needed to generate evidence substantiating the similar nature, in terms of quality, safety and efficacy, of the new similar biological medicinal product and the chosen reference medicinal product authorized in the Community.

        Article 10(4) of Directive 2001/83/EC establishes the pre-clinical and clinical testing requirements to support applications for biosimilars that do not meet the definition of generic medicinal products due to differences in raw materials or manufacturing processes. Annex I of the Directive sets forth the type and quantity of supplementary data that must be provided. To demonstrate biosimilarity between a proposed biosimilar medicinal product and a reference medicinal product, the EMA expects a robust head-to-head comparison that assesses quality, safety and efficacy. To demonstrate similar quality, the EMA requires studies comparing the structure and biological activity of the active ingredients in the proposed biosimilar and the reference medicinal product. Comparisons of safety and effectiveness must demonstrate the absence of significant differences between the proposed and reference products in terms of benefits and risks, including the risks of adverse immune reactions. Similar biological medicinal products are also subject to post-marketing monitoring requirements consistent with those applicable to the reference product. The EMA requires clinical safety of biosimilars to be monitored closely on an ongoing basis during the post-approval phase including continued benefit-risk assessment.

        The EMA has issued a number of general and product-specific guidance documents clarifying its regulation of biosimilars. These guidance documents include guidance for industry on the non-clinical and clinical aspects of the development of biosimilars, as well as product-class-specific guidelines for the development of biosimilar epoetins, filgrastims, insulins, growth hormones, alfa interferons, monoclonal antibodies, beta interferons, follitropins, and low-molecular-weight heparins. Although the EMA recognizes that the diversity of biological medicinal products requires a case-by-case determination of the amount of data required for a particular application, the guidelines issued to date indicate that the demonstration of comparability requires, among other things, an assessment of purity and impurity profiles of the active substance and medicinal product, characterization of the physicochemical properties including composition and primary and higher order structures, and an assessment of biological activity with "biological assays using different approaches to measure the biological activity," as appropriate.

        The EU regulatory framework does not provide authority for the EMA to determine whether the biosimilar may be used interchangeably with the reference product. Instead, the EMA advises patients to speak with their doctors and pharmacists about the possibility of switching between a reference product and a biosimilar product. In addition, individual Member States have the authority to determine whether or not a biosimilar is interchangeable with, or should automatically be substituted for, the reference product. Throughout the EU, all similar biological medicinal products must include the following statement in their Summary of Product Characteristics, or SmPC: "[Invented Name] is a Biosimilar medicinal product. Detailed information is available on the website of the European Medicines Agency http://www.ema.europa.eu."

        A reference biological product receives a period of eight years of data exclusivity during which time applications for biosimilars may not be filed, starting from the date of the reference product's initial authorization. In addition, the EMA may not issue a marketing authorization for a similar biological medicinal product application for a total of 10 years after the reference product's approval, providing the reference product with an additional two years of market exclusivity after the initial eight years of data exclusivity. Market exclusivity may be extended for an additional year if the reference product sponsor obtains approval for a second significant new indication during the data exclusivity period. This framework is known as the "8 + 2 (+ 1)" exclusivity period. In addition, the patent protections available for reference products may further restrict or delay the development and approval of biosimilars. However, Article 11 of Directive 2001/83/EC and Article 3.3(b) of Regulation No. 726/2004 allow applicants and marketing authorization holders to exclude from their proposed product information those parts of the reference product's SmPC that refer to indications or dosage forms that are covered by unexpired patents. Where patent protection of the reference product differs across Member States, the EMA allows the submission of duplicate applications for the biosimilar product to the extent that the reference product is protected by patents for certain therapeutic indications or pharmaceutical forms. Therefore, the duplicate application may contain more or fewer indications or pharmaceutical forms than the original application, as necessary to market the product in Member States where specific indications or pharmaceutical forms are protected by patents. An applicant that submits such applications must commit to extend the indications or pharmaceutical forms of the duplicate marketing authorization, or to withdraw the duplicate marketing authorization, as soon as the patents expire to ensure harmonization of the SmPCs across the EU.

Brazil

        The regulatory body for approval of pharmaceuticals in Brazil is the Brazilian Health Surveillance Agency (Agência Nacional de Vigilância Sanitária, ANVISA). The rules concerning the registration of biosimilars are provided by ANVISA's Resolution RDC n. 55/2010, which was drafted based on different international regulations and guidelines such as Health Canada (Canada), EMA (Europa),

CECMED (Cuba), KFDA (Korea) and the World Health Organization's Similar Biological Product Guidelines.

        According to RDC n. 55/2010, there are two categories of biological and biotechnological products in Brazil: (i) reference biological products are denominated "new biological products" and (ii) biosimilars are treated simply as "biological products." While new biological products are registered with ANVISA by means of filing a dossier containing all production, quality control and non-clinical and clinical data (Phase 1, 2 and 3 trials), there are two possible alternatives for registering a biosimilar: (i) the Development by Comparability and (ii) Individual Development pathways.

        Through the Development by Comparability pathway, a biosimilar's quality, efficacy and safety are compared to a new biological product already registered with ANVISA (the reference biologic or comparator), including its cellular origin, manufacturing process, quality attributes and clinical and non-clinical studies. Based on the comparability data presented, the clinical and non-clinical development requirements can be simplified. Development by Comparability also enables the extrapolation of efficacy and safety data to other indications.

        The Individual Development pathway is recommended for non-innovative products for which the comparability exercise is not possible. In this case, the manufacturer may apply for registration with production, quality control and clinical (Phase 1 and 2) and non-clinical non-comparative data. The extension of the Phase 1 and 2 clinical trials may be reduced according to the molecule complexity and specific attributes. However, this pathway requires a comparative Phase 3 clinical trial (non-inferiority, clinical equivalence or superiority), except for hemoderivatives, vaccines and oncological products. This pathway does not allow for extrapolation of efficacy and safety data to other indications.

        In both scenarios, RDC n. 55/2010 still requires that the manufacturer present a list of documents related to efficacy, quality and safety of the product for ANVISA's evaluation. In the case of a product manufactured abroad, ANVISA also requires that such product be already registered in the country of origin. GMP Certificates issued by both ANVISA and by the country of origin are also mandatory.

China

        China's State Food and Drug Administration, or SFDA, has established a number of regulatory requirements for the registration, manufacture, quality standards, marketing, distribution, importation, pricing control, advertising and labeling of pharmaceutical products, including biosimilars, in China.

        Pursuant to the Administrative Measures Governing Registration of Medicines issued by SFDA on July 10, 2007 and effective on October 1, 2007, a pharmaceutical product, whether manufactured domestically or imported from outside of China, must be registered and approved by SFDA or its local counterparts before it may be manufactured in or imported into China. Different registration requirements and formalities are applicable to the registration of new pharmaceutical products, generic pharmaceutical products and imported pharmaceutical products respectively. Biosimilar products manufactured within China and imported into China are treated as new pharmaceutical products and imported pharmaceutical products, respectively, in respect of registration requirements and formalities. A new pharmaceutical product must be registered and approved by SFDA before it can be manufactured. Once on the market, any change in dosage form or route of administration of the approved new pharmaceutical product, or any claim of a new indication for such product, shall be subject to the same scrutiny and procedure as if such change or new indication were a registration of a new pharmaceutical product. As a part of the registration process, the manufacturer of a new pharmaceutical product is also required to conduct pre-clinical trials, apply to SFDA for permission to conduct clinical trials, and, after clinical trials are completed, file clinical data with the SFDA for approval. Once a pharmaceutical product is approved by SFDA as a new pharmaceutical product and its manufacturer has met the requisite manufacturing requirements and is in possession of a manufacturing permit, SFDA will issue a New Medicine Certificate together with an approval number to the manufacturer and may, at its discretion, impose a monitoring period of not more than five years. During the monitoring period, SFDA will monitor the safety of the new pharmaceutical product, and will refrain from both (i) registering an identical pharmaceutical product manufactured or imported by another pharmaceutical company, and (ii) approving applications made by another pharmaceutical company for changes to the ingredients of its registered product which will render it identical to the new product. On January 7, 2009, SFDA promulgated the Administrative Measures Governing the Special Examination and Approval of New Medicine Registration, under which manufacturers of certain types of new pharmaceutical products may apply to follow the special examination and approval procedure with respect to clinical trial applications or production applications as the case may be. Under such special examination and approval procedure, SFDA will strengthen communications with the applicant and the application will be reviewed on an accelerated basis. On October 29, 2014, the Center for Drug Evaluation of the SFDA issued a draft for public comment called "Technical Guidelines for Biosimilar R&D and Evaluation." If and when the draft is finalized and implemented into law, whether in the currently published form or otherwise, the requirements for registration of biosimilars in China may change in ways that we cannot predict.

        A manufacturer is required to obtain a manufacturing permit from the relevant provincial counterpart of SFDA before it may carry out manufacturing operations. The issuance of such permit is conditional upon satisfactory inspection of the applicant's manufacturing facilities and the applicant's satisfaction of certain personnel qualifications, sanitary conditions, quality assurance systems, management structure and equipment standards requirements. Pursuant to the Regulations on the Implementation of the Law of the People's Republic of China on the Administration of Medicines, which took effect on September 15, 2002, and the Measures on the Supervision and Administration of the Manufacture of Medicines, which took effect on August 5, 2004, a manufacturing permit is valid for five years and application for its renewal should be made to the relevant provincial counterpart of SFDA at least six months prior to its expiry. Manufacturers must also obtain GMP certification for production of pharmaceutical products in China. The Good Manufacturing Practice for Medicines (2010 revised edition) promulgated by the Ministry of Health and effective on March 1, 2011 is made up of a set of detailed guidelines on practices governing different aspects of the production of pharmaceutical products, including institutional qualifications, staff qualifications, production premises and facilities, equipment, hygiene, production management, quality control and assurance, product distribution and recall, documentation and raw material management. A GMP certificate is valid for a term of 5 years and application for its renewal should be made to the provincial counterpart of SFDA at least six months prior to its expiry.

India

        In India, biosimilars, (which are more commonly known as "similar biologics") are regulated pursuant to (i) the Drugs and Cosmetics Act, 1940; (ii) the Drugs and Cosmetics Rules, 1945 as amended from time to time; (iii) Rules for the Manufacture, Use, Import, Export and Storage of Hazardous Micro Organisms, Genetically Engineered Organisms or Cells, 1986 notified under the Environment Protection Act, 1986; (iv) Recombinant DNA Safety Guidelines & Regulations, 1990; (v) Guidelines for generating Pre-Clinical & Clinical Data for R-DNA vaccines, diagnostics & other Biologicals, 1999; (vi) Good Environmental Practice guidelines issued by the Ministry of Environment and Forests, including Good Practices in Environmental Regulation and Good Practices in Animal Experimentation; (vii) CDSCO Guidance for Industry, 2008 (read with clarificatory Circular dated 5th August, 2010), which covers: (a) Submission of Clinical Trial Application for Evaluating Safety and Efficacy; (b) Requirements for permission of New Drugs Approval; (c) Post approval changes in biological products: Quality, Safety and Efficacy documents; and (d) Preparation of the Quality Information for Drug Submission for New Drug Approval: Biotechnological/Biological Products. issued by the CDSCO with respect to the requirements for post-approval changes; (viii) Guidelines and Handbook for Institutional Biosafety Committees, 2011; and (ix) Guidelines on Recall & Rapid Alert

System for Drugs (Including Biologicals & Vaccines) (effective from 23rd November 2012). In addition, the Central Drugs Standard Control Organization, or CDSCO, established by the Ministry of Health and Welfare, Government of India, which is the overarching regulatory body in the Ministry for the regulation of drugs, issues additional requirements for approval of drugs or clarification on the requirements from time to time.

        In June 2012, the CDSCO and the Department of Biotechnology issued a guidance document titled "Guidelines on Similar Biologics." The Guidelines lay down the regulatory pathway for a biologic claiming to be similar to an already authorized reference biologic. Pursuant to the Guidelines, to obtain approval for a biosimilar, the sponsor must establish that the proposed biosimilar is similar to the reference biologic, which is authorized for marketing in India. The similarity of the proposed biosimilar to the reference product is demonstrated through quality characterization studies that compare the molecular and quality attributes of the proposed biosimilar with those of the reference biologic. The testing of the proposed biosimilar should also be sufficient to ensure that the proposed biosimilar meets acceptable levels of safety, quality and efficacy. Biosimilars are subject to a number of premarket regulatory requirements, including comparability exercises for quality, pre-clinical and clinical studies, along with post-market regulatory obligations, including post-approval testing. The Guidelines are applicable both to similar biologics developed in India and similar biologics imported into India.

        The authorities involved in the approval process of biosimilars include the Review Committee on Genetic Manipulation, or RCGM, set up in the Department of Biotechnology Ministry of Science and Technology, Government of India; the Genetic Engineering Appraisal Committee, or GEAC, in the Ministry of Environment and Forests; and CDSCO, in the Ministry of Health and Welfare. The RCGM is responsible for authorizing import and export for research and development and review of data up to preclinical evaluation. The GEAC is a statutory body established for review and approval of activities involving large-scale use of genetically engineered organisms (also referred as living modified organisms) and products thereof in research and development, industrial production, environmental release and field applications. The CDSCO is the apex regulatory body for the regulation of drugs, including biosimilars. It is responsible for the grant of import and export licenses, clinical trial approvals and authorizations for marketing and manufacturing. The State Food & Drug Administration works with CDSCO in each state within India and is responsible for the issuance of licenses to manufacture similar biologics in India. Other bodies involved in the approval process for biosimilars are the Recombinant DNA Advisory Committee, the Institutional Biosafety Committees, the State Biosafety Co-ordination Committees, the District Level Committees, and the State Licensing Authority.

Facilities

        Our headquarters is located in Boston, MA, where we occupy approximately 8,000 square feet of office space. The term of our lease expires in 2016. The premises are anticipated to be sufficient for current and future operations and we expect to be able to renew the lease for these premises upon its expiration.

Employees

        As of January 2015, we had 33 full-time employees. None of our employees is represented by a labor union and we consider our employee relations to be good.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

        The following discussion is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax consequences. The consequences of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the United States Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the United States Internal Revenue Service ("IRS") in effect as of the date of this offering. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a non-U.S. holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership, and disposition of our common stock.

        This discussion is limited to non-U.S. holders that hold our common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a non-U.S. holder's particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to non-U.S. holders subject to particular rules, including, without limitation:

  •
  U.S. expatriates and certain former citizens or long-term residents of the United States;

  •
  persons subject to the alternative minimum tax;

  •
  persons holding our common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

  •
  banks, insurance companies, and other financial institutions;

  •
  real estate investment trusts or regulated investment companies;

  •
  brokers, dealers, or traders in securities or currencies;

  •
  "controlled foreign corporations," "passive foreign investment companies," and corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  S corporations, partnerships, or other entities or arrangements treated as partnerships for U.S. federal income tax purposes, or investors in any such entities);

  •
  tax-exempt or governmental organizations;

  •
  persons deemed to sell our common stock under the constructive sale provisions of the Code;

  •
  persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

  •
  tax-qualified retirement plans.

        If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them of the purchase, ownership, and disposition of our common stock.

        THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT, AND IS NOT INTENDED AS, LEGAL OR TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a non-U.S. holder

        For purposes of this discussion, a "non-U.S. holder" is any beneficial owner of our common stock that is not a "U.S. person," a partnership, or an entity disregarded from its owner, each for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

Distributions

        As described in the section entitled "Dividend Policy," we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder's adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under "Sale or Other Taxable Disposition."

        Subject to the discussion below on effectively connected income, dividends paid to a non-U.S. holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the non-U.S. holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A non-U.S. holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

        If dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), the non-U.S. holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the non-U.S. holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States.

        Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

        A non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

  •
  the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

  •
  our common stock constitutes a U.S. real property interest ("USRPI") by reason of our status as a U.S. real property holding corporation (a "USRPHC") for U.S. federal income tax purposes.

        Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

        A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States) provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

        With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our other business assets and our non-U.S. real property interests, however, there can be no assurance we are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. holder of our common stock will not be subject to U.S. federal income tax if (i) such class of stock is "regularly traded," as defined by applicable Treasury Regulations, on an established securities market, and (ii) such non-U.S. holder owned, actually or constructively, 5% or less of such class of our stock throughout the shorter of the five-year period ending on the date of the sale or other disposition or the non-U.S. holder's holding period for such stock; if the foregoing exception does not apply, then if we are or were to become a USRPHC a purchaser may be required to withhold 10% of the proceeds payable to a non-U.S. holder from a sale of our common stock and such non-U.S. holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code).

        Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

        Payments of dividends on our common stock will not be subject to backup withholding provided the applicable withholding agent does not have actual knowledge or reason to know such holder is a U.S. person and the holder either certifies its non-U.S. status, such as by providing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a U.S. person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

        Copies of these information returns that are filed with the IRS may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

        Withholding taxes may be imposed under the Foreign Account Tax Compliance Act ("FATCA") on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any "substantial United States owners" (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain "specified United States persons" or "United States-owned foreign entities" (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

        Under the applicable Treasury Regulations, withholding under FATCA generally applies to payments of dividends on our common stock, and will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2017. Prospective investors should consult their tax advisors regarding the potential application of these withholding provisions.

UNDERWRITING

        Subject to the terms and conditions set forth in the underwriting agreement, dated                              , 2015, between us, and Leerink Partners LLC, as the representative of the underwriters named below and the sole book-running manager of this offering, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of shares of common stock shown opposite its name below:

Underwriter	Number of Shares
Leerink Partners LLC
Wedbush Securities Inc.
BTIG, LLC
Total

Option to Purchase Additional Shares

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of            shares of our common stock from us, at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares proportionate to that underwriter's initial purchase commitment as indicated in the table above.

        The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the common stock as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the common stock, that you will be able to sell any of the common stock held by you at a particular time or that the prices that you receive when you sell will be favorable.

        The underwriters are offering the shares of common stock subject to their acceptance of the shares of common stock from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commission and Expenses

        The underwriters have advised us that they initially propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $            per share of common stock. After the offering, the initial public offering price and concession may be reduced by the representative. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

        The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

Total
	Per Share	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Public offering price	$	$	$
Underwriting discounts and commissions paid by us	$	$	$
Proceeds to us, before expenses	$	$	$

        We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $435,000. We have agreed to reimburse the underwriters in an amount not to exceed $25,000 for expenses related to the qualification of our common stock under state securities laws and clearing of this offering with the Financial Industry Regulatory Authority.

No Sales of Similar Securities

        We and each of our executive officers, directors and certain shareholders have agreed that, subject to certain exceptions, without the prior written consent of Leerink Partners LLC, we and such executive officers and directors and certain shareholders will not, during the period ending 90 days after the date of this prospectus supplement:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

        In addition, during such 90-day restricted period, we have agreed not to file a registration statement (other than registration statements on Form S-8) with the Securities and Exchange Commission relating to the common stock.

        The lock-up restrictions described in the immediately preceding paragraph are subject to certain exceptions, including:

        with respect to us:

  •
  the shares of our common stock to be sold in this offering;

  •
  the issuance of shares of common stock upon the exercise of outstanding stock options or warrants or grants of stock options or other stock-based awards under our equity plans, or with respect to our directors, executive officers and certain shareholders:

  •
  transfers of shares of common stock or any security convertible into common stock as a bona fide gift or by will, other testamentary document or intestate succession;

  •
  distributions of shares of common stock or any security convertible into common stock to limited partners, members, stockholders, or wholly-owned subsidiaries of the director, executive officer or shareholder;

  •
  transfers of shares of common stock or any security convertible into common stock to any trust for the direct or indirect benefit of the director, officer or shareholder or the immediate family of such director, executive officer or shareholder;

  •
  transfers of shares of common stock or any security convertible into common stock to any corporation, partnership, limited liability company or similar entity of which all of the beneficial ownership interests are held by the director, executive officer or shareholder or the immediate family of such director, executive officer or shareholder;

  •
  any transfers made by the director, executive officer or shareholder to the Company solely to satisfy tax withholding obligations pursuant to the Company's equity incentive plans or arrangements as disclosed herein or solely to pay the exercise price of any options issued under any such plan or arrangement which expires during the restricted period, provided that (i) the underlying shares of common stock received by the director, executive officer or shareholder shall continue to be subject to the restrictions on transfer set forth in this agreement and (ii) the Company becomes the owner of the shares of common stock transferred by the director, executive officer or shareholder;

  •
  the exercise of warrants or the exercise of stock options granted pursuant to the Company's stock option/incentive plans as disclosed herein, provided, however, that the restrictions shall apply to the shares of common stock issued upon such exercise or conversion;

  •
  sales or transfers of common stock made pursuant to a trading plan established pursuant to Rule 10b5-1 ("Rule 10b5-1") under the Securities Exchange Act of 1934, as amended, that has been entered into by the director, executive officer or shareholder prior to the date of the lock-up agreement;

  •
  the entry, by the director, executive officer or shareholder, at any time on or after the date of the underwriting agreement, of any trading plan providing for the sale of common stock by the director, executive officer or shareholder, which trading plan meets the requirements of Rule 10b5-1, provided, however, that such plan does not provide for, or permit, the sale of any common stock during the restricted period and no public announcement or filing is voluntarily made or required regarding such plan during the restricted period; and

  •
  any transfers in connection with a bona fide third party tender offer, merger, consolidation or other similar transaction made to all common stock holders involving a change of control of the issuer, provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed;

provided that in the case of any transfer or distribution described above in the first, second, third and fourth bullets, each donee, transferee or distributee agrees in writing to the same restrictions set forth above.

        In addition, our directors, executive officers and certain shareholders have agreed that, without the prior written consent of Leerink Partners LLC, they will not, during the 90-day restricted period, make any demand for or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

        There are no existing agreements between the underwriters and any of our shareholders who will execute a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

NASDAQ Capital Market Listing

        The shares are listed on The NASDAQ Capital Market under the symbol "EPRS."

Stabilization

        The underwriters have advised us that they, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either "covered" short sales or "naked" short sales.

        "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

        "Naked" short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

        A stabilizing bid is a bid for the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter's purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

        The underwriters may also engage in passive market making transactions in our common stock on The NASDAQ Capital Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded.

Electronic Distribution

        A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters' web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

        The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

        In the ordinary course of their various business activities, the underwriters and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        Certain of our existing shareholders, who are affiliated with certain of our directors, have indicated an interest in purchasing up to $4,000,000 of shares of common stock in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, fewer or no shares of common stock in this offering to any of these shareholders, or any of these shareholders may determine to purchase more, fewer or no shares of common stock in this offering.

Notice to Prospective Investors in the European Economic Area

        In relation to each Member State of the European Economic Area (each, a Relevant Member State), no offer of shares may be made to the public in that Relevant Member State other than:

          A.    to any legal entity which is a qualified investor as defined in the Prospectus Directive;

          B.    to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

          C.    in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require us or our representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

        We, our representatives and our affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

        This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters has authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

        For the purpose of the above provisions, the expression "an offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

        This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order) or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a "relevant person"). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon by Latham & Watkins LLP, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the underwriters by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts.

EXPERTS

        The consolidated financial statements of Zalicus Inc. appearing in Zalicus Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2013, and the effectiveness of Zalicus Inc.'s internal control over financial reporting as of December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Epirus at December 31, 2013 and 2012 and for each of the two years in the period ended December 31, 2013 and for the period from January 25, 2011 through December 31, 2013 appearing in the Company's current report on Form 8-K filed with the SEC on July 15, 2014 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements), included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge on our website at http://www.epirusbiopharma.com under the "Investors—Financials & Filings—SEC Filings" caption. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus supplement.

        You should rely only on the information provided in, and incorporated by reference in, this prospectus supplement and the accompanying prospectus and the registration statement to which this prospectus supplement and accompanying prospectus form a part. We have not authorized anyone else to provide you with different information. Our securities are not being offered in any jurisdiction where the offer is not permitted. The information contained in documents that are incorporated by reference in this prospectus supplement is accurate only as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus supplement and the accompanying prospectus. We incorporate by reference the following information or documents that we have filed with the SEC:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 14, 2014, as amended by our Form 10-K/A filed with the SEC on April 30, 2014;

  •
  our quarterly reports on Form 10-Q for the first fiscal quarter ended March 31, 2014, filed with the SEC on May 9, 2014, for the second fiscal quarter ended June 30, 2014, filed with the SEC on August 11, 2014 and for the third fiscal quarter ended September 30, 2014, filed with the SEC on November 10, 2014;

  •
  our current reports on Form 8-K filed with the SEC on February 3, 2014, February 7, 2014, April 1, 2014, April 16, 2014, May 8, 2014, May 15, 2014, June 6, 2014, June 18, 2014, June 25, 2014, July 2, 2014, July 15, 2014, July 18, 2014, September 15, 2014, September 23, 2014, September 29, 2014, October 3, 2014, October 31, 2014, December 5, 2014 and January 26, 2015; and

  •
  the description of our common stock contained in our Current Report on Form 8-A filed with the SEC on February 18, 2005.

        All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus supplement and accompanying prospectus and deemed to be part of this prospectus supplement and accompanying prospectus from the date of the filing of such reports and documents.

        Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement and accompanying prospectus to the extent that a statement contained in this prospectus supplement or accompanying prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and accompanying prospectus.

        We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and accompanying prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus supplement and accompanying prospectus, but not delivered with the prospectus supplement and accompanying prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus supplement and accompanying prospectus incorporates. You should direct written requests to:

EPIRUS Biopharmaceuticals, Inc.
699 Boylston Street
Eighth Floor
Boston, MA 02116
(617) 600-4313

Prospectus

ZALICUS INC.

$75,000,000

Debt Securities
Preferred Stock
Common Stock
Warrants
Units

        This prospectus provides you with a general description of debt and equity securities that Zalicus Inc. may offer and sell, from time to time, either individually or in units. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of any debt or equity securities we offer and the specific manner in which we will offer the debt or equity securities. The prospectus supplement will also contain information, where appropriate, about material United States federal income tax consequences relating to, and any listing on a securities exchange of, the debt or equity securities covered by the prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

        We may offer these securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

        Our common stock is listed on the NASDAQ Global Market under the symbol "ZLCS." On September 5, 2012, the closing price for our common stock, as reported on the NASDAQ Global Market, was $1.40 per share. Our principal executive offices are located at 245 First Street, Third Floor, Cambridge, Massachusetts 02142.

        Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading "Risk Factors" contained in this prospectus beginning on page 3 and the applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus.

The date of this prospectus is September 17, 2012.

i

        Unless the context otherwise requires, all references to "Zalicus," the Company," "we," "our," "us" or "our company" in this prospectus refer to Zalicus Inc., a Delaware corporation.

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement filed with the Securities and Exchange Commission, or SEC, utilizing a shelf registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus, either individually or in units, in one or more offerings, up to a total dollar amount of $75,000,000.

        This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that specific offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

ABOUT ZALICUS INC.

        We are a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain and immuno-inflammatory diseases. We have a portfolio of proprietary clinical-stage product candidates targeting pain and immuno-inflammatory diseases and have entered into multiple revenue-generating collaborations with large pharmaceutical companies relating to other products, product candidates and drug discovery technologies. We also apply our expertise in the discovery and development of selective ion channel modulators and our combination high throughput screening technology, or cHTS, to discover new product candidates for our portfolio or for our collaborators in the areas of pain, inflammation, oncology and infectious disease. Our most advanced product candidate is Synavive, a product candidate we have been developing to treat immuno-inflammatory disorders. On June 29, 2011, we initiated a Phase 2b clinical trial evaluating Synavive in patients with rheumatoid arthritis, which we refer to as the SYNERGY trial. The results of the SYNERGY trial are expected to be available in the third quarter of 2012.

        On December 5, 2011, we initiated the first of multiple Phase 1 clinical trials to evaluate the pharmacokinetics and safety profiles of several new formulations of Z160, a novel, first in class, oral N-type calcium channel blocker we are seeking to develop for the treatment of chronic neuropathic pain. We have successfully completed these Phase 1 clinical trials evaluating the pharmacokinetics and safety profiles of these new formulations of Z160, and the new formulations have demonstrated substantial bioavailability improvements. Based on the data from these studies, Zalicus has selected the most promising formulation for clinical use and is advancing Z160 into two Phase 2a clinical trials for the treatment of neuropathic pain. On September 4, 2012 Zalicus initiated the first of two Phase 2a clinical studies for Z160. The first Phase 2a study enrolls subjects with chronic neuropathic pain associated with lumbosacral radiculopathy, a form of chronic neuropathic pain originating from the spine. The second Phase 2a clinical study is planned to initiate in the fourth quarter of 2012 and will evaluate Zl60 for the treatment of postherpetic neuralgia, a painful neuropathic condition resulting from an outbreak of the herpes zoster virus, otherwise known as shingles.

        On December 19, 2011, we initiated a Phase 1 clinical trial evaluating the safety and tolerability of Z944, a novel oral T-type calcium channel blocker we are seeking to develop for the treatment of indications such as inflammatory pain. We have successfully completed a Phase 1 single ascending dose clinical study of Z944, and Z944 has advanced into a Phase 1 multiple ascending dose study. If Z944 has an acceptable safety profile based on these Phase 1 clinical trials, we would also seek to advance Z944 into Phase 2 clinical development.

        We have also been performing discovery research and preclinical development activities on our proprietary selective ion channel modulators targeting the N or T-type calcium channel as well as select sodium channels. This preclinical research and development on our ion channel product candidates is now being conducted as part of a research collaboration with Hydra Biosciences, Inc., or Hydra, a recognized leader in novel ion channel discovery and development.

        We have also been using our cHTS platform to perform our obligations with our collaboration partners, including Novartis Institutes of Biomedical Research, Inc., or Novartis, and other pharmaceutical companies who have adopted cHTS as an important addition to their oncology discovery efforts.

        On March 1, 2010, the United States Food and Drug Administration, or FDA, approved the New Drug Application for Exalgo™ extended-release tablets, for the management of moderate to severe pain in opioid tolerant patients requiring continuous, around-the-clock opioid analgesia for an extended period of time. Exalgo is an extended release formulation of hydromorphone, an opioid analgesic that has been used in an immediate release formulation to treat pain for many years Mallinckrodt, Inc., a subsidiary of Covidien, plc, or Covidien, Covidien is responsible for all commercialization activities for Exalgo in the United States, including marketing and sales, and for all post-approval regulatory activities. We receive tiered royalties on net sales of Exalgo by Covidien. Following the settlement of Exalgo litigation between Covidien and Watson Pharmaceuticals, Inc., or Watson, that was effective in January 2012, Watson can introduce a generic version of Exalgo at approved dosage strengths starting on November 15, 2013. Under our agreement with Covidien, our royalties on net sales of approved dosage strengths would be reduced by 50% upon the introduction of generic versions of Exalgo.

Corporate Information

        We were incorporated in Delaware on March 28, 2000 under the name CombinatoRx, Incorporated. On September 8, 2010, we changed our name from CombinatoRx, Incorporated to Zalicus Inc. Our website address is www.zalicus.com. The information contained in, or that can be accessed through, our website is not incorporated by reference into this prospectus and is not part of this prospectus. Zalicus®, the "Zalicus" logo, cHTS and Synavive® are trademarks of Zalicus Inc. or its subsidiaries. Other trademarks, service marks and trade names referred to in this prospectus are the property of their respective owners.

        Our common stock is listed on the NASDAQ Global Market under the symbol "ZLCS." Our principal executive offices are located at 245 First Street, Third Floor, Cambridge, Massachusetts 02142. Our telephone number is (617) 301-7000.

 RISK FACTORS

        Investing in our securities involves a high degree of risk. Please see the risk factors under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2011; our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012, each of which are incorporated by reference into this prospectus; and other documents we file with the SEC that are deemed incorporated by reference into this prospectus. Before you invest in our securities, you should carefully consider these risks as well as other information we include or incorporate by reference into this prospectus and the applicable prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any projections of financing needs, revenue, expenses, earnings or losses from operations, or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning product research, development and commercialization plans and timelines; any statements regarding the expected performance of our collaboration partners; any statements regarding safety and efficacy of product candidates; any statements of expectation or belief; any statements regarding clinical trials; and any statements of assumptions underlying any of the foregoing. In addition, forward looking statements may contain the words "believe," "anticipate," "expect," "estimate," "intend," "plan," "project," "will be," "will continue," "will result," "seek," "could," "may," "might," or any variations of such words or other words with similar meanings.

        The forward-looking statements included in this prospectus represent our estimates as of the date of this prospectus. We specifically disclaim any obligation to update these forward-looking statements in the future, except as required by law. These forward-looking statements should not be relied upon as representing our estimates or views as of any date subsequent to the date of this prospectus.

 RATIOS OF EARNINGS TO FIXED CHARGES

        The following table sets forth our historical consolidated ratio of earnings to fixed charges for the periods shown (dollars in thousands). We have no preferred shares outstanding and paid no dividends on preferred shares during the periods indicated. Therefore, the ratios of earnings to combined fixed charges and preferred dividends are the same as the ratios of earnings to fixed charges presented below.

	Years Ended December 31,					Six Months Ended June 30,
	2007	2008	2009	2010	2011	2012
Coverage Deficiency	$(50,199)	$(60,684)	N/A	$(36,255)	$(43,471)	$(24,307)

Ratio of Earnings to Fixed Charges	N/A	N/A	2.4	N/A	N/A	N/A

        For the purposes of calculating the ratio of earnings to fixed charges, "earnings" consists of net income (loss) from continuing operations before provision for income taxes plus fixed charges. "Fixed charges" consists of interest expense including an estimate of the interest expense within rental expense. Earnings were insufficient to cover fixed charges in the fiscal years ended December 31, 2007, 2008, 2010 and 2011 and the six months ended June 30, 2012.

HOW WE INTEND TO USE THE PROCEEDS

        Unless otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus to fund clinical and preclinical development of our product candidates, to discover additional product candidates, to repay any outstanding indebtedness and for general corporate purposes, including capital expenditures and working capital. We may use a portion of our net proceeds to in-license product candidates or to invest in or acquire businesses or technologies that we believe are complementary to our own. We will set forth in the prospectus supplement our intended use for the net proceeds received from the sale of any securities. Pending the application of the net proceeds, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

RETROACTIVE PRESENTATION FOR CHANGE IN ACCOUNTING PRINCIPLE

        The following is presented to reflect the retrospective application of a new accounting pronouncement with respect to the financial information contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2011.

        As previously disclosed in our Quarterly Report on Form 10-Q for the period ended June 30, 2012, on January 1, 2012, the Company adopted the accounting standard issued in June 2011 by the Financial Accounting Standards Board ("FASB") on the presentation of comprehensive income and its components in the financial statements, Accounting Standards Update No. 2011-05, Presentation of Comprehensive Income, or ASU No. 2011-05. As a result of the guidance, companies are now required to present net income and other comprehensive income either in a single continuous statement or in two separate, but consecutive statements. This standard eliminates the current option to report other comprehensive income and its components in the statement of changes in equity. The standard does not, however, change the items that must be reported in other comprehensive income or the determination of net income. The new guidance is to be applied retrospectively. The adoption only impacted the presentation of the Company's financial statements.

        The following presents the retrospective application of ASU No. 2011-05 and contains condensed consolidated statement of comprehensive income (loss) data, including net income (loss), components of other comprehensive income (loss) and total comprehensive income (loss), for the years ended December 31, 2011, 2010 and 2009. This data should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial statements and accompanying notes included in Item 15. "Exhibits and Financial Statement Schedules" of our Annual Report on Form 10-K for the year ended December 31, 2011.

	Year Ended December 31,
(in thousands)	2011	2010	2009
Net (loss) income	$(42,043)	$(35,045)	$15,388
Other comprehensive income (loss):
Unrealized gain (loss) on investments	12	(18)	(75)

Comprehensive (loss) income	$(42,031)	$(35,063)	$15,313

DESCRIPTION OF THE SECURITIES

        We may offer, from time to time, in one or more offerings, up to $75,000,000 of the following securities:

  •
  senior debt securities;

  •
  subordinated debt securities;

  •
  preferred stock;

  •
  common stock;

  •
  warrants;

  •
  units; or

  •
  any combination of the foregoing securities.

        The aggregate initial offering price of the offered securities that we may issue will not exceed $75,000,000. If we issue debt securities at a discount from their principal amount, then, for purposes of calculating the aggregate initial offering price of the offered securities issued under this prospectus, we will include only the initial offering price of the debt securities and not the principal amount of the debt securities.

        This prospectus contains a summary of the general terms of the various securities that we may offer. The prospectus supplement relating to any particular securities offered will describe the specific terms of the securities, which may be in addition to or different from the general terms summarized in this prospectus. Because the summary in this prospectus and in any prospectus supplement does not contain all of the information that you may find useful, you should read the documents relating to the securities that are described in this prospectus or in any applicable prospectus supplement. Please read "Where You Can Find More Information" to find out how you can obtain a copy of those documents.

        The applicable prospectus supplement will also contain the terms of a given offering, the initial offering price and our net proceeds. Where applicable, a prospectus supplement will also describe any material United States federal income tax consequences relating to the securities offered and indicate whether the securities offered are or will be quoted or listed on any quotation system or securities exchange.

 DESCRIPTION OF DEBT SECURITIES

        This prospectus describes the general terms and provisions of the debt securities we may issue. When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a supplement to this prospectus, including any additional covenants or changes to existing covenants relating to such series. The prospectus supplement also will indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. You should read the actual indenture if you do not fully understand a term or the way we use it in this prospectus.

        We may offer senior or subordinated debt securities. Each series of debt securities may have different terms. The senior debt securities will be issued under one or more senior indentures, dated as of a date prior to such issuance, between us and the trustee identified in the applicable prospectus supplement, as amended or supplemented from time to time. We will refer to any such indenture throughout this prospectus as the "senior indenture." Any subordinated debt securities will be issued under one or more separate indentures, dated as of a date prior to such issuance, between us and the trustee identified in the applicable prospectus supplement, as amended or supplemented from time to time. We will refer to any such indenture throughout this prospectus as the "subordinated indenture" and to the trustee under the senior or subordinated indenture as the "trustee." The senior indenture and the subordinated indenture are sometimes collectively referred to in this prospectus as the "indentures." The indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended. We included copies of the forms of the indentures as exhibits to our registration statement and they are incorporated into this prospectus by reference.

        If we issue debt securities at a discount from their principal amount, then, for purposes of calculating the aggregate initial offering price of the offered securities issued under this prospectus, we will include only the initial offering price of the debt securities and not the principal amount of the debt securities.

        We have summarized below the material provisions of the indentures and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. The prospectus supplement relating to any particular securities offered will describe the specific terms of the securities, which may be in addition to or different from the general terms summarized in this prospectus. Because the summary in this prospectus and in any prospectus supplement does not contain all of the information that you may find useful, you should read the documents relating to the securities that are described in this prospectus or in any applicable prospectus supplement. Please read "Where You Can Find More Information" to find out how you can obtain a copy of those documents. Except as otherwise indicated, the terms of the indentures are identical. As used under this caption, the term "debt securities" includes the debt securities being offered by this prospectus and all other debt securities issued by us under the indentures.

General

        The indentures:

  •
  do not limit the amount of debt securities that we may issue;

  •
  allow us to issue debt securities in one or more series;

  •
  do not require us to issue all of the debt securities of a series at the same time;

  •
  allow us to reopen a series to issue additional debt securities without the consent of the holders of the debt securities of such series; and

  •
  provide that the debt securities may be secured or unsecured.

        Unless we give you different information in the applicable prospectus supplement, the senior debt securities will be unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. Payments on the subordinated debt securities will be subordinated to the prior payment in full of all of our senior indebtedness, as described under "Description of the Debt Securities—Subordination" and in the applicable prospectus supplement.

        Each indenture provides that we may, but need not, designate more than one trustee under an indenture. Any trustee under an indenture may resign or be removed and a successor trustee may be appointed to act with respect to the series of debt securities administered by the resigning or removed trustee. If two or more persons are acting as trustee with respect to different series of debt securities, each trustee shall be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee. Except as otherwise indicated in this prospectus, any action described in this prospectus to be taken by each trustee may be taken by each trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the applicable indenture.

        The prospectus supplement for each offering will provide the following terms, where applicable:

  •
  the title of the debt securities and whether they are senior or subordinated;

  •
  the aggregate principal amount of the debt securities being offered, the aggregate principal amount of the debt securities outstanding as of the most recent practicable date and any limit on their aggregate principal amount, including the aggregate principal amount of debt securities authorized;

  •
  the price at which the debt securities will be issued, expressed as a percentage of the principal and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof or, if applicable, the portion of the principal amount of such debt securities that is convertible into common stock or preferred stock or the method by which any such portion shall be determined;

  •
  if convertible, the terms on which such debt securities are convertible, including the initial conversion price or rate and the conversion period and any applicable limitations on the ownership or transferability of common stock or preferred stock received on conversion;

  •
  whether such debt securities are secured or unsecured;

  •
  the date or dates, or the method for determining the date or dates, on which the principal of the debt securities will be payable;

  •
  the fixed or variable interest rate or rates of the debt securities, or the method by which the interest rate or rates is determined;

  •
  the date or dates, or the method for determining the date or dates, from which interest will accrue;

  •
  the dates on which interest will be payable;

  •
  the record dates for interest payment dates, or the method by which we will determine those dates;

  •
  the persons to whom interest will be payable;

  •
  the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

  •
  any make-whole amount, which is the amount in addition to principal and interest that is required to be paid to the holder of a debt security as a result of any optional redemption or accelerated payment of such debt security, or the method for determining the make-whole amount;

  •
  the place or places where the principal of, and any premium, or make-whole amount, and interest on, the debt securities will be payable;

  •
  where the debt securities may be surrendered for registration of transfer or conversion or exchange;

  •
  where notices or demands to or upon us in respect of the debt securities and the applicable indenture may be served;

  •
  the times, prices and other terms and conditions upon which we may redeem the debt securities;

  •
  any obligation we have to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of holders of the debt securities, and the times and prices at which we must redeem, repay or purchase the debt securities as a result of such an obligation;

  •
  the currency or currencies in which the debt securities are denominated and payable if other than United States dollars, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies and the terms and conditions relating thereto, and the manner of determining the equivalent of such foreign currency in United States dollars;

  •
  whether the principal of, and any premium, or make-whole amount, or interest on, the debt securities of the series are to be payable, at our election or at the election of a holder, in a currency or currencies other than that in which the debt securities are denominated or stated to be payable, and other related terms and conditions;

  •
  whether the amount of payments of principal of, and any premium, or make-whole amount, or interest on, the debt securities may be determined according to an index, formula or other method and how such amounts will be determined;

  •
  whether the debt securities will be in registered form, bearer form or both and (1) if in registered form, the person to whom any interest shall be payable, if other than the person in whose name the security is registered at the close of business on the regular record date for such interest, or (2) if in bearer form, the manner in which, or the person to whom, any interest on the security shall be payable if otherwise than upon presentation and surrender upon maturity;

  •
  any restrictions applicable to the offer, sale or delivery of securities in bearer form and the terms upon which securities in bearer form of the series may be exchanged for securities in registered form of the series and vice versa if permitted by applicable laws and regulations;

  •
  whether any debt securities of the series are to be issuable initially in temporary global form and whether any debt securities of the series are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global security may or shall be required to exchange their interests for other debt securities of the series, and the manner in which interest shall be paid;

  •
  the identity of the depositary for securities in registered form, if such series are to be issuable as a global security;

  •
  the date as of which any debt securities in bearer form or in temporary global form shall be dated if other than the original issuance date of the first security of the series to be issued;

  •
  the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or in the applicable indenture;

  •
  whether and under what circumstances we will pay any additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities in lieu of making such a payment;

  •
  whether and under what circumstances the debt securities being offered are convertible into common stock or preferred stock, as the case may be, including the conversion price or rate or manner or calculation thereof;

  •
  the circumstances, if any, specified in the applicable prospectus supplement, under which beneficial owners of interests in the global security may obtain definitive debt securities and the manner in which payments on a permanent global debt security will be made if any debt securities are issuable in temporary or permanent global form;

  •
  any provisions granting special rights to holders of securities upon the occurrence of such events as specified in the applicable prospectus supplement;

  •
  if the debt securities of such series are to be issuable in definitive form only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and/or terms of such certificates, documents or conditions;

  •
  the name of the applicable trustee and the nature of any material relationship with us or any of our affiliates, and the percentage of debt securities of the class necessary to require the trustee to take action;

  •
  any deletions from, modifications of, or additions to our events of default or covenants and any change in the right of any trustee or any of the holders to declare the principal amount of any of such debt securities due and payable;

  •
  applicable CUSIP numbers; and

  •
  any other terms of such debt securities not inconsistent with the provisions of the applicable indenture.

        We may issue debt securities at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity of the debt securities. We refer to any such debt securities throughout this prospectus as "original issue discount securities." The applicable prospectus supplement will describe the United States federal income tax consequences and other relevant considerations applicable to original issue discount securities.

        We also may issue indexed debt securities. Payments of principal of and premium and interest on, indexed debt securities are determined with reference to the rate of exchange between the currency or currency unit in which the debt security is denominated and any other currency or currency unit specified by us, to the relationship between two or more currencies or currency units or by other similar methods or formulas specified in the prospectus supplement.

        Except as described under "—Merger, Consolidation or Sale of Assets" or as may be set forth in any prospectus supplement, the debt securities will not contain any provisions that (1) would limit our ability to incur indebtedness or (2) would afford holders of debt securities protection in the event of (a) a highly leveraged or similar transaction involving us, or (b) a change of control or reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the debt securities. In the future, we may enter into transactions, such as the sale of all or substantially all of our assets or a merger or consolidation, that may have an adverse effect on our ability to service our indebtedness, including the debt securities, by, among other things, substantially reducing or eliminating our assets.

        Neither the Delaware General Corporation Law nor our governing instruments define the term "substantially all" as it relates to the sale of assets. Additionally, Delaware cases interpreting the term "substantially all" rely upon the facts and circumstances of each particular case. Consequently, to determine whether a sale of "substantially all" of our assets has occurred, a holder of debt securities must review the financial and other information that we have disclosed to the public.

        We will provide you with more information in the applicable prospectus supplement regarding any deletions, modifications, or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Payment

        Unless we give you different information in the applicable prospectus supplement, the principal of, and any premium, or make-whole amount, and interest on, any series of the debt securities will be payable at the corporate trust office of the trustee. We will provide you with the address of the trustee in the applicable prospectus supplement. We may also pay interest by mailing a check to the address of the person entitled to it as it appears in the applicable register for the debt securities or by wire transfer of funds to that person at an account maintained within the United States.

        All monies that we pay to a paying agent or a trustee for the payment of the principal of, and any premium, or make-whole amount, or interest on, any debt security will be repaid to us if unclaimed at the end of two years after the obligation underlying payment becomes due and payable. After funds have been returned to us, the holder of the debt security may look only to us for payment, without payment of interest for the period which we hold the funds.

Denomination, Interest, Registration and Transfer

        Unless otherwise described in the applicable prospectus supplement, the debt securities of any series will be issuable in denominations of $1,000 and integral multiples of $1,000.

        Subject to the limitations imposed upon debt securities that are evidenced by a computerized entry in the records of a depository company rather than by physical delivery of a note, a holder of debt securities of any series may:

  •
  exchange them for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and kind upon surrender of such debt securities at the corporate trust office of the applicable trustee or at the office of any transfer agent that we designate for such purpose; and

  •
  surrender them for registration of transfer or exchange at the corporate trust office of the applicable trustee or at the office of any transfer agent that we designate for such purpose.

        Every debt security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer satisfactory to the applicable trustee or transfer agent. Payment of a service charge will not be required for any registration of transfer or exchange of any debt securities, but we or the trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If in addition to the applicable trustee, the applicable prospectus supplement refers to any transfer agent initially designated by us for any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents for any series of debt securities.

        Neither we, nor any trustee, will be required to:

  •
  issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day that the notice of redemption of any debt securities selected for redemption is mailed and ending at the close of business on the day of such mailing;

  •
  register the transfer of or exchange any debt security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part; and

  •
  issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.

Merger, Consolidation or Sale of Assets

        The indentures provide that we may, without the consent of the holders of any outstanding debt securities, (1) consolidate with, (2) sell, lease or convey all or substantially all of our assets to, or (3) merge with or into, any other entity provided that:

  •
  either we are the continuing entity, or the successor entity, if other than us, assumes the obligations (A) to pay the principal of, and any premium (or make-whole amount) and interest on, all of the debt securities and (B) to duly perform and observe all of the covenants and conditions contained in each indenture;

  •
  after giving effect to the transaction, there is no event of default under the indentures and no event which, after notice or the lapse of time, or both, would become such an event of default, occurs and continues; and

  •
  an officers' certificate and legal opinion covering such conditions are delivered to each applicable trustee.

Covenants

        Existence.    Except as permitted under "—Merger, Consolidation or Sale of Assets," the indentures require us to do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights and franchises. However, the indentures do not require us to preserve any right or franchise if we determine that any right or franchise is no longer desirable in the conduct of our business.

        Payment of taxes and other claims.    The indentures require us to pay, discharge or cause to be paid or discharged, before they become delinquent (1) all taxes, assessments and governmental charges levied or imposed on us, our subsidiaries or our subsidiaries' income, profits or property, and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of our subsidiaries. However, we will not be required to pay, discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

        Provision of financial information.    The indentures require us to (1) within 15 days of each of the respective dates by which we are required to file our annual reports, quarterly reports and other documents with the SEC, file with the trustee copies of the annual report, quarterly report and other documents that we file with the SEC under Section 13 or 15(d) of the Exchange Act, (2) file with the trustee and the SEC any additional information, documents and reports regarding compliance by us with the conditions and covenants of the indentures, as required, (3) within 30 days after the filing with the trustee, mail to all holders of debt securities, as their names and addresses appear in the applicable register for such debt securities, without cost to such holders, summaries of any documents and reports required to be filed by us pursuant to (1) and (2) above, and supply, promptly upon written request and payment of the reasonable cost of duplication and delivery, copies of such documents to any prospective holder.

        Additional covenants.    The applicable prospectus supplement will set forth any additional covenants of Zalicus relating to any series of debt securities.

Events of Default, Notice and Waiver

        Unless the applicable prospectus supplement states otherwise, when we refer to "events of default" as defined in the indentures with respect to any series of debt securities, we mean:

  •
  default in the payment of any installment of interest on any debt security of such series continuing for 30 days;

  •
  default in the payment of principal of, or any premium, or make-whole amount, on any debt security of such series for five business days at its stated maturity;

  •
  default in making any sinking fund payment as required for any debt security of such series for five business days;

  •
  default in the performance or breach of any covenant or warranty in the debt securities or in the indenture by Zalicus continuing for 60 days after written notice as provided in the applicable indenture, but not of a covenant added to the indenture solely for the benefit of a series of debt securities issued thereunder other than such series;

  •
  a default under any bond, debenture, note, mortgage, indenture or instrument:

  (1)
  having an aggregate principal amount of at least $30,000,000; or

  (2)
  under which there may be issued, secured or evidenced any existing or later created indebtedness for money borrowed by us or our subsidiaries, if we are directly responsible or liable as obligor or guarantor, if the default results in the indebtedness becoming or being declared due and payable prior to the date it otherwise would have, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within 30 days after notice to the issuing company specifying such default. Such notice shall be given to us by the trustee, or to us and the trustee by the holders of at least 10% in principal amount of the outstanding debt securities of that series. The written notice specifying such default and requiring us to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and shall state that such notice is a "Notice of Default" under such indenture;

  •
  bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of Zalicus or any significant subsidiary of Zalicus; and

  •
  any other event of default provided with respect to a particular series of debt securities.

        When we use the term "significant subsidiary," we refer to the meaning ascribed to such term in Rule 1-02 of Regulation S-X promulgated under the Securities Act of 1933, as amended, or Securities Act.

        If an event of default occurs and is continuing with respect to debt securities of any series outstanding, then the applicable trustee or the holders of 25% or more in principal amount of the debt securities of that series will have the right to declare the principal amount of all the debt securities of that series to be due and payable. If the debt securities of that series are original issue discount securities or indexed securities, then the applicable trustee or the holders of 25% or more in principal amount of the debt securities of that series will have the right to declare the portion of the principal amount as may be specified in the terms thereof to be due and payable. However, at any time after such a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of at least a majority in principal amount of outstanding debt securities of such series or of all debt securities then outstanding under the applicable indenture may rescind and annul such declaration and its consequences if:

  •
  we have deposited with the applicable trustee all required payments of the principal, any premium, or make-whole amount, interest and, to the extent permitted by law, interest on overdue installment of interest, plus applicable fees, expenses, disbursements and advances of the applicable trustee; and

  •
  all events of default, other than the non-payment of accelerated principal, or a specified portion thereof, and any premium, or make-whole amount, have been cured or waived.

        The indentures also provide that the holders of at least a majority in principal amount of the outstanding debt securities of any series or of all debt securities then outstanding under the applicable indenture may, on behalf of all holders, waive any past default with respect to such series and its consequences, except a default:

  •
  in the payment of the principal, any premium, or make-whole amount, or interest;

  •
  in respect of a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holders of the outstanding debt security that is affected by the default; or

  •
  in respect of a covenant or provision for the benefit or protection of the trustee, without its express written consent.

        The indentures require each trustee to give notice to the holders of debt securities within 90 days of a default unless such default has been cured or waived. However, the trustee may withhold notice if specified persons of such trustee consider such withholding to be in the interest of the holders of debt securities. The trustee may not withhold notice of a default in the payment of principal, any premium or interest on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series.

        The indentures provide that holders of debt securities of any series may not institute any proceedings, judicial or otherwise, with respect to such indenture or for any remedy under the indenture, unless the trustee fails to act for a period of 60 days after the trustee has received a written request to institute proceedings in respect of an event of default from the holders of 25% or more in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to the trustee. However, this provision will not prevent any holder of debt securities from instituting suit for the enforcement of payment of the principal of, and any premium, or make-whole amount, and interest on, such debt securities at the respective due dates thereof.

        The indentures provide that, subject to provisions in each indenture relating to its duties in the case of a default, a trustee has no obligation to exercise any of its rights or powers at the request or direction of any holders of any series of debt securities then outstanding under the indenture, unless the holders have offered to the trustee reasonable security or indemnity. The holders of at least a majority in principal amount of the outstanding debt securities of any series or of all debt securities then outstanding under an indenture shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon such trustee. However, a trustee may refuse to follow any direction which:

  •
  is in conflict with any law or the applicable indenture;

  •
  may involve the trustee in personal liability; or

  •
  may be unduly prejudicial to the holders of debt securities of the series not joining the proceeding.

        Within 120 days after the close of each fiscal year, we will be required to deliver to each trustee a certificate, signed by one of our several specified officers, stating whether or not that officer has knowledge of any default under the applicable indenture. If the officer has knowledge of any default, the notice must specify the nature and status of the default.

Modification of the Indentures

        The indentures provide that modifications and amendments may be made only with the consent of the affected holders of at least a majority in principal amount of all outstanding debt securities issued under that indenture. However, no such modification or amendment may, without the consent of the holders of the debt securities affected by the modification or amendment:

  •
  change the stated maturity of the principal of, or any premium, or make-whole amount, on, or any installment of principal of or interest on, any such debt security;

  •
  reduce the principal amount of, the rate or amount of interest on or any premium, or make-whole amount, payable on redemption of any such debt security;

  •
  reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security;

  •
  change the place of payment or the coin or currency for payment of principal of, or any premium, or make-whole amount, or interest on, any such debt security;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

  •
  reduce the percentage in principal amount of any outstanding debt securities necessary to modify or amend the applicable indenture with respect to such debt securities, to waive compliance with particular provisions thereof or defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable indenture; and

  •
  modify any of the foregoing provisions or any of the provisions relating to the waiver of particular past defaults or covenants, except to increase the required percentage to effect such action or to provide that some of the other provisions may not be modified or waived without the consent of the holder of such debt security.

        The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive, insofar as that series is concerned, our compliance with material restrictive covenants of the applicable indenture.

        We and our respective trustee may make modifications and amendments of an indenture without the consent of any holder of debt securities for any of the following purposes:

  •
  to evidence the succession of another person to us as obligor under such indenture;

  •
  to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in such indenture;

  •
  to add events of default for the benefit of the holders of all or any series of debt securities;

  •
  to add or change any provisions of an indenture (1) to change or eliminate restrictions on the payment of principal of, or premium, or make-whole amount, or interest on, debt securities in bearer form, or (2) to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

  •
  to change or eliminate any provisions of an indenture, provided that any such change or elimination shall become effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of such provision;

  •
  to secure the debt securities;

  •
  to establish the form or terms of debt securities of any series;

  •
  to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under an indenture by more than one trustee;

  •
  to cure any ambiguity, defect or inconsistency in an indenture, provided that such action shall not adversely affect the interests of holders of debt securities of any series issued under such indenture; and

  •
  to supplement any of the provisions of an indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that such action shall not adversely affect the interests of the holders of the outstanding debt securities of any series.

Voting

        The indentures provide that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the indentures or whether a quorum is present at a meeting of holders of debt securities:

  •
  the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof;

  •
  the principal amount of any debt security denominated in a foreign currency that shall be deemed outstanding shall be the United States dollar equivalent, determined on the issue date for such debt security, of the principal amount or, in the case of an original issue discount security, the United States dollar equivalent on the issue date of such debt security of the amount determined as provided in the preceding bullet point;

  •
  the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided for such indexed security under such indenture; and

  •
  debt securities owned by us or any other obligor upon the debt securities or by any affiliate of ours or of such other obligor shall be disregarded.

        The indentures contain provisions for convening meetings of the holders of debt securities of a series. A meeting will be permitted to be called at any time by the applicable trustee, and also, upon request, by us or the holders of at least 25% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in such indenture. Except for any consent that must be given by the holder of each debt security affected by the modifications and amendments of an indenture described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series represented at such meeting.

        Notwithstanding the preceding paragraph, except as referred to above, any resolution relating to a request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority of the aggregate principal amount of the outstanding debt securities of a series, may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of such specified percentage.

        Any resolution passed or decision taken at any properly held meeting of holders of debt securities of any series will be binding on all holders of such series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. However, if any action is to be taken relating to a consent or waiver which may be given by the holders of at least a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding such percentage will constitute a quorum.

        Notwithstanding the foregoing provisions, the indentures provide that if any action is to be taken at a meeting with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that such indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected by such action, or of the holders of such series and one or more additional series:

  •
  there shall be no minimum quorum requirement for such meeting; and

  •
  the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such indenture.

Subordination

        Unless otherwise provided in the applicable prospectus supplement, subordinated securities will be subject to the following subordination provisions.

        Upon any distribution to our creditors in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any subordinated securities will be subordinated to the extent provided in the applicable indenture in right of payment to the prior payment in full of all senior debt. However, our obligation to make payments of the principal of and interest on such subordinated securities otherwise will not be affected. No payment of principal or interest will be permitted to be made on subordinated securities at any time if a default on senior debt exists that permits the holders of such senior debt to accelerate its maturity and the default is the subject of judicial proceedings or we receive notice of the default. After all senior debt is paid in full and until the subordinated securities are paid in full, holders of subordinated securities will be subrogated to the rights of holders of senior debt to the extent that distributions otherwise payable to holders of subordinated securities have been applied to the payment of senior debt. The subordinated indenture will not restrict the amount of senior debt or other indebtedness of Zalicus and its subsidiaries. As a result of these subordination provisions, in the event of a distribution of assets upon insolvency, holders of subordinated securities may recover less, ratably, than our general creditors.

        The term "senior debt" will be defined in the applicable indenture as the principal of and interest on, or substantially similar payments to be made by us in respect of, other outstanding indebtedness, whether outstanding at the date of execution of the applicable indenture or subsequently incurred, created or assumed. The prospectus supplement may include a description of additional terms implementing the subordination feature.

        No restrictions will be included in any indenture relating to subordinated securities upon the creation of additional senior debt.

        If this prospectus is being delivered in connection with the offering of a series of subordinated securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior debt outstanding as of the end of our most recent fiscal quarter.

Discharge, Defeasance and Covenant Defeasance

        Unless otherwise indicated in the applicable prospectus supplement, the indentures allow us to discharge our obligations to holders of any series of debt securities issued under any indenture when:

  •
  either (1) all securities of such series have already been delivered to the applicable trustee for cancellation; or (2) all securities of such series have not already been delivered to the applicable trustee for cancellation but (A) have become due and payable, (B) will become due and payable within one year, or (C) if redeemable at our option, are to be redeemed within one year, and we have irrevocably deposited with the applicable trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable, an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal and any premium, or make-whole amount, and interest to the date of such deposit if such debt securities have become due and payable or, if they have not, to the stated maturity or redemption date;

  •
  we have paid or caused to be paid all other sums payable; and

  •
  an officers' certificate and an opinion of counsel stating the conditions to discharging the debt securities have been satisfied has been delivered to the trustee.

        Unless otherwise indicated in the applicable prospectus supplement, the indentures provide that, upon our irrevocable deposit with the applicable trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at stated maturity, or government obligations, or both, applicable to such debt securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, and any premium, or make-whole amount, and interest on, such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor, the issuing company may elect either:

  •
  to defease and be discharged from any and all obligations with respect to such debt securities; or

  •
  to be released from its obligations with respect to such debt securities under the applicable indenture or, if provided in the applicable prospectus supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an event of default with respect to such debt securities.

        Notwithstanding the above, we may not elect to defease and be discharged from the obligation to pay any additional amounts upon the occurrence of particular events of tax, assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities, or to hold monies for payment in trust.

        The indentures only permit us to establish the trust described in the paragraph above if, among other things, it has delivered to the applicable trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from or published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the indenture. In the event of such defeasance, the holders of such debt securities would be able to look only to such trust fund for payment of principal, any premium, or make-whole amount, and interest.

        When we use the term "government obligations," we mean securities that are:

  •
  direct obligations of the United States or the government that issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

  •
  obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States or other government that issued the foreign currency in which the debt securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States or such other government, which are not callable or redeemable at the option of the issuer thereof and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such government obligation or a specific payment of interest on or principal of any such government obligation held by such custodian for the account of the holder of a depository receipt. However, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the government obligation or the specific payment of interest on or principal of the government obligation evidenced by such depository receipt.

        Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, (1) the holder of a debt security of such series is entitled to, and does, elect under the terms of the applicable indenture or the terms of such debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such debt security, or (2) a conversion event occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, and premium, or make-whole amount, and interest on, such debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such debt security into the currency, currency unit or composite currency in which such debt security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate.

        When we use the term "conversion event," we mean the cessation of use of:

  •
  a currency, currency unit or composite currency both by the government of the country that issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

  •
  the European Currency Unit both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities; or

  •
  any currency unit or composite currency other than the European Currency Unit for the purposes for which it was established.

        Unless otherwise provided in the applicable prospectus supplement, all payments of principal of, and any premium, or make-whole amount, and interest on, any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in United States dollars.

        In the event that (1) we effect covenant defeasance with respect to any debt securities and (2) those debt securities are declared due and payable because of the occurrence of any event of default, the amount in the currency, currency unit or composite currency in which such debt securities are payable, and government obligations on deposit with the applicable trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default. However, the issuing company would remain liable to make payments of any amounts due at the time of acceleration.

        The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Conversion Rights

        The terms and conditions, if any, upon which the debt securities are convertible into common stock or preferred stock will be set forth in the applicable prospectus supplement. The terms will include whether the debt securities are convertible into shares of common stock or preferred stock, the conversion price, or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at the issuing company's option or the option of the holders, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the debt securities and any restrictions on conversion.

Global Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to such series. Global securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company, or DTC, as depository. We may issue global securities in either registered or bearer form and in either temporary or permanent form. We will describe the specific terms of the depository arrangement with respect to a series of debt securities in the applicable prospectus supplement relating to such series. We expect that unless the applicable prospectus supplement provides otherwise, the following provisions will apply to depository arrangements.

        Once a global security is issued, the depository for such global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by such global security to the accounts of participants that have accounts with such depository. Such accounts shall be designated by the underwriters, dealers or agents with respect to such debt securities or by us if we offer such debt securities directly. Ownership of beneficial interests in such global security will be limited to participants with the depository or persons that may hold interests through those participants.

        We expect that, under procedures established by DTC, ownership of beneficial interests in any global security for which DTC is the depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to beneficial interests of participants with the depository, and records of participants, with respect to beneficial interests of persons who hold through participants with the depository. Neither we nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its participants relating to beneficial ownership interests in the debt securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

        So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as described below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture. Beneficial owners of debt securities evidenced by a global security will not be considered the owners or holders thereof under the applicable indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the trustee under the indenture. Accordingly, each person owning a beneficial interest in a global security with respect to which DTC is the depository must rely on the procedures of DTC and, if such person is not a participant with the depository, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the applicable indenture. We understand that, under existing industry practice, if DTC requests any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners through such participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

        Payments of principal of, and any premium, or make-whole amount, and interest on, individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to or at the direction of the depository or its nominee, as the case may be, as the registered owner of the global security under the applicable indenture. Under the terms of the applicable indenture, we and the trustee may treat the persons in whose name debt securities, including a global security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither we nor the trustee have or will have any responsibility or liability for the payment of such amounts to beneficial owners of debt securities including principal, any premium, or make-whole amount, or interest. We believe, however, that it is currently the policy of DTC to immediately credit the accounts of relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants. Redemption notices with respect to any debt securities represented by a global security will be sent to the depository or its nominee. If less than all of the debt securities of any series are to be redeemed, we expect the depository to determine the amount of the interest of each participant in such debt securities to be redeemed to be determined by lot. Neither we, the trustee, any paying agent nor the security registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such debt securities or for maintaining any records with respect thereto.

        Neither we nor the trustee will be liable for any delay by the holders of a global security or the depository in identifying the beneficial owners of debt securities, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global security or the depository for all purposes. The rules applicable to DTC and its participants are on file with the SEC.

        If a depository for any debt securities is at any time unwilling, unable or ineligible to continue as depository and we do not appoint a successor depository within 90 days, we will issue individual debt securities in exchange for the global security representing such debt securities. In addition, we may at any time and in their sole discretion, subject to any limitations described in the applicable prospectus supplement relating to such debt securities, determine not to have any of such debt securities represented by one or more global securities and in such event will issue individual debt securities in exchange for the global security or securities representing such debt securities. Individual debt securities so issued will be issued in denominations of $1,000 and integral multiples of $1,000.

        The debt securities of a series may also be issued in whole or in part in the form of one or more bearer global securities that will be deposited with a depository, or with a nominee for such depository, identified in the applicable prospectus supplement. Any such bearer global securities may be issued in temporary or permanent form. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of debt securities to be represented by one or more bearer global securities will be described in the applicable prospectus supplement.

No Recourse

        There is no recourse under any obligation, covenant or agreement in the applicable indenture or with respect to any security against any of our or our successor's past, present or future stockholders, employees, officers or directors.

DESCRIPTION OF PREFERRED STOCK

        We are authorized to issue 5,000,000 shares of preferred stock. As of the date of this prospectus, no shares of our preferred stock were outstanding. The following summary of certain provisions of our preferred stock does not purport to be complete. You should refer to our sixth amended and restated certificate of incorporation, as amended, and our amended and restated by-laws, both of which are included as exhibits to the registration statement we have filed with the SEC in connection with this offering. The summary below is also qualified by provisions of applicable law.

General Terms

        Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series, including voting rights, dividend rights and redemption and liquidation preferences. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of our common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management as discussed below. Upon the affirmative vote of our board of directors, without stockholder approval, we may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock.

        If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the SEC. To the extent required, this description will include:

  •
  the title and stated value;

  •
  the number of shares offered, the liquidation preference per share and the purchase price;

  •
  the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for such dividends;

  •
  whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

  •
  the procedures for any auction and remarketing, if any;

  •
  the provisions for a sinking fund, if any;

  •
  the provisions for redemption, if applicable;

  •
  any listing of the preferred stock on any securities exchange or market;

  •
  whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price (or how it will be calculated) and conversion period;

  •
  whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price (or how it will be calculated) and exchange period;

  •
  voting rights, if any, of the preferred stock;

  •
  a discussion of any material and/or special United States federal income tax considerations applicable to the preferred stock;

  •
  the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Zalicus; and

  •
  any material limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of Zalicus.

        The preferred stock offered by this prospectus will, when issued not have, or be subject to, any preemptive or similar rights.

Transfer Agent and Registrar

        The transfer agent and registrar for our preferred stock is Computershare Trust Company, N.A.

 DESCRIPTION OF COMMON STOCK

        The following summary of certain provisions of our common stock does not purport to be complete. You should refer to our sixth amended and restated certificate of incorporation, as amended, and our amended and restated by-laws, both of which are included as exhibits to the registration statement we have filed with the SEC in connection with this offering. The summary below is also qualified by provisions of applicable law.

General Terms

        Our authorized capital stock currently consists of 200,000,000 shares of common stock, par value $0.001 per share. On August 23, 2012, we had 126,698,473 shares of common stock outstanding and approximately 69 stockholders of record. Except as otherwise provided in any resolution providing for the issue of any series of preferred stock, holders of our common stock have exclusive voting rights for the election of directors and for all other purposes. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. Neither our sixth amended and restated certificate of incorporation, as amended, nor our amended and restated by-laws authorize cumulative voting. The holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for the payment of dividends, subject to the rights of any series of preferred stock. In the event of a liquidation, dissolution or winding up of Zalicus, the holders of our common stock are entitled to share ratably in all assets remaining after payment of the preferential amounts, if any, to which the holders of our preferred stock, if any, are entitled. Our common stock has no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All of our outstanding shares of common stock are fully paid and non-assessable.

Our Board of Directors

        Our board of directors currently has seven (7) members. Our sixth amended and restated certificate of incorporation, as amended, and our amended and restated by-laws provide that the number of directors shall be fixed from time to time by resolution adopted by the vote of a majority of the directors then in office, but shall in no event be less than three. Our sixth amended and restated certificate of incorporation, as amended, provides that the board of directors shall be divided into three nearly equal classes, with each class's term expiring on a staggered basis. Vacancies and newly created directorships may be filled by a majority of the directors then in office, though less than a quorum. Directors may be removed only for cause by the affirmative vote of at least seventy-five percent (75%) of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, cast at a meeting of the stockholders called for that purpose.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

NASDAQ Global Market

        Our common stock is listed for quotation on the NASDAQ Global Market under the symbol "ZLCS."

 DESCRIPTION OF WARRANTS

        As of August 23, 2012, 411,599 shares of our common stock were issuable upon the exercise of our outstanding warrants. We may issue warrants to purchase shares of our common stock, preferred stock and/or debt securities in one or more series together with other securities or separately, as described in the applicable prospectus supplement. Below is a description of certain general terms and provisions of the warrants that we may offer. Particular terms of the warrants will be described in the warrant agreements and the prospectus supplement to the warrants.

        The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

  •
  the specific designation and aggregate number of, and the price at which we will issue, the warrants;

  •
  the currency or currency units in which the offering price, if any, and the exercise price are payable;

  •
  the designation, amount and terms of the securities purchasable upon exercise of the warrants;

  •
  if applicable, the exercise price for shares of our common stock and the number of shares of common stock to be received upon exercise of the warrants;

  •
  if applicable, the exercise price for shares of our preferred stock, the number of shares of preferred stock to be received upon exercise, and a description of that series of our preferred stock;

  •
  if applicable, the exercise price for our debt securities, the amount of debt securities to be received upon exercise, and a description of that series of debt securities;

  •
  the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

  •
  whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

  •
  any applicable material United States federal income tax consequences;

  •
  the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

  •
  the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

  •
  if applicable, the date from and after which the warrants and the common stock, preferred stock and/or debt securities will be separately transferable;

  •
  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

  •
  information with respect to book-entry procedures, if any;

  •
  the anti-dilution provisions of the warrants, if any;

  •
  any redemption or call provisions;

  •
  whether the warrants are to be sold separately or with other securities as parts of units; and

  •
  any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Transfer Agent and Registrar

        The transfer agent and registrar for any warrants will be set forth in the applicable prospectus supplement.

DESCRIPTION OF UNITS

        This section outlines some of the provisions of the units and the unit agreements. This information may not be complete in all respects and is qualified entirely by reference to the unit agreement with respect to the units of any particular series. The specific terms of any series of units will be described in the applicable prospectus supplement. If so described in a particular supplement, the specific terms of any series of units may differ from the general description of terms presented below.

        We may issue units comprised of shares of preferred stock, shares of common stock, warrants and other securities in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

        The applicable prospectus supplement may describe:

  •
  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

  •
  any provisions of the governing unit agreement;

  •
  the price or prices at which such units will be issued;

  •
  the applicable United States federal income tax considerations relating to the units;

  •
  any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

  •
  any other terms of the units and of the securities comprising the units.

        The provisions described in this section, as well as those described under "Description of Preferred Stock," "Description of Common Stock" and "Description of Warrants" will apply to the securities included in each unit, to the extent relevant.

Issuance in Series

        We may issue units in such amounts and in as many distinct series as we wish. This section summarizes terms of the units that apply generally to all series. Most of the financial and other specific terms of your series will be described in the applicable prospectus supplement.

Unit Agreements

        We will issue the units under one or more unit agreements to be entered into between us and a bank or other financial institution, as unit agent. We may add, replace or terminate unit agents from time to time. We will identify the unit agreement under which each series of units will be issued and the unit agent under that agreement in the applicable prospectus supplement.

        The following provisions will generally apply to all unit agreements unless otherwise stated in the applicable prospectus supplement.

Modification Without Consent

        We and the applicable unit agent may amend any unit or unit agreement without the consent of any holder:

  •
  to cure any ambiguity; any provisions of the governing unit agreement that differ from those described below;

  •
  to correct or supplement any defective or inconsistent provision; or

  •
  to make any other change that we believe is necessary or desirable and will not adversely affect the interests of the affected holders in any material respect.

        We do not need any approval to make changes that affect only units to be issued after the changes take effect. We may also make changes that do not adversely affect a particular unit in any material respect, even if they adversely affect other units in a material respect. In those cases, we do not need to obtain the approval of the holder of the unaffected unit; we need only obtain any required approvals from the holders of the affected units.

Modification With Consent

        We may not amend any particular unit or a unit agreement with respect to any particular unit unless we obtain the consent of the holder of that unit, if the amendment would:

  •
  impair any right of the holder to exercise or enforce any right under a security included in the unit if the terms of that security require the consent of the holder to any changes that would impair the exercise or enforcement of that right; or

  •
  reduce the percentage of outstanding units or any series or class the consent of whose holders is required to amend that series or class, or the applicable unit agreement with respect to that series or class, as described below.

        Any other change to a particular unit agreement and the units issued under that agreement would require the following approval:

  •
  If the change affects only the units of a particular series issued under that agreement, the change must be approved by the holders of a majority of the outstanding units of that series; or

  •
  If the change affects the units of more than one series issued under that agreement, it must be approved by the holders of a majority of all outstanding units of all series affected by the change, with the units of all the affected series voting together as one class for this purpose.

        These provisions regarding changes with majority approval also apply to changes affecting any securities issued under a unit agreement, as the governing document.

        In each case, the required approval must be given by written consent.

Unit Agreements Will Not Be Qualified Under Trust Indenture Act

        No unit agreement will be qualified as an indenture, and no unit agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of units issued under unit agreements will not have the protections of the Trust Indenture Act with respect to their units.

Mergers and Similar Transactions Permitted; No Restrictive Covenants or Events of Default

        The unit agreements will not restrict our ability to merge or consolidate with, or sell our assets to, another corporation or other entity or to engage in any other transactions. If at any time we merge or consolidate with, or sell our assets substantially as an entirety to, another corporation or other entity, the successor entity will succeed to and assume our obligations under the unit agreements. We will then be relieved of any further obligation under these agreements.

        The unit agreements will not include any restrictions on our ability to put liens on our assets, including our interests in our subsidiaries, nor will they restrict our ability to sell our assets. The unit agreements also will not provide for any events of default or remedies upon the occurrence of any events of default.

Governing Law

        The unit agreements and the units will be governed by Delaware law.

Form, Exchange and Transfer

        We will issue each unit in global—i.e., book-entry—form only. Units in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the units represented by the global security. Those who own beneficial interests in a unit will do so through participants in the depositary's system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We will describe book-entry securities, and other terms regarding the issuance and registration of the units in the applicable prospectus supplement.

        Each unit and all securities comprising the unit will be issued in the same form.

        If we issue any units in registered, non-global form, the following will apply to them.

        The units will be issued in the denominations stated in the applicable prospectus supplement. Holders may exchange their units for units of smaller denominations or combined into fewer units of larger denominations, as long as the total amount is not changed.

  •
  Holders may exchange or transfer their units at the office of the unit agent. Holders may also replace lost, stolen, destroyed or mutilated units at that office. We may appoint another entity to perform these functions or perform them ourselves.

  •
  Holders will not be required to pay a service charge to transfer or exchange their units, but they may be required to pay for any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder's proof of legal ownership. The transfer agent may also require an indemnity before replacing any units.

  •
  If we have the right to redeem, accelerate or settle any units before their maturity, and we exercise our right as to less than all those units or other securities, we may block the exchange or transfer of those units during the period beginning 15 days before the day we mail the notice of exercise and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any unit selected for early settlement, except that we will continue to permit transfers and exchanges of the unsettled portion of any unit being partially settled. We may also block the transfer or exchange of any unit in this manner if the unit includes securities that are or may be selected for early settlement.

        Only the depositary will be entitled to transfer or exchange a unit in global form, since it will be the sole holder of the unit.

Payments and Notices

        In making payments and giving notices with respect to our units, we will follow the procedures as described in the applicable prospectus supplement.

 HOW WE PLAN TO SELL THE SECURITIES

        We may sell the securities in any one or more of the following methods from time to time:

  •
  directly to investors, directly to agents, or to investors through agents;

  •
  through underwriting syndicates led by one or more managing underwriters, or through one or more underwriters acting alone, for resale to the public or investors;

  •
  purchases by a broker or dealer as principal and resale by such broker or dealer for its own account;

  •
  through a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  in "at the market offerings," within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

  •
  transactions not involving market makers or established trading markets, including direct sales or privately negotiated transactions;

  •
  exchange distributions and/or secondary distributions;

  •
  by delayed delivery contracts or by remarketing firms;

  •
  transactions in options, swaps or other derivatives that may or may not be listed on an exchange; or

  •
  through a combination of any such methods of sale.

        The distribution of the securities may be effected from time to time in one or more transactions:

  •
  at a fixed price or prices, which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        Any of the prices may represent a discount from the prevailing market prices.

        Any underwritten offering may be on a best efforts or a firm commitment basis. If underwriters are used in the sale, the securities acquired by the underwriters will be for their own account. The underwriters may resell the securities in one or more transactions, including without limitation negotiated transactions, at a fixed public offering price or at a varying price determined at the time of sale. The obligations, if any, of the underwriter to purchase any securities will be subject to certain conditions. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities if any are purchased, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

        If a dealer is used in an offering of securities, we may sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of sale.

        We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

        We may also sell securities directly to one or more purchasers without using underwriters, dealers or agents.

        We may also make direct sales through subscription rights distributed to our stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

        In the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act and any discounts or commissions they receive from us and any profit on the resale of securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will, where applicable:

  •
  identify any such underwriter or agent;

  •
  describe any compensation in the form of discounts, concessions, commissions or otherwise received from us by each of such underwriter, dealer or agent and in the aggregate to all underwriters, dealers and agents;

  •
  identify the purchase price and proceeds from such sale;

  •
  identify the amounts underwritten;

  •
  identify the nature of the underwriter's obligation to take the securities;

  •
  identify any over-allotment option under which the underwriters may purchase additional securities from us; and

  •
  identify any quotation systems or securities exchanges on which the securities may be quoted or listed.

        Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than the common stock, which is listed on the NASDAQ Global Market. Any common stock sold pursuant to a prospectus supplement will be listed on the NASDAQ Global Market, subject to applicable notices. We may elect to apply for quotation or listing of any other class or series of our securities, on a quotation system or an exchange but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, any other class or series of our securities.

        In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional securities, if any, from us in the offering. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. "Naked" short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

        Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time.

        We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice at any time.

        Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or contribution from us to payments which the underwriters, dealers or agents may be required to make.

        Underwriters, dealers and agents may engage in transactions with us or perform services for us in the ordinary course of business.

        If indicated in the applicable prospectus supplement, securities may also be offered or sold by a "remarketing firm" in connection with a remarketing arrangement contemplated by the terms of the securities. Remarketing firms may act as principals for their own accounts or as agents. The applicable prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us. It will also describe the remarketing firms compensation. Remarketing firms may be deemed to be underwriters in connection with the remarketing of the securities.

        If indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or other persons acting as our agents to solicit offers by particular institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on such future date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount no less than, and the aggregate principal amounts of securities sold under delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with which such delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but will in all cases be subject to our approval. The obligations of any purchaser under any such contract will be subject to the conditions that (1) the purchase of the securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject, and (2) if the securities are being sold to underwriters, we shall have sold to the underwriters the total principal amount of the securities less the principal amount thereof covered by the delayed delivery contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such delayed delivery contracts.

        To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers.

CERTAIN PROVISIONS OF DELAWARE LAW AND OF OUR SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, AND BY-LAWS

Anti-Takeover Provisions of our Delaware Certificate of Incorporation and By-laws

        In addition to the board of directors' ability to issue shares of preferred stock, our sixth amended and restated certificate of incorporation, as amended, and our by-laws contain other provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless such takeover or change in control is approved by our board of directors. These provisions include a classified board of directors as discussed above, elimination of stockholder action by written consents, elimination of the ability of stockholders to call special meetings, advance notice procedures for stockholder proposals and supermajority vote requirements for amendments to our certificate of incorporation and by-laws.

        Classified Board.    Under the Delaware General Corporation Law, unless the certificate of incorporation otherwise provides, directors serving on a classified board can only be removed by the stockholders for cause. The provision for a classified board could prevent a party who acquires control of a majority of our outstanding common stock from obtaining control of the board until our second annual stockholders meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions.

        Elimination of Stockholder Action Through Written Consent.    Our amended and restated by-laws provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

        Elimination of the Ability to Call Special Meetings.    Our sixth amended and restated certificate and our amended and restated by-laws provide that, except as otherwise required by law, special meetings of our stockholders can only be called pursuant to a resolution adopted by a majority of our board of directors or by our chief executive officer or the chairman of our board of directors. Stockholders are not permitted to call a special meeting or to require our board to call a special meeting.

        Advanced Notice Procedures for Stockholder Proposals.    Our amended and restated by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board. Stockholders at our annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Although our amended and restated by-laws do not give our board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our amended and restated by-laws may have the effect of precluding the conduct of some business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

        Amendments to the Certificate of Incorporation or By-laws.    Our sixth amended and restated certificate of incorporation, as amended, and by-laws provide that the affirmative vote of holders of at least 75% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal some of their provisions, unless such amendment or change has been approved by either a majority of those directors who are not affiliated or associated with any person or entity holding 10% or more of the voting power of our outstanding capital stock. This requirement of a super-majority vote to approve amendments to the certificate and by-laws could enable a minority of our stockholders to exercise veto power over any such amendments

Provisions of Delaware Law Governing Business Combinations

        We are subject to the "business combination" provisions of Section 203 of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in any "business combination" transactions with any "interested stockholder" for a period of three years after the date on which the person became an "interested stockholder," unless:

  •
  prior to such date, the board of directors approved either the "business combination" or the transaction which resulted in the "interested stockholder" obtaining such status;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the "interested stockholder") those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or subsequent to such time the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder."

        A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of a corporation's voting stock or within three years did own 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Limitations on Liability and Indemnification of Officers and Directors

        Our sixth amended and restated certificate of incorporation, as amended, limits the liability of our directors to the fullest extent permitted by the Delaware General Corporation Law and provides that we will indemnify them to the fullest extent permitted by such law. We have entered into indemnification agreements with all of our current directors and expect to enter into a similar agreement with any new directors.

 INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. Our SEC file number is 0-51171. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including all filings made after the date of the filing of the registration statement and prior to the effectiveness of this registration statement, except as to any portion of any future report or document that is not deemed filed under such provisions, until we sell all of the securities:

  •
  Annual Report on Form 10-K for the year ended December 31, 2011;

  •
  Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended March 31, 2012 and June 30, 2012;

  •
  Current Reports on Form 8-K filed with the SEC on January 11, 2012, January 25, 2012, February 9, 2012, February 15, 2012, February 29, 2012, March 5, 2012, March 28, 2012, April 26, 2012, April 30, 2012, May 2, 2012, May 24, 2012, June 19, 2012, June 20, 2012, July 10, 2012, August 2, 2012, August 27, 2012 and September 4, 2012; and

  •
  The description of our common stock contained in our registration statement on Form 8-A, which was filed with the SEC on February 18, 2005, including any amendment or report filed for the purpose of updating such description.

        Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference into this prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following address:

        Zalicus Inc. Attn: Corporate Secretary 245 First Street Third Floor Cambridge, Massachusetts 02142 (617) 301-7000

        This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into this registration statement. You should read the exhibits carefully for provisions that may be important to you.

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

 WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and in accordance with the Exchange Act, file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. These documents also may be accessed through the SEC's electronic data gathering, analysis and retrieval system, or EDGAR, via electronic means, including the SEC's home page on the Internet (www.sec.gov).

        We have the authority to designate and issue more than one class or series of stock having various preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption. See "Description of Preferred Stock" and "Description of Common Stock." We will furnish a full statement of the relative rights and preferences of each class or series of our stock which has been so designated and any restrictions on the ownership or transfer of our stock to any stockholder upon request and without charge. Written requests for such copies should be directed to Zalicus Inc., Attn: Corporate Secretary, 245 First Street, Third Floor, Cambridge, Massachusetts 02142. Our telephone number is (617) 301-7000. Our website is located at www.zalicus.com. Information contained on our website is not incorporated by reference into this prospectus and, therefore, is not part of this prospectus or any accompanying prospectus supplement.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

        Certain legal matters, including the legality of the securities offered, will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts.

$40,000,000

Common Stock

Sole Book-Running Manager
Leerink Partners LLC

Lead Manager
Wedbush PacGrow Life Sciences

Co-Manager
BTIG

THROUGH AND INCLUDING                        , 2015, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.